   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1995


                                                       REGISTRATION NO. 33-64031

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CHEMEX PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3841                             83-0221517
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                        660 WHITE PLAINS ROAD, SUITE 400
                           TARRYTOWN, NEW YORK 10591
                                 (914) 332-8633
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             HERBERT H. MCDADE, JR.
                            CHIEF EXECUTIVE OFFICER
                          CHEMEX PHARMACEUTICALS, INC.
                        660 WHITE PLAINS ROAD, SUITE 400
                           TARRYTOWN, NEW YORK 10591
                                 (914) 332-8633
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            JUSTIN P. MORREALE, ESQ.
                             BINGHAM, DANA & GOULD
                               150 FEDERAL STREET
                                BOSTON, MA 02110

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If any of the securities to be registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================

                                                               PROPOSED            PROPOSED
                                           AMOUNT               MAXIMUM             MAXIMUM          AMOUNT OF
      TITLE OF EACH CLASS OF                TO BE           OFFERING PRICE         AGGREGATE        REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED(1)          PER SHARE        OFFERING PRICE          FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.04 par value.......   14,100,000 Shares    Not Applicable(2)   Not Applicable(2)      $100(2)
------------------------------------------------------------------------------------------------------------------
Warrants for the Purchase of Common
  Stock, $.04 par value............   750,000 Warrants            --                  --               --(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.04 par value....... 750,000 Shares(4)(5)       $0.75(3)           $562,500(3)         $194(2)
==================================================================================================================


(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of ACCESS Pharmaceuticals, Inc., a Texas corporation ("ACCESS"), in the proposed merger of ACCESS with and into the Registrant (the "Merger"). The amount of common stock, $.04 par value per share, of the Registrant to be registered will be determined on the basis of the exchange ratio as determined at the time of the Merger and the number of shares of ACCESS common stock, $.01 par value per share, to be exchanged in the Merger for shares of the Registrant's common stock. Such amount shall be at least 13,750,000 shares, subject to adjustment at the time of the Merger as provided in the Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated as of October 31, 1995, by and between the Registrant and ACCESS.


(2) Pursuant to Rule 457(f), the registration fee which was previously paid for the common stock and warrants to be issued pursuant to the Merger was computed on the basis of the book value of the ACCESS common stock to be exchanged in the Merger, computed in accordance with Rule 457(f)(2) on October 31, 1995 which value on such date was $30,000.


(3) Offering Price estimated solely for the purpose of determining the registration fee pursuant to Rule 457(g) under the Securities Act of 1933 based upon the exercise price of the warrants.

(4) Relates to the issuance of shares of Common Stock by the Registrant upon exercise of Common Stock Purchase Warrants.

(5) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon exercise of the Warrants as a result of stock splits, stock dividends and similar adjustments pursuant to the provisions contained therein or related thereto.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          CHEMEX PHARMACEUTICALS, INC.

                        660 White Plains Road, Suite 400
                           Tarrytown, New York 10591
                                 (914) 332-8633

                                                                          , 1995

Dear Stockholder:


     You are cordially invited to attend a Special Meeting in Lieu of the 1995 Annual Meeting of Stockholders of Chemex Pharmaceuticals, Inc. ("Chemex") to be
held at 10:00 a.m., January 23, 1996 at          .


     At the Special Meeting, you will be asked to consider and vote upon proposals to (i) approve and adopt that certain Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated as of October 31, 1995 (the "Merger Agreement") by and between Chemex and ACCESS Pharmaceuticals, Inc., a Texas corporation ("ACCESS"), pursuant to which, among other matters, ACCESS will be merged with and into Chemex with Chemex the surviving corporation (the "Merger") and each share of ACCESS' common stock, $.01 par value per share, will be converted into 3.7744 shares of Chemex common stock, $.04 par value per share ("Chemex Common Stock") (subject to adjustment as provided in the Merger Agreement); (ii) approve an amendment to the Certificate of Incorporation of Chemex increasing the number of authorized shares of Chemex Common Stock to 40,000,000 shares and the number of authorized shares of the preferred stock, $.01 par value per share, of Chemex to 10,000,000 shares; (iii) approve an amendment to the Certificate of Incorporation of Chemex to effect a change of the name of Chemex to "ACCESS Pharmaceuticals, Inc."; (iv) approve the establishment of the Chemex 1995 Stock Option Plan (the "1995 Stock Option Plan"), under which an aggregate of 2,000,000 shares of Chemex Common Stock will be issuable pursuant to the terms of such plan; (v) ratify the selection by the Board of Directors of Chemex of Chemex's independent auditors;
(vi) elect three directors; and (vii) approve an adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the Special Meeting to consider and approve any or all of the above proposals.

     The Merger has been proposed following Chemex's efforts to seek a merger partner and as an alternative to the liquidation of Chemex. If approved and consummated, the Merger will provide Chemex with new technology opportunities from ACCESS and the opportunity to expand Chemex's pharmaceutical technology capabilities.

     I am personally very excited about the Merger and believe that it and the ACCESS technology will enhance the outlook for Chemex.

     Based upon the considerations described in the accompanying Proxy Statement/Prospectus, including the opinion of Advisory Capital Partners, an investment banking firm retained by Chemex, that the Merger is fair from a financial point of view to the stockholders of Chemex, the Board of Directors has approved without dissent the Merger Agreement and the transactions contemplated thereby, and recommends that you vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Based upon the considerations described in the accompanying Proxy Statement/Prospectus, the Board of Directors of Chemex has also approved without dissent the amendments to the Certificate of Incorporation of Chemex and the establishment of the Chemex 1995 Stock Option Plan, has selected Chemex's independent auditors and has designated each of the nominees for election as directors and recommends that you vote "FOR" the approval or ratification of each of such proposals.

     The enclosed Proxy Statement sets forth more detailed information regarding the proposed Merger, information with respect to ACCESS, certain historical and pro forma financial data and more detailed information regarding the other proposals. Please carefully review the enclosed materials.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.

                                          Sincerely,

                                          HERBERT H. MCDADE, JR.
                                            Chairman of the Board and
                                            Chief Executive Officer

                          CHEMEX PHARMACEUTICALS, INC.
                        660 White Plains Road, Suite 400
                           Tarrytown, New York 10591
                                 (914) 332-8633

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         IN LIEU OF 1995 ANNUAL MEETING


                          TO BE HELD JANUARY 23, 1996

                            ------------------------


     PLEASE TAKE NOTICE, that a Special Meeting in Lieu of the 1995 Annual Meeting (the "Special Meeting") of the Stockholders of Chemex Pharmaceuticals, Inc., a Delaware corporation ("Chemex"), will be held at 10:00 a.m., local time,
on January 23, 1996 at          , for the following purposes:


          1. To consider and vote upon the approval and adoption of that certain Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated as of October 31, 1995 (the "Merger Agreement"), by and between Chemex and ACCESS Pharmaceuticals, Inc., a Texas corporation ("ACCESS"), pursuant to which, among other matters, (i) ACCESS will be merged with and into Chemex (the "Merger") with Chemex the surviving corporation, and (ii) each share of common stock, $.01 par value per share, of ACCESS (the "ACCESS Common Stock") will be converted into the right to receive, and become exchangeable for (subject to adjustment as provided in the Merger Agreement), 3.7744 shares of the common stock, $.04 par value per share, of Chemex (the "Chemex Common Stock"); provided, however, that if at the Effective Time (as such term is defined in the Merger Agreement) the Total Cash Assets (as such term is defined in the Merger Agreement) of Chemex are less than the Minimum Cash Assets (as such term is defined in the Merger Agreement), then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for an additional .0000003635 shares of Chemex Common Stock.

          2. To consider and vote upon a proposal to amend Chemex's Certificate of Incorporation to increase the authorized capital stock of Chemex from 20,000,000 shares of Chemex Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share, of Chemex (the "Chemex Preferred Stock") to 40,000,000 shares of Chemex Common Stock and 10,000,000 shares of Chemex Preferred Stock;

          3. To consider and vote upon a proposal to amend Chemex's Certificate of Incorporation to effect a change in the name of Chemex to "ACCESS Pharmaceuticals, Inc.";

          4. To consider and vote upon a proposal to establish the Chemex 1995 Stock Option Plan, pursuant to which an aggregate of 2,000,000 shares of Chemex Common Stock will be issuable pursuant to the terms of such plan; (If this proposal is approved, no further grants will be made under the Chemex 1987 Stock Option Plan and the Chemex Non-Employee Director Stock Option Plan. As of October 31, 1995, there were options outstanding under the 1987 Stock Option Plan to purchase an aggregate of approximately 915,000 shares of Chemex Common Stock and options outstanding under the Non-Employee Director Stock Option Plan to purchase an aggregate of approximately 276,000 shares of Chemex Common Stock);

          5. To ratify the selection by the Board of Directors of Chemex of Chemex's independent auditors;

          6. To elect three directors;

          7. To approve an adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to consider and approve any or all of the above proposals; and

          8. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement/Prospectus and is incorporated herein by reference in its entirety.


     The Board of Directors of Chemex has fixed the close of business on December 15, 1995 as the record date for the determination of stockholders of Chemex entitled to receive notice of, and to vote at, the Special Meeting or any postponements or adjournments thereof. A list of such stockholders will be available for examination by any stockholder of Chemex at the Special Meeting and for a period of ten business days prior to the date of the Special Meeting during business hours at the offices of Chemex at 660 White Plains Road, Suite 400, Tarrytown, New York 10591.


     Holders of a majority of the outstanding shares of Common Stock, entitled to vote at the Special Meeting must be present in person or by proxy in order for the Special Meeting to be held.

                                          By Order of the Board of Directors,

                                          HERBERT H. MCDADE, JR.
                                            Chairman of the Board and
                                            Chief Executive Officer

Tarrytown, New York
Dated:          , 1995

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE SPECIAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED ADDRESSED TO CHEMEX PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER & TRUST CO., 40 WALL STREET, 46TH FLOOR, NEW YORK, NEW YORK 10005 ("AMERICAN STOCK TRANSFER"). PROXIES WILL ALSO BE ACCEPTED BY TRANSMISSION OF A TELEGRAM, CABLEGRAM OR TELECOPY PROVIDED THAT SUCH TELEGRAM, CABLEGRAM OR TELECOPY CONTAINS SUFFICIENT INFORMATION FROM WHICH IT CAN BE DETERMINED THAT THE TRANSMISSION WAS AUTHORIZED BY THE STOCKHOLDER. THE TELECOPY NUMBER FOR AMERICAN STOCK TRANSFER IS (718) 234-2287.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                          CHEMEX PHARMACEUTICALS, INC.

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished by Chemex Pharmaceuticals, Inc., a Delaware corporation ("Chemex"), to holders of shares of Common Stock, $.04 par value per share, of Chemex (the "Chemex Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Chemex for use at a Special Meeting in Lieu of the 1995 Annual Meeting of the Stockholders of Chemex to be held at the time and place set forth in the accompanying Notice of Special Meeting or any adjournment or postponement thereof (the "Special Meeting").

     At the Special Meeting, the stockholders of Chemex will consider and vote upon (i) a proposal to approve and adopt that certain Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated as of October 31, 1995 (the "Merger Agreement"), by and between Chemex and ACCESS Pharmaceuticals, Inc., a Texas corporation ("ACCESS"); (ii) a proposal to amend Chemex's Certificate of Incorporation to increase the authorized capital stock of Chemex from 20,000,000 Shares of Chemex Common Stock and 5,000,000 Shares of Preferred Stock, $.01 par value per share (the "Chemex Preferred Stock"), to 40,000,000 Shares of Chemex Common Stock and 10,000,000 Shares of Chemex Preferred Stock; (iii) a proposal to amend Chemex's Certificate of Incorporation to effect a change in the name of Chemex to "ACCESS Pharmaceuticals, Inc."; (iv) a proposal to establish the Chemex 1995 Stock Option Plan; (v) a proposal to ratify the selection by the Board of Directors of Chemex of Chemex's independent auditors; (vi) the election of three directors; and (vii) a proposal to approve an adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not enough votes present at the Special Meeting to consider and approve any or all of the above proposals. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference in its entirety.

     Under the terms of the Merger Agreement, ACCESS will be merged with and into Chemex with Chemex the surviving corporation (the "Merger"), and each outstanding share of the common stock, $.01 par value per share, of ACCESS (the "ACCESS Common Stock") will be converted into the right to receive, and become exchangeable for (subject to adjustment as provided in the Merger Agreement, the "Exchange Ratio"), 3.7744 shares of Chemex Common Stock; provided, however, that if at the Effective Time the Total Cash Assets (as such term is defined in the Merger Agreement) of Chemex is less than the Minimum Cash Assets (as such term is defined in the Merger Agreement), then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for, an additional .0000003635 shares of Chemex Common Stock (the "Net Cash Adjustment").
                            ------------------------

     This Proxy Statement/Prospectus also constitutes the prospectus of Chemex with respect to a maximum of 14,100,000 shares of Chemex Common Stock to be issued in exchange for the ACCESS Common Stock in connection with the Merger, a maximum of 750,000 Warrants which will be issued to the holders of record of ACCESS Common Stock at the effective time of the Merger upon the occurrence of certain conditions set forth in the Merger Agreement, each exercisable for one share of Chemex Common Stock, and 750,000 shares of Chemex Common Stock issuable upon exercise of such Warrants.

     This Proxy Statement/Prospectus and the enclosed form of proxy are first
being mailed to the stockholders of Chemex on or about          , 1995.

     On          , 1995, the reported closing sales price of a share of Chemex
Common Stock on the National Association of Security Dealers, Inc. ("Nasdaq")
"OTC" Bulletin Board was $       .
                            ------------------------

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
         STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

         INVESTMENT IN THE COMMON STOCK OF THE SURVIVING CORPORATION IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

         The date of this Proxy Statement/Prospectus is          , 1995

                             AVAILABLE INFORMATION

     Chemex is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such information filed by Chemex with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 Copies of such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Chemex has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act") and the rules and regulations promulgated thereunder, of which this Proxy Statement/Prospectus is a part. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such Registration Statement and the exhibits thereto may be inspected and copied at the Commission's principal office in Washington, D.C. as well as its Regional offices in New York, New York and Chicago, Illinois.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein in the affairs of Chemex or ACCESS since the date of this Proxy Statement/Prospectus. However, if any material change occurs during the period that this Proxy Statement/Prospectus is required to be delivered, this Proxy Statement/Prospectus will be amended or supplemented accordingly. All information regarding ACCESS in this Proxy Statement/Prospectus has been supplied by ACCESS, and all information regarding Chemex in this Proxy Statement/Prospectus has been supplied by Chemex.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        -----
SUMMARY...............................................................................  1
THE PROPOSED MERGER...................................................................  1
  General.............................................................................  1
  Special Meeting of Chemex Stockholders..............................................  1
  The Parties.........................................................................  2
     Chemex...........................................................................  2
     ACCESS...........................................................................  2
  Required Vote.......................................................................  2
     Chemex...........................................................................  2
     ACCESS...........................................................................  3
     General..........................................................................  3
     Consideration....................................................................  3
     Conversion of Shares.............................................................  3
     Conversion of Warrants...........................................................  4
  Effective Time......................................................................  4
  Valuation...........................................................................  4
  Background of the Merger............................................................  4
  The Exchange Ratio..................................................................  5
  Operations of the Company After the Merger..........................................  6
  Recommendations of the Board of Directors...........................................  6
  Opinion of Financial Advisor........................................................  6
  Conditions of the Merger............................................................  6
  Rights to Terminate and Amendments..................................................  7
  Comparison of Rights Under Applicable Law...........................................  7
  Certain Income Tax Consequences of the Merger.......................................  7
  Absence of Regulatory Filings and Approvals.........................................  7
  Adjournment of the Special Meeting..................................................  7
  Stockholders Agreement..............................................................  7
  Loan to ACCESS......................................................................  8
  Risk Factors........................................................................  8
RISK FACTORS..........................................................................  9
     Risks Associated with Conversion Number..........................................  9
     Possible Volatility of Stock Price...............................................  9
     Concentration of Ownership.......................................................  9
     Development Stage................................................................  9
     Uncertainties Associated with Research and Development Activities................  9
     Absence of Operating Revenue.....................................................  10
     History of Losses................................................................  10
     Future Capital Requirements......................................................  10
     Net Operating Loss Carry forwards................................................  10
     Protection of Proprietary Technology.............................................  10
     Regulation by Government Agencies................................................  11
     Drug-related Risks...............................................................  11
     Product Liability................................................................  11
     Market Impact of Future Sales of Chemex Common Stock.............................  11
     Effect of Certain Charter and By-law Provisions; Possible Issuance of Preferred
      Stock...........................................................................  12

                                                                                        PAGE
                                                                                        -----
     Competition......................................................................  12
     Dependence Upon Skilled Personnel................................................  12
     Absence of Dividends.............................................................  12
INTRODUCTION..........................................................................  13
THE SPECIAL MEETING...................................................................  13
  Purpose of the Meeting..............................................................  13
  Date, Time and Place; Record Date...................................................  14
  Voting Rights.......................................................................  14
  State of Incorporation and Principal Place of Business..............................  15
  Appraisal Rights....................................................................  15
THE PROPOSED MERGER...................................................................  16
  General.............................................................................  16
  Closing; Effective Time.............................................................  16
  Exchange of Stock Certificates......................................................  16
  No Fractional Shares................................................................  17
  Background of the Merger............................................................  17
  Conflicts of Interests..............................................................  18
  Reasons for the Merger..............................................................  19
     Chemex...........................................................................  19
     Alternatives to the Merger.......................................................  19
     ACCESS...........................................................................  20
  Discussion of the Advantages and Disadvantages of the Merger........................  21
  Conduct of Chemex's Business After Consummation of the Merger.......................  22
  Recommendation of the Board.........................................................  22
  Opinion of Financial Advisor........................................................  23
  Accounting Treatment of the Merger..................................................  25
  Certain Federal Income Tax Consequences of the Merger...............................  25
  The Merger Agreement................................................................  27
     General..........................................................................  27
     Effective Time of the Merger.....................................................  27
     Representations and Warranties...................................................  28
     Certain Covenants and Agreements.................................................  28
  Effects of the Merger...............................................................  29
     Merger of ACCESS into Chemex; Surviving Corporation..............................  29
     Certificate of Incorporation and By-laws of Surviving Corporation................  29
     Officers and Directors of Surviving Corporation..................................  29
     Additional Consideration.........................................................  30
     Issuance of Chemex Common Stock in the Merger....................................  30
  Conditions to the Merger............................................................  31
  Amendment and Termination; Waivers..................................................  31
  Break Up Fees.......................................................................  32
  No Survival of Representations and Warranties.......................................  32
  Expenses............................................................................  32
  Stockholders Agreement..............................................................  32
  Agreement to Vote in Favor of the Merger............................................  32
AMENDMENT TO THE CHEMEX CERTIFICATE OF INCORPORATION..................................  33
  The Name Change.....................................................................  33


                                                                                        PAGE
                                                                                        -----
THE RATIFICATION OF THE CHEMEX 1995 STOCK OPTION PLAN.................................  33
  1995 Stock Option Plan..............................................................  33
  General.............................................................................  34
  Securities Subject to the 1995 Stock Option Plan and Market Value...................  34
  Eligibility to Participate..........................................................  34
  Administration and Duration.........................................................  34
  Plan Amendments.....................................................................  35
  Options Not Transferable............................................................  35
  Restrictions on Resale..............................................................  35
  Term of Options.....................................................................  35
  Option Price........................................................................  35
  Certain Rules for Certain Stockholders..............................................  35
  Payment.............................................................................  35
  Option Document; Restriction on Transferability.....................................  36
  Tax Aspects of the 1995 Stock Option Plan...........................................  36
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.....................................  37
ELECTION OF DIRECTORS.................................................................  37
  Information Concerning Nominees (Class 1)...........................................  38
  Information Concerning the Board....................................................  38
  Reporting Delinquencies.............................................................  39
ADJOURNMENT OF THE SPECIAL MEETING....................................................  40
DESCRIPTION OF CHEMEX'S CAPITAL STOCK.................................................  41
  Common Stock........................................................................  41
  Preferred Stock.....................................................................  41
  Delaware Law and Certain Charter and By-Law Provisions..............................  41
  Certain anti-takeover provisions....................................................  42
  Elimination of Monetary Liability for Officers and Directors........................  42
  Indemnification of Officers and Directors...........................................  42
  Description of Units................................................................  42
  Description of Warrants.............................................................  42
  Transfer Agent and Registrar........................................................  43
PER SHARE PRICE OF AND DIVIDENDS ON CHEMEX COMMON STOCK...............................  44
SELECTED FINANCIAL DATA OF CHEMEX.....................................................  45
BUSINESS OF CHEMEX....................................................................  46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF CHEMEX...........................................................................  50
  Liquidity and Capital Resources.....................................................  50
  Results of Operations...............................................................  50
     Comparison of Nine Months ended September 30, 1995 and 1994......................  50
     Comparison of Years ended December 31, 1994 and 1993.............................  51
     Comparison of Years ended December 31, 1993 and 1992.............................  52
  Recent Developments.................................................................  53
BUSINESS OF ACCESS....................................................................  54
SELECTED FINANCIAL DATA OF ACCESS.....................................................  62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF ACCESS...........................................................................  63
  Liquidity and Capital Resources.....................................................  63
     Comparison of Nine Months ended September 30, 1995 and 1994......................  63


                                                                                        PAGE
                                                                                        -----
     Comparison of Years ended December 31, 1994 and 1993.............................  64
     Comparison of Years ended December 31, 1993 and 1992.............................  64
CHEMEX AND ACCESS.....................................................................  66
PRO FORMA COMBINED FINANCIAL INFORMATION..............................................  67
  Pro Forma Combined Condensed Balance Sheet..........................................  67
  Notes to Pro Forma Combined Condensed Balance Sheet.................................  68
  Pro Forma Combined Condensed Statement of Operations................................  69
  Nine Months Ended September 30, 1995................................................  70
  Year Ended December 31, 1994........................................................  71
MANAGEMENT OF ACCESS..................................................................  72
EXECUTIVE COMPENSATION OF ACCESS......................................................  72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- ACCESS..............  73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- ACCESS..............................  73
DESCRIPTION OF ACCESS CAPITAL STOCK...................................................  74
  Common Stock........................................................................  74
  Preferred Stock.....................................................................  74
  Description Of Warrants.............................................................  74
COMPARATIVE PER SHARE DATA............................................................  74
BOOK VALUE PER SHARE..................................................................  75
MANAGEMENT -- CHEMEX..................................................................  76
  Before the Consummation of the Merger...............................................  76
  After the Consummation of the Merger................................................  76
  Business and Experience of Directors and Executive Officers.........................  76
EXECUTIVE COMPENSATION................................................................  77
  Options/SAR Grants in 1994..........................................................  78
  Options/SARs Exercises and Year-End Value Table.....................................  78
  Employment Agreements...............................................................  78
  Director Compensation...............................................................  79
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- CHEMEX..............  80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................  82
  Transactions with Management and Others.............................................  82
COMPARISON OF RIGHTS OF HOLDERS OF CHEMEX COMMON STOCK AND ACCESS COMMON STOCK........  84
LEGAL MATTERS.........................................................................  85
EXPERTS...............................................................................  85
STOCKHOLDER PROPOSALS.................................................................  86
DISCRETIONARY AUTHORITY...............................................................  87
EXHIBIT A -- AGREEMENT OF MERGER AND PLAN OF REORGANIZATION...........................  A-1
EXHIBIT B -- OPINION OF FINANCIAL ADVISOR.............................................  B-1
EXHIBIT C -- TEXAS STOCKHOLDER APPRAISAL RIGHTS.......................................  C-1
EXHIBIT D -- DELAWARE STOCKHOLDER APPRAISAL RIGHTS....................................  D-1
EXHIBIT E -- CERTIFICATE OF AMENDMENT.................................................  E-1
EXHIBIT F -- 1995 STOCK OPTION PLAN...................................................  F-1

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus. Stockholders are urged to review the entire Proxy Statement/Prospectus and the Exhibits thereto. Capitalized terms used and not otherwise defined in this summary have the meanings given them elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, the information in this Proxy Statement/Prospectus assumes that the exchange ratio will equal 3.7744.

                              THE PROPOSED MERGER

GENERAL

     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of ACCESS with and into Chemex, pursuant to that certain Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated as of October 31, 1995 (the "Merger Agreement"), by and between Chemex and ACCESS. At the later of such time as the Certificate of Merger required under the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware and the Articles of Merger required under the Texas Business Corporation Act are filed with the Secretary of State of the State of Texas (the "Effective Time"), each outstanding share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for (as adjusted pursuant to the Merger Agreement, the "Conversion Number"), 3.7744 shares of Chemex Common Stock; provided, however, that, if at the Effective Time the Total Cash Assets (as such term is defined in the Merger Agreement) of Chemex are less than the Minimum Cash Assets (as such term is defined in the Merger Agreement), then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for an additional .0000003635 shares of Chemex Common Stock (the "Net Cash Adjustment").

SPECIAL MEETING OF CHEMEX STOCKHOLDERS


     At the Special Meeting in Lieu of the 1995 Annual Meeting of the Stockholders of Chemex, or any adjournment or postponement thereof (the "Special Meeting"), the stockholders of Chemex (the "Chemex Stockholders") will be asked to consider and vote upon proposals to (i) approve and adopt the Merger Agreement and the transactions contemplated thereby, (ii) approve an amendment to Chemex's Certificate of Incorporation increasing Chemex's authorized shares of Chemex Common Stock and Chemex Preferred Stock; (iii) approve an amendment to Chemex's Certificate of Incorporation to change Chemex's name to "ACCESS Pharmaceuticals, Inc."; (iv) approve the establishment of Chemex's 1995 Stock Option Plan; (v) ratify the selection by the Chemex Board of Directors of Chemex's independent auditors; (vi) elect three directors; and (vii) approve an adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not enough votes present at the Special Meeting to consider and approve any or all of the above proposals. The Special Meeting is scheduled to be held at 10:00 A.M., local time, on January 23, 1996,
at                               . The Chemex Board has fixed the close of
business on December 15, 1995 as the record date (the "Record Date") for the determination of holders of Chemex Common Stock entitled to receive notice of and to vote at the Special Meeting. See "The Special Meeting."


     The Board of Directors of Chemex does not specifically know of any matters which will be brought before the Special Meeting other than those matters specifically set forth in the Notice of Special Meeting. However, if any other matter properly comes before the Special Meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

     THE CHEMEX BOARD OF DIRECTORS WITHOUT DISSENT HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE CHEMEX STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE CHEMEX BOARD WITHOUT DISSENT HAS ALSO APPROVED CHEMEX'S 1995 STOCK OPTION PLAN AND THE PROPOSED AMENDMENTS TO CHEMEX'S CERTIFICATE OF INCORPORATION, SELECTED CHEMEX'S INDEPENDENT AUDITORS AND DESIGNATED EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS. THE CHEMEX BOARD RECOMMENDS THAT THE CHEMEX STOCKHOLDERS VOTE "FOR" THE PROPOSALS TO APPROVE CHEMEX'S 1995 STOCK OPTION PLAN AND THE AMENDMENTS TO CHEMEX'S CERTIFICATE OF INCORPORATION, "FOR" RATIFICATION OF ITS SELECTION OF CHEMEX'S INDEPENDENT AUDITORS AND "FOR" THE ELECTION OF EACH OF THE NOMINEES AS A DIRECTOR. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- CHEMEX," "PROPOSAL TO APPROVE CHEMEX'S 1995 STOCK OPTION PLAN," "PROPOSALS TO AMEND CHEMEX'S CERTIFICATE OF INCORPORATION" AND "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS."

THE PARTIES

  Chemex

     Until July 1995, Chemex developed medications for the treatment of skin diseases. However, as of July 31, 1995, Chemex announced that it had concluded its research and development operations and, instead, was commencing efforts to locate a merger partner. On September 21, 1995, Chemex sold all of its rights to Amlexanox to Block Drug Company ("Block") for a nonrefundable upfront payment of $2,500,000 plus future royalties for sales of Amlexanox by Block. See "Business of Chemex." As a result of such sale, Chemex currently has no near-term product offerings and has ceased all of its research and development operations. Chemex was incorporated in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc. Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989. Chemex's principal executive office is located at 660 White Plains Road, Suite 400, Tarrytown, New York 10591.

  ACCESS

     ACCESS is focused on the enhanced delivery of parenteral therapeutic and diagnostic imaging agents through the utilization of its patented and proprietary endothelial binding technology which selectively targets sites of disease. The therapeutic focus of ACCESS is developing proprietary pharmaceuticals for the treatment of cancer and life-threatening infections and the diagnosis and staging of cancer. ACCESS is classified as a development stage enterprise for accounting purposes. ACCESS was incorporated in 1988 as a Texas corporation. ACCESS' principal executive office is located at 2600 N. Stemmons Freeway, Suite 210, Dallas, Texas 75207.

REQUIRED VOTE

  Chemex

     The affirmative vote of the majority of shares of Chemex Common Stock present, either in person or presented by proxy, at the Special Meeting is required to approve and adopt each of the matters presented for stockholder approval at the Special Meeting with the exception of the proposals to approve and adopt the Merger Agreement and the transactions contemplated thereby and to amend Chemex's Certificate of Incorporation, which require the affirmative vote of a majority of all of the outstanding shares of Chemex Common Stock entitled to vote thereon. At the Record Date there were shares of Chemex Common Stock outstanding. Chemex has no other outstanding voting securities. The presence, either in person or represented by proxy, of the holders of a majority of the shares of Chemex Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Special Meeting. As of the Record Date, Chemex's directors, executive officers and their respective affiliates as a group held shares representing approximately 14.4% of the votes entitled to be cast by Chemex Stockholders at the Special Meeting. See "The Special Meeting -- Voting Rights."

     Chemex Stockholders have the right to vote cumulatively for the election of directors. This means that in the voting at the Special Meeting each Chemex Stockholder, or his proxy, may multiply the number of his shares by three (the number of directors to be elected) and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. The proxies submitted to the Board of Directors in response to this solicitation may, in the discretion of the proxy holder, cumulate the votes of the shares they represent. However, the Board of Directors requires any Chemex Stockholder otherwise electing to exercise his cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Special Meeting or, if voting by proxy given to someone other than those designated by the Board of Directors in this solicitation, to so indicate on said proxy.

     Chemex Stockholders do not have appraisal or dissenter's rights with regard to the proposal to approve and adopt the Merger Agreement. See "The Proposed Merger -- Appraisal Rights." In addition, Chemex Stockholders do not have appraisal or dissenter's rights in connection with any other matters to be acted on at the Special Meeting.

  ACCESS

     The affirmative vote of a majority of shares of ACCESS Common Stock issued and outstanding is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The presence, either in person or represented by proxy, of the holders of a majority of the shares of ACCESS Common Stock is necessary to constitute a quorum at a meeting of the stockholders of ACCESS. As of the Record Date, ACCESS' directors, executive officers and their respective affiliates as a group held approximately 72.8% of the votes entitled to be cast by ACCESS Stockholders at a meeting of the Stockholders of ACCESS.

     ACCESS Stockholders have appraisal rights with regard to the approval and adoption of the Merger Agreement. See "The Proposed Merger -- Appraisal Rights." It is a condition to Chemex's obligations under the Merger Agreement that Merger or otherwise waive or fail to perfect any appraisal rights they may be entitled to under the Texas Business Corporation Act. See "Proposed Merger
Agreement -- Conditions." Pursuant to a Letter Agreement, dated as of September 1, 1995, Dr. David F. Ranney, who as of the Record Date was the beneficial owner of approximately 64.8% of the issued and outstanding shares of ACCESS Common Stock ("Dr. David Ranney") and is a director and the executive vice president of ACCESS, agreed, subject to certain conditions, to vote (or to consent) all of the shares of ACCESS Common Stock for which he had voting power in favor of any proposal to approve and adopt the Merger Agreement. See "Certain Relationships and Related Transactions -- Chemex" and "The Proposed Merger -- Appraisal Rights."

  General

     All issued and outstanding shares of ACCESS Common Stock will be converted into Chemex Common Stock upon the effectiveness of the Merger. At the Effective Time, ACCESS will be merged with and into Chemex and ACCESS will cease to exist as a separate entity. Chemex will be the surviving corporation of the Merger. Immediately after the Merger, the Chemex Stockholders will own approximately 40% of the Chemex Common Stock and the ACCESS Stockholders will own approximately 60% of the Chemex Common Stock.

  Consideration

     At the Effective Time, the stockholders of ACCESS will receive, in the aggregate, approximately 13,750,000 shares of Chemex Common Stock (excluding any shares of Chemex Common Stock issuable upon exercise of any of the warrants described below), subject to adjustment as described in the Merger Agreement, including, without limitation, the Net Cash Adjustment. In addition, on the achievement of certain milestones as set forth in the Merger Agreement, holders of ACCESS Common Stock as of the Effective Time will be issued up to an aggregate of 750,000 warrants exercisable for the purchase of one share of Chemex Common Stock with a five-year expiration from the date of issue at an exercise price of $0.75 per share. See "The Proposed Merger -- Additional Consideration."

  Conversion of Shares

     At the Effective Time, each then outstanding share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for (subject to adjustment as provided in the Merger

Agreement), 3.7744 shares of Chemex Common Stock; provided, however, that if at the Effective Time the Total Cash Assets of Chemex are less than the Minimum Cash Assets, then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for an additional .0000003635 shares of Chemex Common Stock.

  Conversion of Warrants

     At the Effective Time, each then outstanding warrant to purchase ACCESS Common Stock will be deemed to be a warrant to purchase from Chemex up to that whole number of shares of Chemex Common Stock determined by multiplying the number of shares of ACCESS Common Stock subject to such warrant by the Conversion Number (subject to adjustment as provided in the Merger Agreement, including the Net Cash Adjustment), at the price per share determined by dividing the purchase price per share of ACCESS Common Stock provided for in such warrant by the Conversion Number (subject to adjustment as provided in the Merger Agreement, including the Net Cash Adjustment). Except for the foregoing, each such warrant shall remain subject after the Effective Time to the same terms and conditions as were applicable to such warrant immediately prior to the Effective Time.

EFFECTIVE TIME

     After all of the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at the later of such time as (i) the Certificate of Merger required under the Delaware General Corporation Law is accepted for filing with the Secretary of State of the State of Delaware and (ii) the Articles of Merger required under the Texas Business Corporation Act are accepted for filing by the Secretary of State of the State of Texas. Such filings will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. See "The Proposed Merger -- Closing; Effective Time."


VALUATION



     In excess of $8 million has been invested in the development of the ACCESS technology since ACCESS was formed. Prior to this, significant research work had been performed over a number of years at the University of Texas Southwestern Medical Center which resulted in the filing of the initial patents which established the technology platform of ACCESS. (See "Business of ACCESS")



     ACCESS has been in discussions with numerous potential investors who had indicated a valuation range which supports the $10 million ascribed to ACCESS (See "Chemex and ACCESS Pro Forma Financial Information"). This valuation takes into account comparable venture capital valuations of other biotechnology companies at a similar stage of development with product candidates which would compete in similar sized market segments and are at approximately the same stage of product development. Therefore the number of shares of Chemex Common Stock to be issued pursuant to the Merger is based on this valuation. (See "The Exchange Ratio").


BACKGROUND OF THE MERGER

     The purpose of the Merger is to inject new technology into Chemex, increase the technology breadth of Chemex in areas that represent major commercial opportunities and provide the facilities necessary to advance Chemex's research and development efforts. Chemex believes that both the current dermatology portfolio and the carbohydrate technology of ACCESS are commercially viable and that products from these technologies can be developed and brought to market more efficiently in one company. However, these efforts will require substantial capital, management and development skills, and facilities which Chemex currently does not have. The Merger is designed to provide the facilities, a portion of the necessary capital and the basis to build the required management and development skills. See "Business of ACCESS."

     The Merger was approved by the Board of Directors of Chemex only after it had considered and dismissed the feasibility of other alternatives.

     As of July 31, 1995, Chemex announced that it had ceased its research and development operations and, instead, was commencing efforts to locate a merger partner for Chemex. In spite of some preliminary discussions with numerous potential merger partners and advanced discussions with a number of such potential partners, all such efforts were ultimately unsuccessful. Other alternatives considered by the Board also proved unfruitful, including discussions with certain small biotechnology companies that had expressed interest in the possible consolidation of activities. In a number of cases discussions were terminated due to excessive demands of the potential partner that would have resulted in the under-valuation of Chemex and consequently resulted in significantly greater dilution of the current Chemex Stockholders.

     In July 1995 the possibility of merging with ACCESS was first discussed by representatives of ACCESS and Chemex. By the end of July draft terms and conditions were outlined. During August and September the parties worked out the details which led to Chemex Board of Directors' approval in principal on September 14, 1995 and the signing of the Merger Agreement on October 3, 1995, which Merger Agreement was amended and restated by the parties as of October 31, 1995. See "Conflicts of Interest."

     On September 21, 1995, Chemex sold all of its rights in the drug Amlexanox to Block for a nonrefundable upfront royalty payment of $2,500,000 plus future royalties from sales of Amlexanox. As a result of such sale, Chemex currently has no near-term product opportunity in addition to having ceased all of its research and development operations. Further, Chemex has been unsuccessful in its attempt to raise additional equity financing over the past three years which reflects the general difficulty of biotechnology and pharmaceutical research and development companies in obtaining such financing, and the specific difficulties of dermatology-based companies competing for equity funding against what are perceived to be more exciting technologies with significantly larger commercial opportunities.

     Chemex's merger objective was either to associate with a third party that had adequate financial resources to continue the research and development of Chemex's dermatology drugs or with a company with technology that would give the Chemex Stockholders some "upside" possibility in terms of share value. During the evaluation period, Chemex explored with no success numerous possible opportunities for a merger with companies specializing in dermatology and companies with technology developments. Commencing in July 1995, Chemex discussed the possibility of, and then negotiated, the Merger and the other transactions contemplated by the Merger Agreement with ACCESS. The terms of the Merger Agreement resulted from arm's length negotiations between representatives of Chemex and ACCESS. The Chemex Board of Directors without dissent approved the Merger Agreement and the transactions contemplated thereby, the amendments to the Certificate of Incorporation of Chemex, and the establishment of the 1995 Stock Option Plan, and selected Chemex's independent auditors and designated the nominees for election of directors at a meeting on September 14, 1995.

     If the Merger is not approved at the Special Meeting or is not consummated for any other reason, Chemex will have a limited number of alternatives. As noted above, Chemex has discontinued all research and development activities. Based upon its past failures to divest itself or merge with another dermatology company, Chemex's ability to merge with another technology company with similar upside potential of ACCESS is considered by Chemex to be unlikely. Furthermore, Chemex's Board of Directors concluded that Chemex would be unlikely to locate a technology or merger partner that would offer terms and conditions as favorable as those reflected in the Merger Agreement. Finally, Chemex believes that liquidation of Chemex would be a less desirable alternative since the only asset of Chemex whose value would be realized over time would be the right to receive royalties from the sale of Amlexanox by Block. See "The Proposed Merger -- Background of the Merger."


THE EXCHANGE RATIO



     In determining the Exchange Ratio, the management of Chemex and ACCESS recognized that the market price of the Chemex Common Stock when the transaction was being negotiated did not reflect the potential returns from the Chemex portfolio. Consequently, the valuation of Chemex reflected an evaluation of the revenue potential of the products under development and the competitive offers that had been preliminarily negotiated with other merger candidates. This valuation resulted in a $.75 per share of Chemex

Common Stock ascribed value. (See "Business of Chemex," "The Proposed
Merger -- Background to the Merger," "The Proposed Merger -- Reasons for the Merger").



     The exchange ratio took into account the relative market potential of both Chemex and ACCESS recognizing that not only are opportunities in dermatology (Chemex) relatively small compared with oncology opportunities (ACCESS), but the ability to interest investors and the premium an investor will pay for a company that competes in large therapeutic categories is much greater. (See "Business of ACCESS," "Chemex and ACCESS Pro Forma Financial Information" and "Valuation").



     Based on the relative valuation of both companies, this resulted in an exchange ratio of 3.7744, subject to adjustment pursuant to the terms of the Merger Agreement. (See "Valuation," "Chemex and ACCESS Pro Forma Financial Information" and "The Proposed Merger -- The Merger Agreement").


OPERATIONS OF THE COMPANY AFTER THE MERGER

     The consolidated operations will be located at ACCESS' facilities in Dallas, Texas immediately after the consummation of the Merger and the ACCESS management will become the management of Chemex. See "Management -- Chemex" and "Management -- ACCESS."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     On September 14, 1995, the Board of Directors of Chemex without dissent approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Chemex recommends that the Chemex Stockholders vote "FOR"approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "Conflicts of Interest."

     The recommendation of the Board of Directors of Chemex is based upon its belief that the terms of the Merger are fair and in the best interests of Chemex and the Chemex Stockholders and that the Merger will result in benefits to the Chemex Stockholders. For a discussion of the factors considered by the Board of Directors of Chemex in making its recommendation, see "The Proposed
Merger -- Recommendation of the Board" and "Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     The Board of Directors of Chemex retained Advisory Capital Partners in September 1995 to render an opinion, from a financial point of view, with respect to the fairness of the Merger to the Chemex Stockholders. In its role as financial advisor to Chemex, Advisory Capital Partners has delivered its written opinion to the Chemex Board of Directors, a copy of which is attached hereto as Exhibit B (the "Fairness Opinion"), to the effect that, as of the date of the opinion, and based upon and subject to the matters set forth in the opinion, the Merger is fair, from a financial point of view, to the Chemex Stockholders. The Fairness Opinion is necessarily based on market, economic and other conditions as they existed on the date Advisory Capital Partners delivered its opinion, the information made available to Advisory Capital Partners as of such date and the review and analysis conducted by Advisory Capital Partners as of such date. The summary of the Fairness Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion, a copy of which is attached hereto as Exhibit B. See "The Proposed Merger -- Opinion of Financial Advisor." and Exhibit B hereto.

CONDITIONS OF THE MERGER

     The obligations of Chemex and ACCESS to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including the approval and adoption of the Merger Agreement and transactions contemplated thereby by the stockholders of Chemex and ACCESS. See "The Proposed Merger -- The Merger Agreement -- Conditions to the Merger."

RIGHTS TO TERMINATE AND AMENDMENTS

     The Merger Agreement may be terminated prior to the closing of the transactions contemplated thereby under certain circumstances. If the Merger Agreement is terminated, under certain circumstances either Chemex or ACCESS may be obligated to pay to the other a break-up fee. See "The Proposed Merger -- The Merger Agreement -- Amendment and Termination; Waivers" and "Break-up Fees."

     Subject to compliance with applicable law, the Merger Agreement may be amended at any time by a written agreement executed by Chemex and ACCESS. See "The Proposed Merger -- The Merger Agreement -- Amendment and Termination; Waivers."

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

     The rights of ACCESS Stockholders are currently governed by the Texas Business Corporation Act, ACCESS' Articles of Organization and ACCESS' Bylaws. Holders of ACCESS Common Stock immediately before the Effective Time will become Chemex Stockholders at the Effective Time, and from and after the Effective Time, their rights as Chemex Stockholders will be governed by the Delaware General Corporation Law, Chemex's Certificate of Incorporation and Chemex's Bylaws. For a discussion of the significant differences between the rights of ACCESS Stockholders under the Texas Business Corporation Act, the ACCESS Articles of Organization and the ACCESS Bylaws and the rights of Chemex Stockholders under the Delaware General Corporation Law, the Chemex Certificate of Incorporation and the Chemex Bylaws, see "Comparison of Rights of Holders of ACCESS Common Stock and Chemex Common Stock."

CERTAIN INCOME TAX CONSEQUENCES OF THE MERGER

     It is expected that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by the Chemex Stockholders or the ACCESS Stockholders. See "The Proposed
Merger -- Certain Federal Income Tax Considerations."

ABSENCE OF REGULATORY FILINGS AND APPROVALS

     No federal or state regulatory requirements, including without limitation the requirements of the Hart-Scot-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, need be complied with nor approval obtained in connection with the Merger.

ADJOURNMENT OF THE SPECIAL MEETING

     In the event that there do not appear to be sufficient votes to consider and approve the proposals to be considered at the Chemex Special Meeting, such proposals could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Chemex at the time of the Special Meeting to be voted for adjournment, if necessary, Chemex has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration.

STOCKHOLDER'S AGREEMENT

     It is a condition to Chemex's obligations under the Merger Agreement that, prior to the closing of the transactions contemplated by the Merger Agreement, Dr. David Ranney execute and deliver to Chemex a Stockholder's Agreement providing for, among other matters; an agreement to amend that certain Patent Purchase Agreement, dated as of April 5, 1994, between Dr. David Ranney and ACCESS, regarding certain royalties payable to Dr. David Ranney relating to certain technology and intellectual property of ACCESS; and an agreement, subject to certain conditions, by Dr. David Ranney not to sell, transfer or otherwise dispose of his shares of the capital stock of Chemex for a period of six months following the Effective Time of the Merger. Such Agreement also provides for certain rights of Dr. David Ranney to be nominated or to have his nominee nominated for election to the Board of Directors of Chemex at any election of Chemex directors; a right of first refusal of Dr. David Ranney to license or purchase certain technology and intellectual property of

Chemex under certain conditions. Such Stockholder's Agreement was executed and delivered to Chemex by Dr. David Ranney on October 3, 1995. "See Certain Relationships and Related Transactions -- Chemex" and "The Proposed
Merger -- Stockholder's Agreement."

LOAN TO ACCESS.

     Pursuant to the terms of the Merger Agreement, Chemex is obligated to loan, at any time prior to the Drop Dead Date, an aggregate amount of up to $250,0000 to ACCESS, upon the request of ACCESS. On October 4, 1995, Chemex made a loan to ACCESS of $100,000 which is evidenced by a Convertible Promissory Note, convertible at Chemex's option upon a default under the Note into shares of Series A Convertible Preferred Stock of ACCESS.

RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, the Chemex Stockholders and the ACCESS Stockholders should consider, in addition to the other information in this Proxy Statement/Prospectus the risks described in the section herein entitled "Risk Factors."

                                  RISK FACTORS

     In addition to the other information contained in this Proxy
Statement/Prospectus, Chemex Stockholders and ACCESS Stockholders should review carefully the following factors in deciding whether to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     Risks Associated with Conversion Number. The Merger Agreement provides that upon consummation of the Merger, each share of ACCESS Common Stock will be exchanged for 3.7744 shares of Chemex Common Stock (subject to adjustments as provided in the Merger Agreement). However, the Conversion Number is not subject to adjustment if the fair market value of the Chemex Common Stock at the Effective Time is different from that contemplated by the management of Chemex and ACCESS in the negotiation of the Conversion Number. As the price of Chemex Common Stock at the Effective Time may vary from the price as of the date on which the Merger Agreement was executed due to changes in the business, operations and prospects of Chemex, general market and economic conditions, and other factors, the market value of the shares of Chemex Common Stock which holders of ACCESS Common Stock will receive pursuant to the Merger may be greater or less than the market value of such Chemex Common Stock as of the date of the Merger Agreement. See "The Proposed Merger -- The Merger Agreement."

     Possible Volatility of Stock Price. Stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product or service announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to Chemex and outside its control also could affect the market price of the Chemex Common Stock. See "Comparative Per Share Prices and Dividends of Chemex Common Stock and ACCESS Common Stock."


     Concentration of Ownership. Dr. David Ranney currently beneficially owns approximately 64.8% of the issued and outstanding ACCESS Common Stock and will thus beneficially own, immediately after the Effective Time, approximately 40% of the issued and outstanding Chemex Common Stock. As a result, Dr. David Ranney will, subject to the terms of the Stockholder's Agreement which provides that so long as he beneficially owns fifteen percent or more of the capital stock of Chemex, Dr. David Ranney will, subject to certain conditions and exceptions, vote all of his shares of the capital stock of Chemex as recommended by the Board of Directors of Chemex for any proposal presented to the Chemex Stockholders for approval, effectively have the ability to determine all matters requiring approval by stockholders, including the election of Directors, and therefore to control the Company and direct its affairs and business and control the disposition of the Company. See "Security Ownership of Certain Beneficial Owners and Management -- Chemex in "Security Ownership of Certain Beneficial Access and Management -- ACCESS," "Management -- Chemex,"
"Management -- ACCESS," "Certain Relationships and Related
Transactions -- Chemex" and "The Proposed Merger -- Stockholder's Agreement."



     Research and Development Focus. Since its inception, Chemex has been engaged exclusively in drug research and development although it is not currently accounted for as a "development stage" Company. ACCESS' focus has been on commercializing proprietary biopharmaceutical patents. Although ACCESS is projected to have royalty income it is still in the development stage, and its proposed operations are subject to all the risks inherent in the establishment of a new business enterprise, including the need for substantial capital. ACCESS has recorded minimal revenue to date. In addition, royalties received by Chemex for sales of Actinex(R) and Amlexanox have not been significant to date. If the Merger is consummated, it is anticipated that Chemex will resume research and development activities and will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time. As a non-revenue producing company, normal credit arrangements are unavailable to Chemex and, therefore, it is likely that Chemex would be forced to accept unfavorable terms if it should attempt to raise additional needed funds through borrowing. There can be no assurance that any such credit arrangements would be available. Further, it is anticipated that additional losses will be incurred in the future, and there can be no assurances that Chemex will ever achieve significant revenues.


     Uncertainties Associated with Research and Development Activities. As of July 31, 1995, Chemex ceased all research and development activities pending the consummation of the Merger. In addition, Chemex currently has no commercially viable products. The products of ACCESS are still in preclinical testing. See "Business of ACCESS." While the results of these preclinical tests are promising, ACCESS has yet to file an IND (Investigative New Drug Application) with the FDA (Food and Drug Administration) and begin human clinical trials. There is no guarantee that the FDA will approve ACCESS' filing of an IND. Although, if the Merger is consummated it is currently intended that research and development activities will resume, research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow the research and development effort and ultimately could have a material adverse effect on Chemex.

     Absence of Operating Revenue. Chemex has generated no operating revenue in the past, except contract research income. There can be no assurance of revenue or profits in the future. Chemex currently has no products approved for sale and there can be no assurance as to the expenditures of time and resources that may be required to complete the development of potential Chemex products and obtain approval for sale or if such completion and approval can be realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

     History of Losses. Chemex has sustained net operating losses since its inception. ACCESS has sustained net operating losses since its inception in 1989. See "Future Capital Requirements." Since the development and commercialization of new products (including current ACCESS products) will require substantial expenditures for the foreseeable future, Chemex expects to incur further losses. If Chemex's losses continue, its ability to continue its operations will depend upon its ability to secure additional funds. Chemex's revenue trend and future additional cash needs may display significant variations due to the introduction of new research and development agreements and licensing arrangements, the completion or termination of those agreements and arrangements, the timing and amounts of milestone payments, and the timing of regulatory approvals and market introduction of products. See "Future Capital Requirements."

     Future Capital Requirements. Chemex will require substantial funds for its research and product development programs, the pursuit of regulatory approvals, operating expenses, working capital and expansion of it production capabilities. There can be no assurance that Chemex will be profitable in the future and if Chemex has sufficient funds for its capital needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, Chemex's business would be materially adversely affected.

     Net Operating Loss Carryforwards. Chemex and ACCESS each currently enjoy the benefit of significant Net Operating Loss Carryforwards (the "Tax Benefits"). A change of control (as defined in the applicable Internal Revenue Service regulations) of either Chemex or ACCESS could result in the loss or a significant limitation upon the use of most of the Tax Benefits for such party. The Merger could be deemed to be a change in control of Chemex and/or ACCESS which could result in the loss or a significant limitation on the use of most of the Tax Benefits of Chemex and/or ACCESS.

     Protection of Proprietary Technology. Chemex's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology. Although ACCESS has been awarded eight patents involving glycosaminoglycan, acidic saccharide, carbohydrate and other endothelial-binding and targeting carriers in combination with drugs and diagnostic agents formulated by both physical and chemical covalent means; and eight applications are pending, there can be no assurance that these patents will not be declared invalid or circumvented, or that pending patents will be issued. In addition, there may be other patents issued covering technologies and products which may be required by Chemex to manufacture, use or sell any potential products. There can be no assurance that Chemex could obtain a license under any such patent on commercially acceptable terms or at all. Chemex currently relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to Chemex's proprietary technology. To protect their rights in these areas, both ACCESS and Chemex generally require their respective employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for Chemex's or ACCESS' trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. Litigation may be necessary to protect trade secrets or know-how currently owned by Chemex or ACCESS or to determine the scope and validity of the proprietary rights of others and could result in substantial cost and diversion of effort by Chemex.

     Regulation by Government Agencies. The pharmaceutical industry is subject to regulation by the FDA and comparable agencies in foreign countries prior to commercial marketing. The process of obtaining approvals from such agencies for any potential products of Chemex can be costly, complicated and time consuming and there can be no assurance that such approvals will be granted on a timely basis, if ever. The regulatory process may delay the marketing of any new products for lengthy periods, impose substantial additional costs and furnish an advantage to competitors who have greater financial resources. In addition, the extent of potentially adverse governmental regulations which might arise from future legislative, administrative or judicial action cannot be determined. Chemex cannot predict at this time what effect FDA actions may have on the approval process to which Chemex's potential products may be subject.

     Drug-related Risks. Adverse side effects of treatment of diseases and disorders in both human and animal patients are business risks in the pharmaceutical industry. Adverse side effects can occur during the clinical testing of a new drug on humans or animals which may delay ultimate FDA approval or even cause a company to terminate its efforts to develop the drug for commercial use. Even after FDA approval of an NDA, adverse side effects may develop to a greater extent than anticipated during the clinical testing phase and could result in legal action against a company. Drug developers and manufacturers, including Chemex, may face substantial liability for damages in the event of adverse side effects or product defects identified with their products used in clinical tests or marketed to the public. There can be no assurance that Chemex will be able to satisfy any claims for which it may be held liable resulting from the use or misuse of products which it has developed, manufactured or sold.

     Product Liability. The testing, marketing and sale of pharmaceutical products entail an inherent risk of allegations of product liability and there can be no assurance that product liability claims will not be asserted against Chemex. Although Chemex maintains a limited amount of product liability insurance, there can be no assurance that Chemex has, or will be able to maintain, sufficient insurance coverage or will have sufficient resources to satisfy any liability resulting from any potential claims. Any successful product liability claims made against Chemex in excess of its insurance coverage could substantially reduce or eliminate any stockholders' equity Chemex may have and could have a material adverse effect on Chemex.

     Market Impact of Future Sales of Chemex Common Stock. Sales of substantial amounts of shares of Chemex Common Stock in the public market following the Merger could adversely affect the market price of the Chemex Common Stock. As of the date of this Proxy Statement/Prospectus, 8,736,000 shares of Chemex Common Stock are unrestricted and freely tradable.

     Upon consummation of the Merger, approximately 13,750,000 additional shares (excluding shares issuable upon exercise of any warrants) of Chemex Common Stock (the "Merger Shares") will be outstanding. Merger Shares owned by nonaffiliates of ACCESS (approximately 3,700,000 shares) will be eligible for sale immediately after consummation of the Merger.

     Dr. David Ranney, Chairman of the Board and Executive Vice President of ACCESS, Herbert H. McDade and Kerry Gray, Chief Executive Officer and President of ACCESS, have entered into Lock-Up Agreements with Chemex pursuant to which each of them may not sell any shares of the capital stock of Chemex owned by them for a period of six months following the Effective Time of the Merger.

     Upon consummation of the Merger, there also will be outstanding options, warrants and rights to purchase up to 2,072,307 shares of Chemex Common Stock. The sale of a substantial amount of these shares could have an adverse effect on the future market price of Chemex Common Stock. See "Principal Stockholders of ACCESS" and "Principal Stockholders of Chemex."

     Effect of Certain Charter and By-Law Provisions; Possible Issuance of Preferred Stock. Chemex's Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for Chemex. This could limit the price that certain investors might be willing to pay in the future for shares of Chemex Common Stock. In addition, shares of Chemex Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine (including, for example, rights to convert into Chemex Common Stock). The rights of the holders of Chemex Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Chemex Preferred Stock now existing and that may be issued in the future. The issuance of Chemex Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Chemex. See "Description of Capital Stock."

     Competition. The domestic and international markets for the pharmaceutical industry are highly competitive. Many of ACCESS' and Chemex's competitors have significantly greater financial, technical, research and development and marketing resources than ACCESS and Chemex combined. Chemex's ability to compete, whether or not the Merger is consummated, depends primarily upon scientific and technical superiority, patent protection, timely regulatory approvals and effective pricing and marketing. Chemex's future success will also depend upon, among other factors, its ability to develop, introduce, manufacture and obtain regulatory approvals on a timely basis for new products or enhanced versions of existing products or for the use of existing products in new applications. Other substances or technologies currently existing or developed in the future may be the basis for competitive products that will render Chemex's technology obsolete or non-competitive. There can be no assurance that any potential products or processes will compete successfully. Additionally, there can be no assurance that ACCESS' and Chemex's competitors will not substantially increase the resources devoted to the development and marketing of products competitive with those of ACCESS. See "Business of ACCESS -- Competition" and "Business of Chemex."

     Dependence Upon Skilled Personnel. The business of ACCESS depends, and the business of Chemex following the consummation of the Merger is expected to depend, heavily upon the active participation of Dr. David Ranney and Kerry P. Gray. Loss of the services of either of these individuals would adversely affect the operation of ACCESS' business. In addition, both the long and short term success of ACCESS depend in large part upon its continued ability to attract and retain skilled scientific, and managerial employees, which may prove difficult because the market for the services of such individuals is highly competitive.

     Absence of Dividends. Neither Chemex nor ACCESS has paid cash dividends on its Common Stock, and Chemex, as the surviving corporation of the Merger, does not anticipate paying cash dividends on Chemex Common Stock in the foreseeable future. See "Comparative Share Prices and Dividends of Chemex Common Stock and ACCESS Common Stock."

                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished to the Chemex Stockholders in connection with the solicitation of proxies by the Board of Directors of Chemex for use at the Special Meeting. The Special Meeting will be held on the date, at the time and in the location, and will consider the matters, set forth under "The Special Meeting." A form of proxy is being provided to the Chemex Stockholders with this Proxy Statement/Prospectus. The approximate date on which this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the accompanying Proxy is first being mailed to Chemex Stockholders is
          , 1995. Information with respect to the execution and revocation of proxies is provided under "The Special Meeting -- Voting Rights."

     The costs of solicitation of Chemex Stockholder proxies will be borne by Chemex. Chemex will reimburse the brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, the beneficial holders of Chemex Common Stock.

     Chemex has retained DF King and Arenal & Company to assist it in the solicitation of proxies at an estimated cost of $7,500, and $3,000, respectively, plus reimbursement of such companies' accountable expenses. Chemex Stockholder proxies will be solicited by employees of DF King and Arenal & Company and also may be solicited by directors or executive officers of Chemex, in person, by letter or by telephone, telecopy or telegram.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING


     At the Special Meeting, the Chemex Stockholders will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement, pursuant to which, among other matters, ACCESS will be merged with and into Chemex, with Chemex the surviving corporation and each share of the ACCESS Common Stock will be converted into 3.7744 shares of Chemex Common Stock (subject to adjustment as provided in the Merger Agreement); (ii) the approval of an amendment to the Certificate of Incorporation of Chemex increasing the number of authorized shares of Chemex Common Stock to 40,000,000 and the number of authorized shares of Chemex Preferred Stock to 10,000,000; (iii) the approval of an amendment to the Certificate of Incorporation of Chemex to effect a change of the name of Chemex to "ACCESS Pharmaceuticals, Inc."; (iv) the approval of the establishment of the Chemex 1995 Stock Option Plan (the "Plan"), whereby an aggregate of 2,000,000 shares of Chemex Common Stock will be issuable pursuant to the terms of such plan; (v) to ratify the selection of KPMG Peat Marwick LLP by the Board of Directors of Chemex as Chemex's independent auditors; (vi) the election of three directors; and (vii) the approval of an adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the Special Meeting to consider and approve any or all of the above proposals.


     The Board of Directors of Chemex without dissent has approved the Merger Agreement and the transactions contemplated thereby and recommends that the Chemex Stockholders vote "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.


     The Board of Directors of Chemex without dissent has also approved the 1995 Option Plan and the proposed amendments to the Certificate of Incorporation of Chemex, has selected KPMG Peat Marwick LLP as Chemex's independent auditors and has designated the nominees for election as directors. The Board of Directors of Chemex recommends that the Chemex Stockholders vote "FOR" the proposal to approve the 1995 Option Plan, "FOR" the proposals to amend the Certificate of Incorporation of Chemex, "FOR" ratification of its selection of independent auditors and "FOR" the election of each of the nominees for director. See "The Proposed Merger -- Recommendations of the Board of Directors and Reasons for the Merger," "Proposal to Approve the 1995 Stock Option Plan," "Proposals to Amend the Certificate of Incorporation of Chemex," "Ratification of Selection of Independent Auditors" and "Election of Directors."

     It is expected that representatives of KPMG Peat Marwick LLP will be present at the Special Meeting and will be available to respond to questions. Representatives of KPMG Peat Marwick LLP will be given an opportunity to make a statement at the Special Meeting if they so desire.

DATE, TIME AND PLACE; RECORD DATE


     The Special Meeting is scheduled to be held at 10:00 A.M., local time, on
January 23, 1996, at           . The Board of Directors of Chemex has fixed the
Record Date at the close of business on December 15, 1995 for the determination of Chemex Stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Chemex Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.


VOTING RIGHTS


     The affirmative vote of the majority of shares of Chemex Common Stock present, either in person or represented by proxy, at the Special Meeting is required to approve each of the matters presented for stockholder approval with the exception of the proposals to approve and adopt the Merger Agreement and the transactions contemplated thereby and to amend the Certificate of Incorporation of Chemex. Pursuant to the Delaware General Corporation Law, the affirmative vote of the holders of at least a majority of the shares of Chemex Common Stock outstanding as of the Record Date is required to approve the proposals to approve and adopt the Merger Agreement and to amend the Certificate of Incorporation of Chemex. At the Record Date, there were 8,737,788 shares of Chemex Common Stock outstanding. Holders of record of Chemex Common Stock outstanding as of the Record Date are entitled to one vote per share at the Special Meeting. The presence, either in person or represented by proxy, of the holders of a majority of the shares of Chemex Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Special Meeting. As of the Record Date, Chemex's directors, executive officers and their respective affiliates as a group beneficially held shares representing approximately 14.4% of the votes entitled to be cast by Chemex Stockholders at the Special Meeting.


     Chemex Stockholders have the right to vote cumulatively for the election of directors. This means that in the voting at the Special Meeting each Chemex Stockholder, or his proxy, may multiply the number of his shares by three (the number of directors to be elected) and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. The proxies submitted to the Board of Directors in response to this solicitation may, in the discretion of the proxy holder, cumulate the votes of the shares they represent. However, the Board of Directors requires that any Chemex Stockholder otherwise electing to exercise his cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Special Meeting or, if voting by proxy given to someone other than those designated by the Board of Directors in this solicitation, to so indicate on said proxy.

     The Chemex Board of Directors is soliciting proxies so that each Chemex Stockholder on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a Chemex Stockholder does not return a signed proxy card, his or her shares will not be voted, unless such stockholder attends and votes at the Special Meeting, and thus will have the effect of a vote against the proposals to approve the amendments to the Certificate of Incorporation of Chemex and to approve and adopt the Merger Agreement.

     A broker who holds shares in street name will not be entitled to vote on the Merger, the 1995 Stock Option Plan, the amendments to the Certificate of Incorporation of Chemex, the ratification of Chemex's independent auditors and the election of directors without instructions from the beneficial owner. This inability to vote is referred to as a broker nonvote. Abstentions and broker nonvotes will be counted for purposes of determining the existence of a quorum at the Special Meeting. However, since the proposals for the approval and adoption of the Merger Agreement and for amendments of the Certificate of Incorporation of Chemex to be considered at the Special Meeting require the affirmative vote of at least a majority of the shares of Chemex Common Stock outstanding as of the Record Date, abstentions and broker nonvotes will have the effect of a negative vote with respect to such proposals, but not as to the other proposals to be considered at the Special Meeting. Chemex Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted. If a Chemex Stockholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, "FOR" the proposals to approve the 1995 Option Plan and the amendments to the Certificate of Incorporation of Chemex, "FOR" the election of each of the nominees for director and "FOR" ratification of the Chemex Board's selection of Chemex's independent auditors.

     The proxy card also confers discretionary authority on the individuals appointed by the Board of Directors of Chemex and named on the proxy card to vote the shares represented thereby on any other matter incidental to the Special Meeting that is properly presented for action at the Special Meeting or any adjournment or postponement thereof.

     Any Chemex Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Chemex, at 660 White Plains Road, Suite 400, Tarrytown, New York 10591, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

STATE OF INCORPORATION AND PRINCIPAL PLACE OF BUSINESS

     Chemex was founded in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc. Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989. Upon consummation of the Merger, Chemex's name will be changed to ACCESS Pharmaceuticals, Inc. and its operations and principal office will be moved to ACCESS' facilities in Dallas, Texas and Delaware will remain as the state of incorporation.

APPRAISAL RIGHTS

     If the Merger is consummated, stockholders of ACCESS who comply with and perfect their statutory appraisal rights under Article 5.11 et seq. of the Texas Business Corporation Act will be entitled to have the "fair value" of their shares of ACCESS stock at the effective time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them. See Exhibit C attached hereto. Holders of the Chemex Common Stock are not entitled to appraisal or dissenters' rights under Delaware General Corporation Law in connection with any of the proposals since, as of the Record Date, there were more than 2,000 record holders of Chemex Common Stock. See Exhibit D attached hereto.

                              THE PROPOSED MERGER

GENERAL

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.

     At the Effective Time, ACCESS will be merged with and into Chemex, and ACCESS will cease to exist as a corporation. Chemex will be the surviving corporation in the Merger.

     At the Effective Time, each then outstanding share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for, 3.7744 shares of Chemex Common Stock (subject to adjustment to the Conversion Number as a result of implementation of the Net Cash Adjustment and as otherwise provided in the Merger Agreement). No fractional shares of Chemex Common Stock will be issued in the Merger, and ACCESS Stockholders whose shares are converted in the Merger will be entitled to a cash payment in lieu of such fractional shares. See "No Fractional Shares."

     As a consequence of the Merger, warrants to purchase up to 48,036 shares of ACCESS Common Stock at an exercise price of $2.00 per share will be converted at the Effective Time into warrants to purchase up to 181,307 shares of Chemex Common Stock (subject to adjustment as a result of implementation of the Net Cash Adjustment and as otherwise provided in the Merger Agreement) at an exercise price of $0.53 per share (subject to adjustments as a result of the Net Cash Adjustment and as otherwise provided in the Merger Agreement).

     None of the shares of Chemex Common Stock issued and outstanding immediately prior to the Effective Time will be converted or otherwise modified in the Merger. All of such shares will continue to be outstanding capital stock of Chemex after the Merger.

     A description of the relative rights, privileges and preferences of Chemex Common Stock, including certain non-significant differences between Chemex Common Stock and ACCESS Common Stock, is set forth under "Chemex Capital Stock" and "Comparison of Rights of Holders of ACCESS Common Stock and Chemex Common Stock."

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place within five business days following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Chemex and ACCESS may agree (the "Closing Date"). The Merger will become effective on the later of the date the Certificate of Merger required under Delaware General Corporation Law is accepted for filing by the Secretary of State of the State of Delaware and the Articles of Merger required under the Texas Business Corporation Act is accepted for filing by the Secretary of State of the State of Texas. Such filings will be made simultaneously with, or as soon as practicable after, the Closing.

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, ACCESS Stockholders immediately prior to the Effective Time will be entitled to receive 3.7744 shares of Chemex Common Stock (subject to possible adjustments to such conversion number (the "Conversion Number") as a result of implementation of the Net Cash Adjustment and otherwise as provided in the Merger Agreement) in exchange for each share of ACCESS Common Stock held immediately prior to the Effective Time. See "General." Notwithstanding the Conversion Number, no fractional shares of Chemex Common Stock will be issued. See "No Fractional Shares." As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each person who was an ACCESS Stockholder immediately prior to the Effective Time. The transmittal instructions will describe the procedures for surrendering the ACCESS stock certificates that prior to the Merger represented ACCESS Common Stock in exchange for Chemex stock certificates representing

Chemex Common Stock. The form of letter of transmittal will specify that delivery shall be effected, and the risk of loss and title to the Chemex stock certificates shall pass, only upon actual delivery of the ACCESS stock certificates to the Exchange Agent. Upon surrender of the ACCESS stock certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, such ACCESS Certificates will be canceled and the holder of such ACCESS stock certificates will receive a Chemex stock certificate representing that number of whole shares of Chemex Common Stock to which the former ACCESS stockholder is entitled pursuant to the provisions of the Merger Agreement, in addition to payment in cash for any fractional share of ACCESS Common Stock. ACCESS STOCKHOLDERS SHOULD NOT SUBMIT THEIR ACCESS STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     ACCESS Stockholders will not be entitled to receive any dividends or other distributions on Chemex Common Stock until the Merger has been consummated and they have exchanged their ACCESS stock certificates for Chemex stock certificates. Subject to applicable laws, any such dividends and distributions after the Effective Time will be accumulated and, at the time a former ACCESS Stockholder surrenders his or her ACCESS stock certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Chemex Common Stock, will be paid without interest. It is not anticipated that any accrued and unpaid dividends or distributions would exist at the Effective Time. See "Comparative Per Share Prices and Dividends of Chemex Common Stock and ACCESS Common Stock."

     If any Chemex stock certificate is to be issued in a name other than that in which the corresponding ACCESS stock certificate is registered, it is a condition to the exchange of the ACCESS stock certificate that the former ACCESS Stockholder requesting such exchange comply with applicable transfer requirements and pay any applicable transfer or other taxes, or establish to the satisfaction of Chemex that such tax has been paid or is not applicable. No transfers of ACCESS Common Stock will be made on the stock transfer books of ACCESS after the close of business on the day prior to the Effective Time.

     Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any former ACCESS Stockholder for any shares of Chemex Common Stock delivered to state authorities pursuant to applicable abandoned property, escheat or other similar laws. At any time following 180 days after the Effective Time, Chemex may require the Exchange Agent to return all Chemex Common Stock and cash deposited with the Exchange Agent which has not been disbursed to former ACCESS Stockholders and thereafter any such holders which have not remitted their ACCESS stock certificates to the Exchange Agent may look to Chemex only as a general creditor with respect thereto.

NO FRACTIONAL SHARES

     No certificates or scrip for fractional shares of Chemex Common Stock will be issued upon the surrender for exchange of ACCESS stock certificates in the Merger. No dividend, stock split or interest will be paid with respect to any fractional share of Chemex Common Stock, and such fractional interests will not entitle the owner thereof to vote or to any of the other rights of a Chemex Stockholder. Instead, each ACCESS Stockholder who would otherwise have been entitled to a fraction of a share of Chemex Common Stock upon surrender of ACCESS stock certificates for exchange will be entitled to receive from the Exchange Agent a cash payment (without interest) at a pro rata price based on the valuation value of Chemex Common Stock at $0.75 per share.

BACKGROUND OF THE MERGER

     During 1994 it became apparent to Chemex that to succeed in the changing biotechnology and developing pharmaceutical environment and to maximize stockholder value, Chemex had to form a strategic alliance by way of a joint venture or merger. Potential partners were identified, initially in the field of dermatology, and discussions commenced with potential partners in the later part of 1994. As a result of such discussions, it became apparent to Chemex that the possibility of forming a strategic alliance in the field of dermatology which would be advantageous to the Chemex stockholders was questionable. Consequently, the search for a merger or joint venture partner was expanded to include entities whose technologies had the potential to give Chemex stockholders significant "upside" potential.

     On July 10, 1995 the possibility of a merger was first discussed with ACCESS. The Chemex Board of Directors was made aware of this opportunity on July 11, 1995 and gave management approval to commence discussions and analysis of the business combination. Scientific due diligence was conducted by Atul Khandwala, then the Executive Vice President of Chemex, and other representatives of Chemex on July 15, 1995 at ACCESS' principal offices. Based upon the scientific due diligence of the ACCESS technology it was determined that discussions of terms regarding a potential merger should proceed. On July 21, 1995 Herbert McDade, Leonard Stigliano, the then Principal Financial Officer of Chemex, and Kerry Gray, the President and CEO of ACCESS, met at the Chemex headquarters to negotiate possible merger terms. See "Conflicts of Interest."

     On July 26, 1995 a draft outline of terms and conditions that would form the basis of the Merger Agreement were forwarded to ACCESS. ACCESS responded to this draft on July 27, 1995 and presented this potential opportunity to its Board of Directors on July 31, 1995 and was given approval to continue discussions.

     Concurrent with these discussions both Chemex and ACCESS were investigating alternative business strategies and Chemex was involved with the sale of Amlexanox to Block. Negotiations were not advanced significantly during August while each of ACCESS and Chemex evaluated its alternatives.

     As of July 31, 1995 Chemex's research and development operations ceased and Chemex's operating expenses were reduced significantly. All research and development operations of Chemex have been suspended pending the Merger and will be reviewed after the proposal is approved to determine which projects, if any, will be continued after the consummation of the Merger.

     On September 11, 1995 ACCESS forwarded to Chemex the draft Merger Agreement. Chemex responded to this draft Merger Agreement on September 18, 1995. Concurrent with the negotiations with ACCESS, Chemex was negotiating the Stockholder's Agreement with the majority shareholder of ACCESS, Dr. David Ranney, to gain concessions required by the Chemex Board of Directors. See "Stockholders Agreement" and "Certain Relationships and Related
Transactions -- ACCESS."

     The Board of Directors of Chemex approved the transaction at a Board of Directors meeting conducted on September 14, 1995, subject to certain revisions in the terms and receipt of a fairness opinion that the Merger from a financial point of view was fair to the Chemex Stockholders. Final negotiations were concluded with both ACCESS and Dr. David Ranney (regarding the Stockholder's Agreement) on October 2, 1995.

     On September 15, 1995 Chemex engaged Advisory Capital Partners, an investment banking firm, to render the fairness opinion. This opinion was received on October 3, 1995. See "Opinion of Financial Advisor."

CONFLICTS OF INTEREST

     Upon the effectiveness of the Merger, Herbert H. McDade, Jr., presently Chairman of the Board, Chief Executive Officer, President and Treasurer of Chemex, will become a director and Chairman of the Board of Chemex as the surviving corporation of the Merger. See "Management" for additional information about Mr. McDade. As of September 30, 1995, Mr. McDade was the owner of 115,000 shares of ACCESS Common Stock and therefore will become the beneficial owner of, at the Effective Time, 434,056 shares of Chemex Common Stock as a result of the exchange of such shares of ACCESS Common Stock pursuant to the terms of the Merger Agreement in addition to the 289,157 shares of Chemex Common Stock beneficially owned by Mr. McDade as of September 30, 1995. Mr. McDade was a director of ACCESS from January 1989 to July 31, 1995. In addition, in consideration for the termination of his employment with Chemex and for an agreement by Mr. McDade to forfeit severance pay equal to approximately two years of his base salary which he would be otherwise entitled to receive on a change in control of Chemex pursuant to his employment agreement with Chemex, conditioned upon the consummation of the Merger, Mr. McDade and Chemex have entered into an agreement on October 4, 1995, pursuant to which, among other things, (i) Mr. McDade will become a consultant to Chemex, providing consulting services to Chemex at least four days each month and will be paid a base of $1,500 per day of consulting;
(ii) Chemex will use its best efforts to retain Mr. McDade's enrollment under its healthcare plan; and (iii) the period for exercise for all options and SARs owned by Mr. McDade will be extended from three months after the termination of his employment with Chemex to the expiration of the option or SAR. See "Security Ownership of Certain Beneficial Owners and Management" for both Chemex and ACCESS and "Certain Relationships and Related Transactions -- Chemex."

     Charles Smith, a director of Chemex, is the beneficial owner as of September 30, 1995 of 25,000 shares of ACCESS Common Stock and therefore will become the beneficial owner of an additional 94,360 shares of Chemex Common Stock at the Effective Time. See "Security Ownership of Certain Beneficial Owners and Management -- Chemex" and "Access."

REASONS FOR THE MERGER

  Chemex

     Chemex has been unsuccessful in its attempt to raise additional equity financing over the past three years which reflects the general difficulty of biotechnology and pharmaceutical research and development companies to obtain such financing. With the objective of maximizing value for its stockholders, Chemex has actively pursued a strategy of investigating merger or joint venture possibilities with entities that either have adequate financial resources to continue the research and development of Chemex's dermatology drugs or have significant technology that would give the Chemex stockholders some "upside" possibility in terms of share value.

     As the competition for equity funding became fierce during the 1993-94 period due to the contraction of both public and private investing, the possibility to fund a dermatology company was made even more difficult. Chemex's position in this regard was further exacerbated by the fact that the potential revenues from product developments would accrue to the joint venture with Block, and Chemex would receive only a portion of the revenues. See "Business of Chemex."

     The joint venture with Block also proved to be a hindrance in entering a new technology relationship with a third party because, pursuant to the joint venture, essentially half of the assets of Chemex (the dermatology drug portfolio) were encumbered by another party. Further, as a result of Chemex's limited cash resources, Chemex was unable to continue funding research projects under the joint venture. These factors were the primary reasons Chemex sought the dissolution of the joint venture, sold to Block Chemex's share of its rights to Amlexanox and actively pursued merging Chemex with another entity.

  Alternatives to the Merger

     As previously stated, Chemex has undertaken to identify and evaluate potential merger and joint venture arrangements.

     Commencing at the beginning of the second half of 1994 Chemex engaged in discussions with a biotechnology company whose technology has dermatology applications. Chemex management pursued this opportunity aggressively as the technology was exciting and such company was well-funded. Originally, it was planned that a possible transaction could be concluded in January 1995. However, due to internal strategic direction discussions of the potential partner the transaction was delayed past the point where the decision to exercise the option on the sale of Amlexanox to Block had to be made by Chemex. Despite this, negotiations continued into August 1995 at which time it became apparent that if a transaction was possible it would be under less favorable terms and would be in a different form than was previously envisaged.

     Despite the optimism of Chemex management regarding the likelihood of concluding the above outlined transaction Chemex continued to pursue other opportunities which resulted in advanced discussions with three other potential partners.

     Chemex explored an opportunity to acquire a product in atopic dermatitis being developed by a major pharmaceutical company that was not interested in further advancing the dermatology applications of the compound. An investment group was negotiating for the rights to this product, which it would have licensed to Chemex along with providing funding to Chemex to advance the drug development in exchange for equity in Chemex. The terms proposed and the royalty payable to the major pharmaceutical company made this opportunity marginally attractive. Ultimately, another company pre-empted this opportunity by outbidding the investment group for the rights to the product.

     At the same time, negotiations were ongoing with two biotechnology companies engaged in similar endeavors whereby the two companies would have merged with Chemex. Initially this merger was considered to be an outstanding opportunity to acquire technology which would have applications in large market segments. However, the relative valuation of the two target companies resulted in one of the two companies declining to proceed with merger or joint venture discussions.

     Discussions continued with the other company and scientific due diligence was conducted. Terms of a potential merger were negotiated which initially were acceptable. However, findings during Chemex's financial due diligence of this company made this opportunity less attractive for Chemex and Chemex management decided to discontinue discussions.

     It was during this period of negotiations that the ACCESS opportunity was first discussed. Chemex's management's belief in the breadth of the ACCESS technology, the lower risk of technology failure, significant market potential for products that could be developed off the ACCESS technology, the projected burn rate to develop the ACCESS technology and the more favorable terms for the Chemex stockholders influenced Chemex management to recommend to the Board of Directors of Chemex approval of this transaction.

     If the Merger is not approved at the Special Meeting or is not consummated for any other reason, Chemex will have a limited number of alternatives. Chemex does not have the capital resources necessary to continue its business activities. Additionally, due to the lack of funds, Chemex has only one management employee and furthermore has no research employees, and therefore does not possess the managerial or technical skills necessary to continue Chemex's research and development activities. If the Merger is not consummated, Chemex could attempt to raise additional capital through public or private offerings of common stock, preferred stock or debt. However, based upon Chemex's past failures to obtain financing to continue its business, Chemex's ability to raise new capital in its current situation is believed by Chemex's management to be unlikely.

     Chemex could continue its efforts to locate a merger or joint venture partner of Chemex's business. Chemex, however, currently has no reason to believe that such a search would be any more successful than its last efforts.

     Chemex's final alternative would be liquidation. In a liquidation, Chemex's assets likely would be sold on an individual basis. Any royalty payments from Block in connection with sales of Amlexanox likely would be paid to Chemex stockholders over the life of the patent as a liquidating dividend. The present value of this dividend stream is projected to be significantly less than what could be realized by the Merger.

  ACCESS

     With the exception of the seed financings, which was provided principally by the founder, Dr. David Ranney, and his family members, ACCESS has been funded by corporate agreements. In 1993, coincidental with the significant downturn in biotechnology investing, ACCESS commenced venture capital fund raising activities in conjunction with a regional investment banking group. These activities were unsuccessful and in the second half of 1994 ACCESS commenced direct contact with potential investors. In the first half of 1995, ACCESS has received indications of interest from several potential investors, however, based on the time estimated to conclude such arrangements and the discontinuation of research and support payments, ACCESS commenced the evaluation of alternate financing activities, which would provide immediate cash and potentially longer term royalty streams. At the time these activities commenced, ACCESS was presented with two alternatives, one which could have led to the outright purchase of ACCESS by a major company and the Chemex alternative. The Board of Directors of ACCESS concluded that the Chemex alternative as the preferable alternative to maximize shareholder value.


DISCUSSION OF ADVANTAGES AND DISADVANTAGES OF THE MERGER



     Set forth below is a discussion of some of the advantages and disadvantages to Chemex and the Chemex Stockholders of the Merger. Chemex Stockholders should carefully consider such advantages and disadvantages in making their decision regarding the Merger.



  Advantages



     The Chemex Board of Directors found that the advantages of the Merger are that it provides Chemex with new technology, additional experienced pharmaceutical management, and a broader product range which may compete in large markets. The Merger will provide the Chemex Stockholders with an opportunity to participate in the upside potential of the products under development by ACCESS and otherwise in the combined company following the Effective Time, including through the addition of the managerial and technical resources of ACCESS. (See "Business of ACCESS" and "Management -- ACCESS.") As of July 31, 1995, all of Chemex's research and development operations ceased. In addition, Chemex does not anymore have the capital, management or technical resources necessary to continue its business or research and development activities or develop any products. (See "Reasons for the Merger.")



  Disadvantages



     The Chemex Board of Directors recognized that a disadvantage of the Merger is that it causes substantial dilution of the existing stockholders's interest. In addition, Dr. David Ranney currently beneficially owns approximately 64.8% of the issued and outstanding ACCESS Common Stock and will thus beneficially own, immediately after the Effective Time, approximately 40% of the issued and outstanding Chemex Common Stock. As a result, Dr. David Ranney will, subject to the terms of the Stockholder's Agreement which provides that so long as he beneficially owns fifteen percent or more of the capital stock of Chemex, Dr. David Ranney will, subject to certain conditions and exceptions, vote all of his shares of the capital stock of Chemex as recommended by the Board of Directors of Chemex for any proposal presented to the Chemex Stockholders for approval, effectively have the ability to determine all matters requiring approval by stockholders, including the election of Directors, and therefore to control the Company and direct its affairs and business and control the disposition of the Company. (See "Risk Factors -- Concentration of Ownership," "Principal Stockholders" (Chemex and ACCESS), "Management" (Chemex and ACCESS). "Certain Relationships and Related Transactions -- Chemex" and "The Proposed
Merger -- Stockholder's Agreement.")



     Also, consummating the Merger will at least temporarily foreclose any other alternatives available to Chemex. However, if the Merger is not approved at the Special Meeting or is not consummated for any other reason, Chemex will have a limited number of alternatives.



     As discussed above, Chemex does not have anymore the capital, management or technical resources necessary to continue its business activities. If the Merger is not consummated, Chemex could attempt to raise additional capital through public or private offerings of common stock, preferred stock or debt. However, based upon Chemex's past failures to obtain financing to continue its business, Chemex's ability to raise new capital in its current situation is believed by Chemex's management to be unlikely.



     Chemex could continue its efforts to locate a merger or joint venture partner. However, Chemex currently has no reason to believe that such a search would be any more successful than its last efforts. Furthermore, Chemex's Board of Directors concluded that Chemex would be unlikely to locate a technology or merger partner that would offer terms and conditions as favorable as those reflected in the Merger Agreement.



     Chemex's final alternative would be liquidation. However, in a liquidation, Chemex's assets would be sold on an individual basis. Any royalty payments from Block in connecting with sales of Amlexanox likely would be paid to Chemex Stockholders over the life of the patent as a liquidating dividend. The present value of this dividend stream is projected to be significantly less than what could be realized in the Merger. (See "Alternatives to the Merger.")



     The operations of the combined company following the Effective Time are subject to certain risks. See "Risk Factors."


CONDUCT OF CHEMEX'S BUSINESS AFTER CONSUMMATION OF THE MERGER

     One of the objectives of the Merger is to form a larger and stronger pharmaceutical development company with a broader base of technology and potential products and opportunity. Management expects to proceed as soon as possible to fully integrate all the functions of the merged companies. Following the Effective Time of the Merger, Chemex will relocate to ACCESS' facility in Dallas, Texas.

     Herbert H. McDade, Jr., Chairman of the Board, Chief Executive Officer, President and Treasurer of Chemex, has indicated that he will resign from all of such positions upon consummation of the Merger. In addition, four current members of the Board of Directors will resign as directors of Chemex (Vernon Taylor III, Charles Smith, Sandford Smith and Paul Woolard). Three directors will remain from Chemex as Directors of the new company (Elizabeth M. Greetham, J. Michael Flinn and Herbert H. McDade, Jr.), ACCESS will appoint three directors and one new director will be appointed jointly by the representatives of Chemex and ACCESS on the Board of Directors of the Surviving Corporation for a total of seven members. Pursuant to the Stockholder's Agreement, the Board of Directors of Chemex, following consummation of the Merger, is required to nominate, in any election of directors of Chemex, Dr. David Ranney or his nominee for election as director so long as Dr. Ranney beneficially owns at least 10% of the issued and outstanding Chemex Common Stock. See "Stockholder's Agreement" and "Certain Relationships and Related Transactions -- Chemex." If the Merger is not consummated for any reason, the current directors of Chemex and the directors elected at the Special Meeting will continue as the directors of Chemex, subject to the requirements of the Delaware General Corporation Law, the Chemex Certificate of Incorporation and the Chemex Bylaws. See "Election of Directors."

     Upon consummation of the Merger, Chemex's Board of Directors intends to elect as the new management of Chemex: Kerry P. Gray as President and Chief Executive Officer, Dr. David Ranney as Executive Vice President, and Stephen B. Thompson as Chief Financial Officer. See "Effects of the Merger" and "Management of ACCESS." For information regarding historical compensation paid to Messrs. Gray, Ranney, and Thompson, see "Executive Compensation -- ACCESS." If the Merger is not consummated for any reason, the officers of Chemex as set forth in "Management of Chemex" are expected to continue as the officers of Chemex.

     Chemex also expects to identify and evaluate new product opportunities in the pharmaceutical field. These opportunities may come from a number of potential sources, including other pharmaceutical companies and inventors. Management believes that there are and will continue to be significant product opportunities for Chemex from companies which are either unwilling or unable to develop these opportunities for financial or other reasons.

     The Merger will not provide funding adequate for research and development of the ACCESS technology portfolio. As a result, Chemex expects to seek additional funding in the near term. The form and timing of this additional funding will depend upon market conditions and the achievement of regulatory and other milestones by Chemex. No assurance can be given that any additional funding on terms acceptable to Chemex will be achieved.

RECOMMENDATION OF THE BOARD


     At a meeting held on September 14, 1995, the Board of Directors of Chemex unanimously approved the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Board of Directors of Chemex consulted with its counsel and its management, and considered the following material factors: the current status and respective operations and financial prospects of Chemex and ACCESS,

Chemex's capital requirements and the alternatives available to Chemex. The Chemex Board of Directors expressly conditioned its approval of the Merger Agreement upon the receipt of an opinion from Chemex's financial advisor that the Merger was fair, from a financial point of view to the Chemex Stockholders. The Chemex Board of Directors recognized that a disadvantage of the Merger is that it causes substantial dilution of the existing stockholders' interests. Nevertheless, substantial time and effort were expended over a two-year period to explore the possible alternative funding opportunities and no other satisfactory arrangements were found. The Chemex Board of Directors found that the advantages of the Merger are that it provides Chemex with new technology, additional experienced pharmaceutical management, and a broader product range which may compete in large markets. In addition, the Board of Directors in considering the alternatives available to Chemex determined that (i) Chemex lacked the capital, managerial and technical resources anymore necessary to continue its business, conduct its research and development activities and develop products and that the further acquisition of capital on terms favorable to Chemex and the Chemex Stockholders was unlikely, (ii) Chemex's ability to merge with another technology company with similar upside potential to that of ACCESS was unlikely, and (iii) liquidation of Chemex would be a less desirable alternative since, in a liquidation, Chemex's assets would be sold on an individual basis and any royalty payments from Block in connection with sales of Amlexanox likely would be paid to Chemex Stockholders over the life of the patent as a liquidating dividend with the present value of this dividend stream projected to be significantly less than what could be realized in the Merger. (See "Discussion of Advantages and Disadvantages of the Merger.") Accordingly, the Board of Directors of Chemex recommends that the Chemex Stockholders vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "Conflicts of Interest."


OPINION OF FINANCIAL ADVISOR

     In its role as financial advisor to Chemex, Advisory Capital Partners ("ACP") was asked by Chemex to render its opinion to the Chemex Board of Directors as to the fairness to the Chemex Stockholders, from a financial point of view, of the Merger.

     On September 27, 1995, ACP orally advised Chemex that, as of such date, the Merger was fair, from a financial point of view, to the holders of outstanding shares of Chemex Common Stock. ACP subsequently confirmed its oral opinion by delivery of a written opinion dated October 3, 1995.


     The full text of the written opinion of ACP dated October 3, 1995, which sets forth, among other things, the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus. Chemex Stockholders are urged to read such opinion in its entirety. ACP's opinion is directed to the Chemex Board of Directors, addresses only the fairness of the Merger to the Chemex Stockholders from a financial point of view and does not constitute a recommendation to any Chemex Stockholder as to how such stockholder should vote at the Special Meeting. The opinion was rendered to the Chemex Board of Directors in connection with its consideration in whether to approve the Merger. Additionally, ACP's opinion does not express an opinion as to the price or trading range at which the Chemex Common Stock will trade subsequent to the date of its opinion. The summary of the opinion of ACP in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


     In connection with its opinion, ACP (i) reviewed the Merger Agreement; (ii) reviewed and analyzed certain publicly available information concerning Chemex;
(iii) reviewed and analyzed certain internal financial and operating information with respect to the business, operations and prospects of Chemex furnished to ACP by Chemex; (iv) reviewed and analyzed certain internal financial and operating information with respect to the business, operations and prospects of ACCESS furnished to ACP by ACCESS; (v) reviewed and analyzed certain financial forecasts of Chemex and ACCESS prepared by their respective managements; (vi) discussed the past and current operations and financial condition and the prospects of Chemex with senior management of Chemex; (vii) discussed the past and current operations and financial condition and the prospects of ACCESS with senior management of ACCESS; (viii) discussed the strategic and operating benefits anticipated from the Merger with the senior management of each of Chemex and ACCESS; (ix) visited Chemex's facility in Fort Lee, New Jersey; (x) visited ACCESS' facility in Dallas,

Texas (xi) reviewed the price and trading history of Chemex Common Stock; and
(xii) analyzed the pro
forma financial effect of the Merger.

     ACP assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to financial projections, ACP assumed that they had been reasonably prepared on bases reflecting the best currently available information and judgments of the future financial performance of Chemex and ACCESS. ACP has not made an independent valuation or appraisal of the assets or liabilities of Chemex. ACP has also assumed the Merger will be treated as a tax-free reorganization. ACP's opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and information made available to it as of, the date of the opinion.

     The following is a brief summary of certain of the financial analyses utilized by ACP in connection with providing its written opinion to the Chemex Board of Directors on October 3, 1995.

     Comparable Company and Comparable Transaction Analyses: Due to the substantial operating losses experienced by Chemex recently and the cessation of its research and development activities, ACP concluded that comparison of financial information of Chemex with that of other publicly traded companies actively pursuing the drug development business and comparison of multiples in completed merger and acquisition transactions of active drug development companies to those in the Merger would not provide meaningful data.

     Trading History: ACP examined the history of trading prices and volumes in the Chemex Common Stock in order to determine whether an open and active market existed and how this might be affected by the Merger. Chemex's Common Stock was delisted from Nasdaq on April 27, 1995 for failure to meet the net equity requirements. ACP believes that the increase in book value and improvement in equity financing prospects for Chemex resulting from the Merger improve the probability that Chemex may in the future meet Nasdaq's net equity requirements and again be listed. Given the reduced liquidity experienced by holders of unlisted stocks as compared to listed stocks generally, ACP concluded that the holders of Chemex Common Stock may experience an improvement in the liquidity of the market for their shares as a result of the Merger.

     Contribution Analysis: ACP analyzed the pro forma contribution of each of Chemex and ACCESS to the combined company if the Merger were to be consummated. The pro forma figures reflect the adjusted contribution levels of each company for the 12 months ended June 30, 1995. ACP calculated that each of Chemex and ACCESS contributes 44% and 56% to pro forma book value, and 46% and 54% to pro forma revenues, respectively. ACP also calculated that each of Chemex and ACCESS contributes 87% and 13% to pro forma operating loss, 87% and 13% to pro forma pre-tax loss, and 87% and 13% to pro forma net loss, respectively. This contribution analysis was then compared to the pro forma ownership percentage of Chemex Stockholders in the combined company of 39% (assuming that ACCESS Stockholders do not receive and exercise warrants for 750,000 shares of Chemex Common Stock upon the achievement of certain milestones). The results of these contribution analyses are not necessarily indicative of the future contributions of each company.

     Pro Forma Analysis: ACP analyzed certain pro forma effects of the Merger on the combined companies' earnings per share. ACP found a change in loss per share of $(0.28) to $(0.12) for the 12 month period ended June 30, 1995, a reduction of 56%.

     Discounted Cash Flow Analysis: ACP performed a discounted cash flow analysis of Chemex based on three projections having varying assumptions for the fiscal periods 1996 to 2009 which were provided by the management of Chemex. In performing its analysis, ACP applied discount rates ranging from 20% to 30% and a terminal value multiple of 10 to 15 times operating income. The resulting range of values, from $4.4 million to $9.4 million in aggregate, or from $0.50 to $1.07 per share, was compared to the contribution of ACCESS to the combined companies.

     ACP performed a discounted cash flow analysis of ACCESS based on fiscal 1996 to 2001 projections provided by the management of ACCESS. In performing its analysis, ACP applied discount rates ranging from 30% to 50% and a terminal value multiple of 10 to 20 times operating income. The resulting range of values of the contribution of ACCESS to the combined companies was from $9.7 million to $37.0 million in aggregate, or $0.67 to $2.55 per Chemex share received in the merger (assuming ACCESS Stockholders do receive and exercise their warrant for an additional 750,000 shares of Chemex Common Stock on the achievement of certain milestones).

     Based upon the range of values obtained from the discounted cash flow analyses of Chemex and ACCESS, ACP observed that Chemex would contribute from 11% to 49% of the value of the combined companies while stockholders would own from 38% to 39% of the stock of the combined companies (depending upon the exercise of ACCESS' warrant for 750,000 additional shares of Chemex Common Stock).

     The summary set forth above does not purport to be a complete description of the analyses performed by ACP in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. ACP believes that its analyses and summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses performed by ACP in connection with the preparation of its opinion letter. In performing its analyses, ACP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chemex and ACCESS. The analyses performed by ACP are not necessarily indications of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     ACP is an investment banking, advisory and principal investment firm engaged in private placements, mergers, acquisitions, divestitures, valuations, integrated advisory services to managements and Boards of Directors, and principal investing. ACP has not provided investment banking services to Chemex prior to its services related to the Merger. Chemex will pay ACP a fee of $75,000 for its services regarding the Merger, of which $37,500 has been paid to date, plus the reimbursement of certain out-of-pocket expenses. ACP's fee was not contingent on the conclusion reached in its opinion. In addition, Chemex has agreed to indemnify ACP and certain related persons against certain losses, claims, damages or liabilities, including certain liabilities under the federal securities laws, which may be incurred by ACP in connection with its engagement by Chemex.

ACCOUNTING TREATMENT OF THE MERGER

     Pursuant to the Merger, each share of ACCESS Common Stock will be converted into 3.7744 shares of Chemex Common Stock (subject to adjustment pursuant to the Net Cash Adjustment and as otherwise provided by the Merger Agreement).

     As a result of the Merger, ACCESS Stockholders will own approximately 13,750,000 shares of Chemex Common Stock which will constitute approximately 60% of the issued and outstanding shares of Chemex Common Stock. Following the transaction, Chemex will continue as a publicly traded corporation. The Merger will result in ACCESS obtaining a majority voting interest in Chemex. Generally accepted accounting principles require that a company whose stockholders retain the controlling interest in a combined business be treated as the acquirer for accounting purposes. As a consequence, the Merger will be accounted for as a "reverse acquisition" for financial reporting purposes and ACCESS will be deemed to have acquired, at the Effective Time, an approximate 60% interest in Chemex. Despite the financial reporting requirement to account for the acquisition as a "reverse acquisition," Chemex remains the continuing legal entity and registrant for Commission reporting purposes. At the Effective Time, Chemex will change its name to "ACCESS Pharmaceuticals, Inc."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the principal Federal income tax consequences associated with the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), assuming that the Merger is consummated as contemplated herein. The discussion is based upon currently existing provisions of the Code, existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions.

All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.


     Because there is some uncertainty concerning certain of the Federal income tax consequences associated with the Merger and because the following discussion does not describe all of the potentially relevant tax consequences, each holder of ACCESS Common Stock should consult his own tax advisor regarding the tax consequences of the Merger in light of such holder's own situation, including the application and effect of any state, local or foreign income and other tax laws. In particular, the discussion set forth below may not be applicable to special classes of taxpayers including, without limitation, foreign persons, tax-exempt entities and holders who acquired their ACCESS Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation or who hold restricted stock. Moreover, holders of ACCESS Common Stock should be aware that the Federal income tax rate for individuals on long-term capital gains may be significantly lower than the rate imposed on ordinary income or short-term capital gain.


     In General. No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. Consummation of the Merger is conditioned on there being delivered the opinions of Robert McGuinness, counsel to ACCESS, and Bingham, Dana & Gould, counsel to Chemex, that for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and ACCESS and Chemex will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Any such opinion will be based on certain assumptions as well as on representations received from ACCESS, Chemex and certain shareholders of ACCESS. The following discussion assumes the Merger will qualify as a reorganization.

     Exchange of ACCESS Common Stock pursuant to the Merger will have the Federal income tax consequences described below. The discussion below assumes that the ACCESS Stock exchanged by each holder in the Merger is held as a capital asset.

     Exchange of ACCESS Common Stock for Chemex Common Stock. A holder who exchanges his ACCESS Common Stock for Chemex Common Stock in the Merger will not recognize gain or loss on the exchange. The aggregate tax basis of the Chemex Common Stock received will be equal to the aggregate tax basis of the ACCESS Stock exchanged, and the holding period of the Chemex Common Stock received will include the holding period of the ACCESS Common Stock exchanged.

     Exchange of ACCESS Common Stock Solely for Cash. If a holder exchanges all of his ACCESS Common Stock solely for cash in the Merger pursuant to the exercise of dissenter's rights, (a) if such holder does not own (actually or constructively) Chemex Common Stock immediately after the Merger, then such holder will recognize capital gain or loss equal to the difference between the basis of the ACCESS Stock surrendered and the cash received and (b) if such holder owns (actually or constructively) Chemex Common Stock immediately after the Merger, then it is not clear whether such holder will automatically recognize capital gain or loss or instead may possibly be treated as recognizing a dividend, taxable at ordinary income rates. If the holder is treated as receiving a dividend, the entire amount of the cash received (without regard to any limitation measured by gain) may be treated as a dividend.


     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash to a holder who received cash pursuant to appraisal or dissenter's rights, a holder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. A Form W-9 will be included as a part of the Transmittal Materials (as defined below under "The Merger
Agreement -- Exchange of Stock Certificates"). If the correct TIN and certifications are not provided, a $50 penalty may be imposed on the holder by the IRS and any cash payments received by the holder in exchange for shares may be subject to backup withholding tax at a rate of 31%.


     Tax Treatment of Chemex and ACCESS. No gain or loss will be recognized by Chemex or ACCESS as a result of the Merger. The basis of the ACCESS assets acquired by Chemex will be, in each instance, the same as the basis for those assets in the hands of ACCESS immediately prior to the Merger, and the holding period of those assets in the hands of Chemex will include, in each instance, the holding period of those assets in the hand of ACCESS.



     As of December 31, 1994, Chemex's net operating losses ("NOLs") for federal income tax purposes, as shown in the Notes to Consolidated Financial Statements of Chemex, were approximately $34 million, and were due to begin to expire commencing in the year 2009. As of that same date, ACCESS NOLs, as shown in the Notes to Financial Statement of ACCESS were approximately $400,000, and were due to begin to expire in varying amounts through the year 2005. As a result of the Merger, Chemex expects to incur, and ACCESS may but does not expect to incur, an "ownership change" under federal tax law. As a result, any NOLs incurred prior to an ownership change will be subject to an annual limit for use in subsequent years equal to the corporation's value at the time of the ownership change multiplied by a percentage equal to the federal long-term tax-exempt interest rate (5.85 percent during December 1995). Unused NOLs continue to be carried forward until they expire, subject to these limitations. Other limitations to NOLs and tax credits of Chemex and ACCESS may apply as a result of the Merger. Similar limitations may apply to credit carrybacks.


     For state income tax purposes, use of existing New Jersey NOLs is limited by reference to income subject to tax in New Jersey. As described above under the caption "Operations After the Merger," it is presently expected that the Surviving Corporation will be located in Texas. As a result, its income subject to New Jersey tax, and consequently its ability to use New Jersey NOLs, may be substantially reduced.

THE MERGER AGREEMENT

     General. The following is a brief summary of certain provisions of the Merger Agreement and their effect. This summary is not intended to be a complete statement of all material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A and incorporated herein by reference in its entirety.

  Effective Time of the Merger

     The Merger Agreement provides that, at the Effective Time, each then outstanding share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for, 3.7744 shares of Chemex Common Stock (subject to adjustment as provided in the Merger Agreement); provided, however, that if at the Effective Time the Total Cash Assets of Chemex are less than the Minimum Cash Assets, then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for, an additional
 .0000003635 shares of Chemex Common Stock. Such exchange ratio was established through arms-length negotiations between Chemex and ACCESS. None of the shares of Chemex Common Stock issued and outstanding immediately prior to the Effective Time will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Chemex after the Merger.

     As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each ACCESS Stockholder to be used in forwarding his or her ACCESS stock certificates for surrender and exchange for Chemex stock certificates and, if applicable, cash in lieu of a fractional share of Chemex Common Stock. After receipt of such transmittal instructions and form of transmittal letter, each former ACCESS Stockholder should surrender his or her ACCESS stock certificates to the Exchange Agent in accordance with the transmittal instructions. See "Exchange of Stock Certificates" and "No Fractional Shares."

     After the Effective Time, each ACCESS stock certificate, until so surrendered and exchanged, will be deemed to evidence the right to receive the number of shares of Chemex Common Stock that the former ACCESS Stockholder is entitled to receive pursuant to the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of Chemex Common Stock. The holder of such unexchanged ACCESS stock certificates will not be entitled to receive any dividends or other distributions payable by ACCESS until such ACCESS stock certificates are surrendered. Subject to applicable laws, any such dividends and distributions after the Effective Time, if any, will be accumulated and, at the time a former ACCESS Stockholder surrenders his or her ACCESS stock certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of Chemex Common Stock, will be paid without interest.

     None of the shares of Chemex Common Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Chemex after the Effective Time.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of Chemex and ACCESS, respectively, relating to, among other things, their respective: (i) corporate power, good standing and similar corporate matters; (ii) capital structure; (iii) absence of subsidiaries; (iv) authorization and enforceability of the Merger Agreement and related matters; (v) absence of undisclosed liabilities; (vi) absence of certain material adverse events or changes; (vii) litigation; (viii) compliance with requirements of law; (ix) compliance with its Charter and Bylaws; (x) taxes;
(xi) environmental matters; (xii) status of material contacts; (xiii) intellectual property; (xiv) insurance; (xv) accounting matters; (xvi) brokers' and finders' fees with respect to the Merger; and (xvii) accuracy of the information contained in the Merger Agreement and disclosure schedules thereto.

     Certain Covenants and Agreements. Pursuant to the Merger Agreement, ACCESS and Chemex have each agreed that, during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, each will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other): (i) conduct its business in the ordinary and usual course and not sell, lease or dispose of any capital assets; (ii) not issue, sell, redeem or acquire any shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock, or options, warrants, or other rights to acquire any shares of its capital stock or make any material capital expenditure or capital additions or enter into any leases of capital equipment; (iii) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with its suppliers, distributors, customers and others having business relations with it; (iv) afford to the other and the other's authorized representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records; (v) in the case of Chemex only, prepare and file with the Commission this Proxy Statement/Prospectus and use all reasonable efforts to have the Registration Statement of which this Proxy Statement/Prospectus forms a part declared effective by the Commission; (vi) use its best efforts to obtain its stockholders' approval and adoption of the Merger Agreement and the transactions contemplated thereby; (vii) not grant any increases in the rates of pay to its employees, consultants or officers nor by means of any bonus, insurance, pension or stock option or other benefit plan or other contract or commitment increase in any amount the benefits or compensation of any such person; (viii) not obligate itself to pay severance compensation to any officer or employee; (ix) not enter into any contract or commitment or engage in any transaction (a) which is not in the usual and ordinary course of business, or (b) which involves the acquisition or disposition of a material asset or of any material technology license; (x) not create or incur any indebtedness for borrowed money, mortgage, lien, change or encumbrance of any kind except as provided in the Merger Agreement or guarantee or otherwise incur any liability with respect to the obligations of any person; (xi) not declare or pay dividends on, or make any other distribution in respect of, any shares of its capital stock; (xii) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any material contract, commitment or obligation which would materially and adversely affect its business or financial condition; (xiii) not establish any new subsidiary or make or commit to make any investment in any subsidiary or other person; (xiv) duly comply with all applicable laws; (xv) promptly advise the other party in writing of any development or change in circumstances (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (a) call into question the validity of the Merger Agreement or any action to be taken thereto, (b) adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement, or (c) have a material adverse effect with respect to it; (xvi) not enter into any transaction with any affiliate (subject to certain exceptions); (xvii) not make any material capital expenditures or capital additions or enter into any leases of capital equipment; and (xviii) in the case of

Chemex only, make, at the request of ACCESS at any time prior to the Drop Dead Date (as such term is defined in the Merger Agreement), interestbearing loans to ACCESS in an aggregate principal amount not to exceed $250,000.

     It is presently contemplated that the Merger will be completed as soon as practicable after approval and adoption of the Merger Agreement by the Chemex Stockholders. Subject to the rights of the respective Boards of Directors of Chemex and Access to terminate the Merger Agreement and abandon the Merger (see "Amendment and Termination; Waivers"), as soon as practicable after satisfaction or waiver of all conditions to the Merger (see "Conditions of the Merger" below), Chemex and Access will cause a Certificate of Merger (substantially in the form of an exhibit to the Merger Agreement) to be executed and filed and recorded in the appropriate filing and recording office of the Secretary of State of the State of Delaware and Articles of Merger (substantially in the form of an exhibit to the Merger Agreement) to be executed and filed in the appropriate filing and recording office of the Secretary of State of the State of Texas, respectively, and will take such other actions as may be necessary under applicable law to make the Merger effective. The Merger will be effective as of the later of the time the Certificate of Merger are duly filed with the Secretary of State of Delaware and Articles of Merger are duly filed with the Secretary of State of Texas (the "Effective Time").

EFFECTS OF THE MERGER

     If the Merger is consummated, then as of the Effective Time:

     Merger of Access into Chemex; Surviving Corporation. Access will be merged into Chemex and ACCESS will cease to exist as a separate entity. Chemex will continue to exist as a Delaware corporation and the Surviving Corporation. The Surviving Corporation's authorized capital stock will be as set forth in the Certificate of Incorporation of Chemex, as amended by a Certificate of Amendment substantially in the form of Exhibit E to this Proxy Statement/Prospectus. At the Effective Time Chemex will change its name to "ACCESS Pharmaceuticals, Inc."

     Certificate of Incorporation and By-laws of Surviving Corporation. The Certificate of Incorporation of Chemex in effect as of the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, and will be the Certificate of Incorporation of Chemex in effect as of the date hereof, as amended by a Certificate of Amendment substantially in the form of Exhibit E to this Proxy Statement. The Bylaws of the Surviving Corporation will be the Bylaws of Chemex in effect as of the Effective Time.

     Officers and Directors of Surviving Corporation. The respective officers and directors of the Surviving Corporation will be as follows:

        Officers:
        Chairman of the Board of Directors                     Herbert H McDade, Jr.
        Chief Executive Officer and President                  Kerry P. Gray
        Executive Vice President                               Dr. David F. Ranney
        Secretary                                              Herbert H. McDade, Jr.
        Assistant Secretary and Chief Financial Officer        Stephen B. Thompson
        Assistant Secretary                                    Justin P. Morreale
        Directors:
        J. Michael Flinn
        Kerry P. Gray
        Elizabeth M. Greetham
        Herbert H. McDade, Jr.
        Dr. David F. Ranney

     In addition, pursuant to the terms of the Merger Agreement, one other director will be chosen by ACCESS and one director will be chosen jointly by ACCESS and Chemex. See "Management of Chemex" for biographies of Mrs. Greetham and Messrs. McDade and Flinn and "Management of ACCESS" for biographies of Messrs. Gray and Ranney.

     Subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, each such person will hold the office indicated above until the next annual meeting of directors or stockholders, as the case may be, of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Additional Consideration. The Surviving Corporation may be required to issue up to 750,000 warrants, each exercisable for the purchase of one share of Chemex Common Stock with a five-year expiration from the date of the issue at an exercise price of $0.75 per share issued on a pro rata basis to the stockholders of record of Access Common Stock at the Effective Time as follows:

     a) 350,000 warrants will be issuable upon the Surviving Corporation signing a binding MRI contrast agent development agreement which provides for guaranteed minimum payments of $3,000,000 during the initial two year period of the Merger Agreement; or

     b) 400,000 warrants will be issuable upon the Surviving Corporation signing a binding small molecule oncology development agreement which provides for guaranteed minimum payments of $4,000,000 during the initial two year period of the Merger Agreement.

     c) to qualify for the issuance of warrants under the terms of the Merger Agreement either of such development agreements must be signed within twelve months of the closing of the Merger.


ISSUANCE OF CHEMEX COMMON STOCK PURSUANT TO THE MERGER



     At the Effective Time each outstanding share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for (as adjusted pursuant to the Merger Agreement, the "Conversion Number"), 3.7744 shares of Chemex Common Stock; provided, however, that, if at the Effective Time the Total Cash Assets of Chemex are less than the Minimum Cash Assets, then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Common Stock will be converted into the right to receive, and become exchangeable for, an additional .0000003635 shares of Chemex Common Stock (the "Net Cash Adjustment").



     The Registration Statement of which this Proxy Statement/Prospectus is a part relates to up to 14,100,000 shares of Chemex Common Stock. Pursuant to the terms of the Merger Agreement, it is a condition to ACCESS's obligations under the Merger Agreement that the Total Cash Assets of Chemex be equal to at least $1.6 million minus (a) any and all prepaid premium payments made in the ordinary course of business for continuing insurance coverage and (b) the outstanding principal amounts of any loans from Chemex to ACCESS (the "ACCESS Condition Amount"). (See "Conditions to the Merger") if the Total Cash Assets of Chemex at the Effective Time were $1.6 million, pursuant to the terms of the Merger Agreement, Chemex would, based on the number of shares of ACCESS Common Stock and Chemex Common Stock issued and outstanding at September 30, 1995, issue approximately 14,100,000 shares of Chemex Common Stock in the aggregate to the holders of ACCESS Common Stock.



     If the Total Cash Assets of Chemex at the Effective Time are less that the ACCESS Condition Amount and ACCESS waives this condition, pursuant to the terms of the Merger Agreement Chemex would be obligated to issue more shares of Chemex Common Stock to the holders of the ACCESS Common Stock exchanged in the Merger as determined by reference to the Merger Agreement. If, however, the Total Cash Assets of Chemex at the Effective Time is greater than the ACCESS Condition Amount, Chemex would be obligated to issue less shares of Chemex Common Stock to the holders of the ACCESS Common Stock exchanged in the Merger as determined by reference to the Merger Agreement. The Total Cash Assets of Chemex as of December 14, 1995 was approximately $1.8 million which includes provision for the currently estimated costs of the Merger and for certain other costs to such date relating to the operations and other obligations of Chemex. The management of Chemex currently believes that the Total Cash Assets of Chemex will be at least equal to the ACCESS Condition Amount at the Effective Time.

CONDITIONS TO THE MERGER

     The respective obligations of Chemex and ACCESS to consummate the Merger are subject to the satisfaction, at or prior to the closing of the Merger, of certain conditions, including, among others, the following: (i) the approval of the Merger by the stockholders of Chemex and ACCESS, respectively; (ii) the amendment of Chemex's Certificate of Incorporation by the filing of a Certificate of Amendment substantially in the form of Exhibit E of this Proxy Statement; (iii) the receipt of any necessary approvals of governmental authorities; (iv) the execution and delivery to Chemex of the Stockholder's Agreement by Dr. David Ranney, substantially in the form outlined in the Merger Agreement; (v) the continued effectiveness of the Registration Statement on Form S-4 and the absence of any stop order or proceedings therefor in connection with such Registration Statement; (vi) the receipt and continued effectiveness of all necessary state securities law and "blue sky" approvals and clearances; (vii) the absence of any injunction or other legal restraint on the consummation of the Merger or litigation relating to the same; (viii) holders of at least 90% of the outstanding shares of ACCESS Common Stock shall have voted in favor of or consented to the Merger or shall otherwise have waived or failed to perfect any appraisal rights they may be entitled to under the Texas Business Corporation Act. (See "Appraisal Rights" and "Agreement to Vote in Favor of the Merger");
(ix) the continued accuracy in all material respects of the other party's representations and warranties, and the compliance in all material respects by the other party with its covenants and agreements, set forth in the Merger Agreement; (x) the receipt by Chemex from its financial advisor of written confirmation as of the Closing Date of such advisor's opinion that the terms of the Merger are fair to the Chemex Stockholders from a financial point of view. (See "The Proposed Merger -- Opinions of Financial Advisor."); (xi) the receipt by such party of an opinion of counsel to the other party with respect to certain legal matters in connection with the Merger; (xii) the receipt by such party of an opinion of its special tax counsel with respect to certain tax matters in connection with the Merger; (xiii) the absence of any obligation (or potential obligation) of the other party to make any compensation or other payments to its officers or employees as a result of the transactions contemplated by the Merger Agreement (except as set forth in the Merger Agreement); and (xiv) at the Effective Time Chemex shall have cash and cash equivalents of at least $1,600,000 minus (a) any and all prepaid premium payments made in the ordinary course of business for continuing insurance coverage and (b) the outstanding principal amounts of any loans from Chemex to ACCESS.

AMENDMENT AND TERMINATION; WAIVERS

     The Merger Agreement may be amended in any manner and at any time by mutual agreement of Chemex and ACCESS.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of either or both of Chemex and ACCESS, only as follows: (i) by either Chemex or ACCESS, by written notice to the other, if all of the conditions precedent to the consummation of the Merger Agreement have not been satisfied or waived by February 28, 1996 (the "Drop-Dead Date"); (ii) by either Chemex or ACCESS, upon written notice to the other, if the other has materially breached any of its covenants or agreements set forth in the Merger Agreement and such breach has not been cured within thirty calendar days after written notice thereof from the non-breaching party; (iii) by either Chemex or ACCESS, if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition with respect to the consummation of the Merger, shall at any time be in effect for a period of more than ten consecutive business days, or is in effect as of the Drop-Dead Date, or any petition or request therefor is pending on or after the Drop-Dead Date; and (iv) at any time by mutual agreement of the respective Boards of Directors of Chemex and ACCESS.

     Except for the Break Up Fees described below, any such termination will be without liability or further obligation on the part of either Chemex or ACCESS unless such termination is the result of a material breach of the Merger Agreement, including any material inaccuracy of any representation or warranty contained therein.

     Any provision of the Merger Agreement, including the conditions to the parties' respective obligations to consummate the Merger, may be waived in writing by the party entitled to the benefits of such provision.

BREAK UP FEES

     If on or before the Drop Dead Date there is announced the acquisition or merger of Chemex by or with any entity or the execution and delivery by Chemex, without the consent of ACCESS, of any legally binding agreement relating to such a merger or acquisition, there will be paid to ACCESS, within thirty days of the announcement of such other transaction, a fee of $600,000. If on or before the Drop Dead Date there is announced the acquisition or merger of ACCESS by or with any entity or the entering into, without the prior written consent of Chemex of any other arrangement for the financing of the technology development of ACCESS or the execution and delivery by ACCESS, without the consent of Chemex of any legally binding agreement relating to such a merger or acquisition or for the financing of the technology development of ACCESS there will be paid to Chemex upon the consummation of the other transaction a fee of $600,000. Neither fee will be payable in the event of any uncured breach of either Chemex or ACCESS of their respective obligations under the Merger Agreement.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations, warranties, obligations, agreements, and promises of Chemex and ACCESS contained in the Merger Agreement and the documents delivered or to be delivered pursuant to the Merger Agreement, other than those that by their terms apply to the Surviving Corporation after the Effective Time of the Merger, will terminate as of, and will not survive, the Effective Time of the Merger.

EXPENSES

     Each of Chemex and ACCESS will bear all of its own expenses incurred in connection with the Merger. Any amounts payable to the Financial Advisor of Chemex in connection with the Merger Agreement and the Merger and the other transactions contemplated thereby will be the responsibility of Chemex.

STOCKHOLDER'S AGREEMENT

     It is a condition to Chemex's obligations under the Merger Agreement that, prior to the closing of the transactions contemplated by the Merger Agreement, Dr. David Ranney execute and deliver to Chemex a Stockholder's Agreement providing for, among other matters, certain rights of Dr. David Ranney to be nominated or to have his nominee nominated for election to the Board of Directors of Chemex at any election of Chemex directors; a right of first refusal by Dr. David Ranney to license or purchase certain technology and intellectual property of Chemex under certain conditions; an agreement to amend that certain Patent Purchase Agreement, dated as of April 5, 1994 between Dr. David Ranney and ACCESS, regarding certain royalties payable to Dr. David Ranney relating to certain technology and intellectual property of ACCESS; an agreement, subject to certain conditions, by Dr. David Ranney to vote all shares of the capital stock of Chemex for which he has voting power in the manner recommended by the Board of Directors of Chemex in any proposal presented to the Chemex Stockholders; and an agreement, subject to certain conditions, by Dr. David Ranney not to sell, transfer or otherwise dispose of his shares of the capital stock of Chemex for a period of six months following the Effective Time of the Merger. Dr. David Ranney executed and delivered the Stockholder's Agreement to Chemex on October 3, 1995. "See Certain Relationships and Related Transactions -- ACCESS."

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

     Pursuant to a Letter Agreement, dated September 1, 1995, Dr. David Ranney, the Executive Vice President and a director of ACCESS, and the beneficial owner, as of such date, of 64.8% of the issued and outstanding ACCESS Common Stock, agreed with Chemex, subject to certain conditions, to vote at any meeting of the shareholders of ACCESS which considers the Merger, all shares of the capital stock of ACCESS beneficially owned by him in favor of authorizing and approving the Merger and any and all other transactions, agreements, documents or instruments reasonably related to the same.

              AMENDMENT OF THE CHEMEX CERTIFICATE OF INCORPORATION

     The Board of Directors of Chemex has approved an amendment to the Certificate of Incorporation of Chemex to increase the number of shares of Chemex Common Stock which Chemex shall be authorized to issue from 20,000,000 to 40,000,000 and the number of shares of Chemex Preferred Stock which Chemex shall be authorized to issue from 5,000,000 to 10,000,000. The additional shares of Chemex Common Stock and Chemex Preferred Stock may be issued from time to time as the Board of Directors of Chemex may determine without further action by the Chemex Stockholders. With the exception of the issuance of Chemex Common Stock upon the consummation of the Merger and upon the exercise of options granted or to be granted pursuant to the Chemex 1995 Stock Option Plan, the 1987 Stock Option Plan and the Non-Employee Director Stock Option Plan and upon the exercise any ACCESS Warrants and upon the exercise of warrants to be granted pursuant to the terms of the Merger Agreement and the exercise of any rights to receive shares of Chemex Common Stock pursuant to currently existing agreements, the issuance of any other additional shares of Chemex Common Stock authorized by the proposed amendment is not presently contemplated. Except for the Merger Agreement, Chemex does not currently have any agreements, arrangements or understandings with respect to any acquisition, financing, stock split or dividend. The form of Certificate of Amendment is attached hereto as Exhibit E.

     Chemex Stockholders do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of Chemex.

     The affirmative vote of a majority of all of the outstanding shares of Chemex Common stock is required for the approval of this proposal. The Board of Directors of Chemex unanimously recommends a vote "FOR" this proposal.

THE NAME CHANGE

     The Board of Directors of Chemex has approved an amendment to the Certificate of Incorporation of Chemex to change the name of Chemex to ACCESS Pharmaceuticals, Inc.

     The Board of Directors of Chemex unanimously recommends a vote "FOR" this proposal.

             THE RATIFICATION OF THE CHEMEX 1995 STOCK OPTION PLAN

     The Board of Directors of Chemex has authorized, subject to stockholder ratification, the establishment of the Chemex 1995 Stock Option Plan under which an aggregate of 2,000,000 shares of Chemex Common Stock will be subject to options issuable pursuant to such plan (the "1995 Stock Option Plan"). The purpose of the 1995 Stock Option Plan is to provide for the issuance of Chemex Common Stock to allow for grants to employees, officers, directors and consultants of Chemex. If the 1995 Stock Option Plan is approved, no further option grants will be made under Chemex's 1987 Stock Option Plan or Chemex's Non-Employee Director Stock Option Plan. As of October 31, 1995 there were options outstanding under the 1987 Stock Option Plan to purchase an aggregate of approximately 915,000 shares of Chemex Common Stock and options outstanding under the Non-Employee Director Plan to purchase approximately 276,000 shares of Chemex Common Stock.

1995 STOCK OPTION PLAN

     The 1995 Stock Option Plan will replace Chemex's 1987 Stock Option Plan which provided for grants of Common Stock options to officers, directors and key employees of Chemex and the Chemex Non-Employee Director Stock Option Plan (which provided for grants of Common Stock on a formula basis to non-employee directors of Chemex). The following is a description of the material provisions of the 1995 Stock Option Plan. A copy of the 1995 Stock Option Plan is set forth as Exhibit F to this Proxy Statement/Prospectus. The summary of the provisions of the 1995 Stock Option Plan which follows is not intended to be complete and reference should be made to the 1995 Stock Option Plan for a complete statement of its terms and provisions.

GENERAL

     The 1995 Stock Option Plan authorizes the granting of "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options. See "Administration and Duration." The 1995 Stock Option Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Code. Proceeds received by Chemex from the sale of Common Stock pursuant to the exercise of options under the 1995 Stock Option Plan will be used for general corporate purposes.

SECURITIES SUBJECT TO THE 1995 STOCK OPTION PLAN AND MARKET VALUE

     Under the 1995 Stock Option Plan, options may be granted covering up to an aggregate of 2,000,000 shares of Chemex Common Stock. The 1995 Stock Option Plan provides for appropriate adjustments in the number and kind of shares subject to the 1995 Stock Option Plan in the event of a stock split, stock dividend, or certain other similar changes in the Common Stock, and in the event of a reorganization, merger, consolidation or certain other types of recapitalization of Chemex.

ELIGIBILITY TO PARTICIPATE

     Any executive, other key employee or director of, or advisor or consultant to, Chemex or of any of Chemex's subsidiaries or parent corporation is eligible to be granted options under the 1995 Stock Option Plan. No election by any such person is required to participate in the 1995 Stock Option Plan. At September 30, 1995, there were two employees eligible to participate in the 1987 Stock Option Plan and six directors eligible to participate in the Non-Employee Director Stock Option Plan. Upon consummation of the merger, approximately twenty additional persons are expected to be eligible to participate in the 1995 Stock Option Plan.

ADMINISTRATION AND DURATION

     The 1995 Stock Option Plan will be administered by a committee (the "Committee") consisting of two or more directors appointed by the Board, each of whom is a "disinterested person" as defined by Rule 16b-3 under the Exchange Act. The Committee is authorized to determine which employees of Chemex are executive or other key employees and select from among the executive or other key employees and the advisors and consultants the individuals to whom options are to be granted, to determine the number of shares to be subject to such options, to determine whether such options will be incentive stock options or non-qualified stock options and to determine the terms and conditions of the options, consistent with the 1995 Stock Option Plan. The Committee has full power to interpret the 1995 Stock Option Plan and the options and to adopt such rules for the administration, interpretation and application of the 1995 Stock Option Plan as are consistent therewith and to interpret, amend or revoke any such rules. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board of Directors. All expenses and liabilities incurred by members of the Committee in connection with the administration of the 1995 Stock Option Plan shall be borne by Chemex. No member of the Committee shall be liable for any act, determination or interpretation made in good faith with respect to the 1995 Stock Option Plan or the options granted thereunder. No options may be granted under the 1995 Stock Option Plan after the expiration of ten years after the date the 1995 Stock Option Plan was adopted by the Board of Directors. Options granted before termination of the 1995 Stock Option Plan will remain exercisable in accordance with their respective terms after termination of the 1995 Stock Option Plan. Notwithstanding the above description of the administration of the 1995 Stock Option Plan with regard to the granting of options, option grants to non-employee directors under the 1995 Stock Option Plan will be made on a formula basis only, whereby each director of Chemex will receive, upon his or her initial election or appointment to the Board, options exercisable for 30,000 shares of Chemex Common Stock and will receive, at each subsequent election of directors of Chemex at which he or she is re-elected to the Board of Directors of Chemex, options exercisable for 20,000 shares of Chemex Common Stock. All options granted to non-employee directors pursuant to the terms of the 1995 Stock Option Plan will be non-qualified options.

PLAN AMENDMENTS

     The Chemex Stockholders must approve all amendments to the 1995 Stock Option Plan which increase the maximum number of shares which may be issued upon exercise of options (except for antidilution adjustments), materially modify the eligibility requirements, reduce the minimum option price requirements or extend the duration of the 1995 Stock Option Plan or amend or modify the 1995 Stock Option Plan in a manner requiring shareholder approval under Rule 16b-3 under the Exchange Act. In all other respects, the 1995 Stock Option Plan may be amended, suspended or terminated by the Committee. No such amendment, suspension or termination may, however, alter or impair the rights or obligations of the holders of outstanding options without the consent of such holders.

OPTIONS NOT TRANSFERABLE

     No options granted under the 1995 Stock Option Plan shall be transferable; provided, however, that nothing prevents transfers by will or by the applicable laws of descent and distribution. The Committee may require that an optionee give Chemex prompt notice of any disposition of shares of Common Stock acquired by exercise of an incentive stock option within two years from the date of granting such option, or within one year after transfer of such shares.

RESTRICTIONS ON RESALE

     Until such time as Chemex has filed and had declared effective a Registration Statement on Form S-8 covering the issuance of shares of Common Stock upon exercise of options granted under the 1995 Stock Option Plan, employees, officers and directors may not offer or resell shares acquired under the 1995 Stock Option Plan without compliance with Rule 144 promulgated under the Securities Act or registration under the Securities Act.

TERM OF OPTIONS

     All options terminate on the earliest of: (a) the expiration of the term specified in the option document, which may not exceed ten years from the date of grant; (b) the expiration of three months from the date an option holder's employment or service with Chemex or its subsidiaries terminates for any reason other than disability, death or as set forth in clause (d) below); (c) the expiration of one year from the date an option holder's employment or service with Chemex or its subsidiaries terminates by reason of such option holder's disability or death. The Committee, in its discretion, may provide for additional limitations on the term of any option

OPTION PRICE

     The option price for non-qualified options may be less than, equal to or greater than the fair market value of the shares subject to the option on the date that the option is granted, and for incentive stock options will be at least 100% of the fair market value of the shares subject to the option on the date that the option is granted.

CERTAIN RULES FOR CERTAIN STOCKHOLDERS

     If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of Chemex capital stock, the term of the option may not exceed five years and the option price must be at least 110% of the fair market value of the shares on the date that the option is granted.

PAYMENT

     An option holder may pay for shares covered by an option in cash or by certified or cashier's check payable to the order of Chemex, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of Chemex Common Stock, based on the fair market value of such Common Stock at the time of payment.

OPTION DOCUMENT; RESTRICTION ON TRANSFERABILITY

     All options will be evidenced by a written option document containing provisions consistent with the 1995 Stock Option Plan and such other provisions as the Committee deems appropriate. No option granted under the 1995 Option Plan may be transferred, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of ERISA.

TAX ASPECTS OF THE 1995 STOCK OPTION PLAN

     The following discussion is intended to briefly summarize the general principles of federal income tax law applicable to options granted under the 1995 Stock Option Plan. A recipient of an incentive stock option will not recognize taxable income upon either the grant or exercise of an incentive stock option. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an incentive stock option, provided the option holder does not dispose of those shares within two years from the date the incentive stock option was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to an effective maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then Chemex will not be allowed a deduction by reason of the grant or exercise of an incentive stock option.

     As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (i) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (ii) the adjusted basis of the shares, and Chemex will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

     The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the incentive stock option. Currently, the maximum alternative minimum tax rate for individuals is 28%. If an option holder pays alternative minimum tax with respect to the exercise of an incentive stock option, then the amount of such tax paid will be allowed as a credit against regular liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

     A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and Chemex will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received upon exercise, at the time of exercise of such options, over the exercise price of the option, and Chemex will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in a share subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

The Board of Directors of Chemex unanimously recommends a vote "FOR" the approval of the establishment of the Plan.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors of Chemex has selected KPMG Peat Marwick LLP to audit Chemex's accounts for the fiscal year ending December 31, 1996. Such firm, which has served as Chemex's independent auditor since 1983, has reported to Chemex that none of its members has any direct financial interest or material indirectly financial interest in Chemex.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of KPMG Peat Marwick LLP as Chemex's independent auditors.

     A representative of KPMG Peat Marwick LLP is expected to attend the Special Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Special Meeting to serve for a term of three years or until their respective successors are elected and qualified or until earlier resignation or removal. If the Merger is consummated, the directors of Chemex as the surviving corporation of the Merger will be as set forth on the Certificate of Merger filed with the Secretary of State of the State of Delaware. See "The Proposed Merger -- Effects of the Merger -- Officers and Directors of the Surviving Corporation." Therefore, if the Merger is consummated, Vernon Taylor III and Paul P. Woolard, nominees for election as Class 1 directors, will not continue to serve as directors of Chemex as the surviving corporation of the Merger after the Effective Time. In addition, Sandford Smith and Charles Smith will not continue to serve as directors of Chemex after the Effective Time.

     The Certificate of Incorporation and Bylaws of Chemex presently provide that the Board of Directors of Chemex shall consist of three to fifteen members, shall be divided into three classes as nearly equal in number as possible, and that each director shall serve a term of three years and until her or his successor has been elected and qualified or until her or his earlier resignation or removal. By resolution, the Board has set the number of its directors at nine. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a three year term. The terms of three Class 1 directors will expire at the Special Meeting.

     Chemex Stockholders have the right to vote cumulatively for the election of Directors, this means that in the voting at the Special Meeting each Stockholder, or his proxy, may multiply the number of his shares by three (the number of directors to be elected) and then cast the resulting total number of votes on the ballot among the nominees as desired. The proxies submitted to the Board of Directors in response to this solicitation may, in the discretion of the proxy holder, cumulate the votes of the shares they represent. However, the Board of Directors requires any stockholder otherwise electing to exercise his cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Special Meeting or, if voting by proxy given to someone other than those designated by the Board of Directors in this solicitation, to so indicate on said proxy.


     Pursuant to a Loan and Security Agreement, dated as of May 18, 1990, between Chemex and Sentinel Charitable Remainder Trust, Chemex agreed that, upon conversion by Sentinel of loans to Chemex into shares of Chemex Common Stock and warrants for the purchase of additional shares of Chemex Common Stock, the Board of Directors would either (i) appoint to the existing vacancies on the Board, two nominees by Sentinel, (ii) nominate for election to the Board at any subsequent annual meeting of stockholders (following notice to the Board of Sentinel's intent to exercise this option) two nominees designated by Sentinel, or (iii) in the event there are no existing vacancies on the Board at the time Sentinel decides to exercise this right, expand the Board, pursuant to Chemex's Bylaws, to include two additional directors to be designated by Sentinel and appointed by the Board. Sentinel's right to designate nominees expires upon the exercise of any one of the options set forth in (i), (ii) or (iii) above. To date, Sentinel has forfeited one position on the Board and has not informed management that it intends to nominate its remaining nominee at the Special Meeting. As of December 14, 1995, by a Letter Agreement with Chemex (the "Letter Agreement"), Sentinel agreed to forfeit its right to designate any nominees on the Board. The Letter Agreement is subject to the condition that the Chemex Stockholders approve the Merger Agreement. (See "Certain
Transactions -- Chemex").

INFORMATION CONCERNING NOMINEES (CLASS 1)

     The following table sets forth the positions and offices presently held with Chemex by each nominee, her or his age, her or his tenure as a director and the number of shares of Chemex Common Stock beneficially owned as of September 30, 1995.

                                                                                    NUMBER OF
                                                POSITIONS AND OFFICES                 SHARES         APPROXIMATE
                                                   PRESENTLY HELD       DIRECTOR   BENEFICIALLY     PERCENTAGE OF
                  NAME                    AGE        WITH CHEMEX         SINCE       OWNED(1)         CLASS(1)
----------------------------------------  ---   ---------------------   --------   ------------     -------------
Elizabeth M. Greetham...................  46    Director                  1992         21,067(2)           *
Vernon Taylor III.......................  48    Director                  1979        412,671(3)         3.1%
Paul P. Woolard.........................  71    Director                  1991         23,800(4)           *

---------------
* Less than 1%.

(1) Includes shares issuable pursuant to currently exercisable options and warrants which will become exercisable within sixty days of September 30, 1995. Except as otherwise indicated, the persons named herein have sole voting and dispositive power with respect to the shares beneficially owned.

(2) Including presently exercisable options for the purchase of 15,067 shares of common stock pursuant to the Non-Employee Director Plan.

(3) As of September 30, 1995, Mr. Taylor is the owner of record of 227,460 shares and 1,500 shares owned of record by Mr. Taylor's minor son, over which he has sole voting and investment power. Also included are 61,047 shares which Mr. Taylor has the present right to acquire under the 1987 Plan, 77,664 shares issuable upon the exercise of warrants, and 30,000 shares issuable upon the exercise of options to purchase 12,500 units consisting of one share of common stock, one warrant, and 4/10 of a warrant. Lastly, includes 15,000 exercisable options for the purchase of shares of common stock pursuant to Non-Employee Director Plan.

(4) Including presently exercisable options for the purchase of 13,400 shares of common stock pursuant to the Non-Employee Director Plan.

     Mr. Vernon Taylor III has served as a Director since 1979. From 1979 until June 1989 he served as Chairman of the Board of Directors and Treasurer of the Company; from 1979 until February 1989 he served as Chief Executive Officer of the Company and from 1979 until July 1985 he served as President of the Company. Mr. Taylor graduated from Stanford University with a B.S. in Mineral Engineering. He presently serves as Vice Chairman of Breece Hill Technologies, Inc. and is a member of the Board of Directors of Placer Dome, Inc.

     Mrs. Elizabeth M. Greetham is President of Libracorn Financial Consultants. One of her present clients is Weiss, Peck & Greer, a New York-based money management firm. With over twenty years of worldwide experience as a health care analyst and portfolio manager, she currently is responsible for Weiss, Peck & Greer's health care investments for institutional, mutual, and selected individual accounts. Prior to her association with Weiss, Peck & Greer, Mrs. Greetham consulted for a number of years for F. Eherstadt & Co., a New York institutional brokerage house. She is a member of the Board of Directors of Medco Research and Repligen Corporation, pharmaceutical development companies.

     Mr. Paul P. Woolard, now President of his own business consulting firm, had a long association with Revlon. His positions there included President, Revlon Cosmetics and Fragrances World-Wide, Senior Executive Vice President and member of the Board of Directors, Revlon, Inc., and President, Revlon, USA. Mr. Woolard serves on several Boards including that of the Lynch Corporation.

INFORMATION CONCERNING THE BOARD

     The Board of Directors of Chemex held six meetings during the year ended December 31, 1994. All then incumbent directors, including the three nominees attended at least 75% of such meetings, except Sandford D. Smith, who attended four of the six meetings.

     Chemex does not have a nominating committee but does have an Audit & Finance Committee comprised of Sandford D. Smith, J. Michael Flinn and Paul P. Woolard. The members of the Audit & Finance Committee met one time 1994. Chemex also had an Executive Committee during 1994 comprised of J. Michael Flinn, Elizabeth M. Greetham, Herbert H. McDade, Jr. and Sandford D. Smith. The Executive Committee did not meet during 1994.

REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires Chemex's officers and directors, and persons who own more than 10% of the Chemex Common Stock, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by the Commission to furnish Chemex with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Chemex believes that during the fiscal year ended December 31, 1994, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                       ADJOURNMENT OF THE SPECIAL MEETING

     The affirmative vote of the holders of a majority of the shares of the Chemex Common Stock outstanding on the Record Date, represented in person or by proxy, is required to approve and adopt the Merger Agreement, and to approve the proposed amendments to the Certificate of Incorporation of Chemex. The affirmative vote of the majority of the Chemex Common Stock represented in person or by proxy is necessary for approval of the 1995 Stock Option Plan, the election of each nominee for director and the ratification of the 1995 Stock Option Plan. In the event that there do not appear to be sufficient votes to approve these matters at the time of the Special Meeting, such proposals could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Chemex at the time of the Special Meeting to be voted for adjournment, if necessary, Chemex has submitted the question of adjournment (the "Adjournment") under such circumstances to its stockholders as a separate matter for their consideration. A majority of the shares of Chemex Common Stock represented and voting at the Special Meeting is required to approve the Adjournment.

     The Board of Directors of Chemex recommends that stockholders vote their proxies in favor of the Adjournment in such circumstances so that their proxies may be used for such purpose in the event it should become necessary. Pursuant to Chemex's Bylaws, if it is necessary to adjourn the Special Meeting and the Adjournment is for a period of less than 30 days, no notice of the hour, date and place of the adjourned meeting is required to be given to stockholders other than an announcement of such hour, date and place at the Special Meeting.

     The Board of Directors of Chemex recommends that you vote "FOR" the proposal to adjourn the Chemex Special Meeting, if necessary, to permit further solicitation of proxies as described herein.

                     DESCRIPTION OF CHEMEX'S CAPITAL STOCK


     Under Chemex's Certificate of Incorporation, as amended, Chemex is authorized to issue up to 20,000,000 shares of Chemex Common Stock, and 5,000,000 shares of Chemex Preferred Stock. As of the Record Date, there were 8,737,788 shares of Chemex Common Stock issued and outstanding and entitled to vote at the Special Meeting, and no shares of Chemex Preferred Stock issued and outstanding. See "Amendment of the Chemex Certificate of Incorporation" for a description of the proposal to increase the number of authorized shares of Chemex Preferred Stock and Chemex Common Stock.


COMMON STOCK

     The holders of Chemex Common Stock are entitled to one vote for each share of such stock held of record by them, and may cumulate their votes for the election of directors. The holders of Chemex Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of outstanding Chemex Preferred Stock are entitled of which there is none outstanding. Upon the liquidation or dissolution of Chemex, holders of Chemex Common Stock are entitled to receive all assets available for distribution to stockholders, after payment of creditors and preferential liquidation distributions to preferred stockholders. The Chemex Common Stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Chemex Common Stock are, and the shares included in this offering will be when issued, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors of Chemex is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Chemex Preferred Stock in one or more series. Each such series of Chemex Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of Chemex Preferred Stock, if so determined by the Board of Directors, may have full voting rights with the Chemex Common Stock or superior or limited voting rights, and may be convertible into Chemex Common Stock or another security of Chemex.

     Chemex has granted to the Board of Directors the authority to issue Chemex Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Chemex Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Chemex. Chemex has no present plans to issue any shares of Chemex Preferred Stock. See "Risk Factors -- Effect of Certain Charter and Bylaw Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain anti-takeover provisions.  Chemex is subject to the provisions of
Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's Certificate of Incorporation or Bylaws.

     The Certificate of Incorporation of Chemex provides that the directors of the corporation shall be divided into three classes, with the terms of each class to expire on different years.

     In addition, the Certificate of Incorporation of Chemex, in order to combat "greenmail," provides in general that any direct or indirect purchase by Chemex of any of its voting stock (or rights to acquire voting stock) known to be beneficially owned by any person or group which holds more than five percent of a class of its voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of "greenmail" may tend to discourage or foreclose certain acquisitions of Chemex's securities which might temporarily increase the price of Chemex's securities. Discouraging the acquisition of a large block of Chemex's securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of Chemex through large acquisitions of its securities will not be able to resort to "greenmail" should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

ELIMINATION OF MONETARY LIABILITY FOR OFFICERS AND DIRECTORS.

     Chemex's Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. Chemex's Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist Chemex in attracting and retaining qualified individuals to serve as Directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Chemex's Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. Chemex believes that these provisions will assist Chemex in attracting or retaining qualified individuals to serve as Directors.

DESCRIPTION OF UNITS


     Chemex has authorized the issuance of up to 500,000 units, consisting, in the aggregate of 500,000 shares of Chemex Common Stock and Warrants exercisable in the aggregate for 700,000 shares of Chemex Common Stock. The authorization of the Units was made in connection with that certain Conversion Agreement, dated June 18, 1990, by and between Chemex and Sentinel Charitable Remainder Trust (the "Conversion Agreement"). (See "Security Ownership of Certain Beneficial Owners and Management -- Chemex." for a discussion of Sentinel Charitable Remainder Trust's beneficial ownership in Chemex.) Pursuant to the terms of the Conversion Agreement, each Unit has an exercise price of $2.50 and the right of Sentinel Charitable Remainder Trust to subscribe for the Units expires on July 31, 1996. This Conversion Agreement was amended as of December 14, 1995 by the Letter Agreement to provide that the right of Sentinel Charitable Remainder Trust to subscribe for the Units expires on January 1, 1999. The Letter Agreement is subject to the condition that the Chemex Stockholders approve the Merger Agreement. (See "Certain Transactions -- Chemex."


DESCRIPTION OF WARRANTS

     Each Warrant issuable in connection with the Units described above is exercisable for 1 share of Chemex Common Stock (subject to adjustment as provided in the warrant), with 500,000 of the Warrants exercisable at $6.25 and the remaining 200,000 Warrants exercisable at $2.50, all upon the terms and conditions set forth in the Conversion Agreement. The Warrants expire on July 31, 1997; provided, however, that if the Chemex Stockholders approve the Merger Agreement, the amendment to the Conversion Agreement by the Letter Agreement will result in a change in the expiration date of the Warrants to January 1, 2000.


     The terms of the Warrant certificates provide that Chemex will, whenever appropriate, take such actions as may be necessary to provide for the issuance to holders of Warrants, upon exercise of the Warrants, the kind and amount of shares of Common Stock, or other securities or property (adjusted to reflect any subsequent exchange, replacement, subdivision or combination thereof) which the holder would have received upon exercise of the Warrants immediately prior to any amendment of Chemex's Certificate of Incorporation, reclassification of its shares, consolidation, merger, dissolution or sale of its assets. No holder of Warrants, as such, shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose or give or withhold consent to any action by Chemex until the holder's Warrants shall have been exercised and the shares of Chemex Common Stock purchasable upon such exercise shall have become deliverable as provided in the Warrant Agreement and the holder shall be registered as the owner of the shares of Common Stock on the records of Chemex or its transfer agent.

     Chemex shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock and the full number of shares of any other class of securities of Chemex deliverable upon the exercise of all outstanding Warrants.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer & Trust Company.

            PER SHARE PRICES OF AND DIVIDENDS ON CHEMEX COMMON STOCK

     During the time periods shown on the table below, Chemex's Common Stock was traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") SmallCap market under the trading symbol CHMX until April 27, 1995. Chemex's securities were delisted from the Nasdaq SmallCap Market on April 27, 1995 for failure to meet certain financial requirements. Chemex Common Stock now trades on Nasdaq Over-the-Counter ("OTC") Bulletin Board. The following tables set forth the high and low closing bid prices for Chemex's Common Stock for the periods indicated as reported by Nasdaq.


                                                                           COMMON STOCK
                                                                         -----------------
                                                                          HIGH       LOW
                                                                         ------     ------
    FISCAL YEAR ENDED DECEMBER 31, 1993
    First quarter......................................................  2 1/2      3/8
    Second quarter.....................................................  2 3/4      1 7/8
    Third quarter......................................................  2 3/16     1 1/4
    Fourth quarter.....................................................  1 3/4      1 1/8
    FISCAL YEAR ENDED DECEMBER 31, 1994
    First quarter......................................................  1 13/16    1/16
    Second quarter.....................................................  13/16      1/8
    Third quarter......................................................  1          9/16
    Fourth quarter.....................................................  11/16      7/16
    FISCAL YEAR ENDED DECEMBER 31, 1995
    First quarter......................................................  3/4        7/16
    Second quarter (through April 27, 1995 on Nasdaq SmallCap
      Market)..........................................................  1/2        7/16
    Second quarter (after April 27, 1995 on OTC Bulletin Board)........  .5625      .0625
    Third quarter......................................................  .59375     .28125
    Fourth quarter (through December 13, 1995).........................  .84375     .09375


     The number of record holders of Chemex's Common Stock at October 31, 1995 was approximately 3,000.

     Chemex has never paid any cash dividends on its Chemex Preferred Stock or Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon Chemex's earnings, its capital requirements and financial condition, and other relevant facts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chemex."

                       SELECTED FINANCIAL DATA OF CHEMEX

     The following data, insofar as it relates to each of the years in the five year period ended December 31, 1994, has been derived from the audited financial statements of Chemex and notes thereto appearing elsewhere herein. The data for the nine-month periods ended September 30, 1995 and September 30, 1994 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results for the unaudited interim periods presented. The operating results for the interim periods are not necessarily indicative of results for any future period. The report of KPMG Peat Marwick LLP which also appears herein contains an explanatory paragraph which states that there is substantial doubt about the ability of Chemex to continue as a going concern.

                                           FOR THE
                                         NINE MONTHS
                                            ENDED                          FOR THE
                                        SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                       ---------------   --------------------------------------------
                                        1995     1994     1994     1993      1992     1991     1990
                                       ------   ------   ------   -------   ------   ------   -------
                                            (THOUSANDS, EXCEPT FOR NET INCOME (LOSS) PER SHARE)
INCOME STATEMENT DATA:
  Total Revenues.....................  $2,885   $2,901   $3,162   $ 1,656   $9,046   $3,103   $ 2,199
  Total Expenses.....................   2,022    3,145    4,121     5,223    4,361    3,783     4,622
  Net Income (Loss)..................     863     (244)    (959)   (3,567)   4,254     (680)   (2,423)
                                       -------  ------   ------   -------   ------   ------   -------
COMMON STOCK DATA(1):
  Net Income (Loss) Per Share........  $  .10   $ (.03)  $ (.11)  $  (.43)  $  .48   $ (.08)  $  (.32)
  Average Number of Common Shares and
     Common Equivalent Shares
     Outstanding.....................   8,713    8,542    8,543     8,385    8,843    8,107     7,360
                                       =======  ======   ======   =======   ======   ======   =======

---------------
(1) Restated to reflect a one for four reverse stock split and 100% stock dividend in 1992.

                                                                           DECEMBER 31,
                                            SEPTEMBER 30,   ------------------------------------------
                                                1995         1994     1993     1992     1991     1990
                                            -------------   ------   ------   ------   ------   ------
BALANCE SHEET DATA:
Total Assets..............................     $ 2,417      $1,704   $3,016   $6,535   $1,676   $1,475
Total Liabilities.........................         209         377      986    1,010      890      731
Stockholders' Equity......................       2,208       1,327    2,030    5,525      786      744
                                                  ====      ======   ======   ======   ======   ======

                               BUSINESS OF CHEMEX

     Chemex was founded in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc. Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989.

     Chemex's principal executive office is at 660 White Plains Road, Suite 400, Tarrytown, New York 10591; its telephone number is (914) 332-8633.

     Until July 1995 and the sale of Amlexanox to Block, Chemex focused on the development of novel drugs for the treatment of various skin diseases and had a diversified portfolio of drugs under development.

     In June 1990, Chemex sold its lead drug, Actinex(R), a drug developed by Chemex for the treatment of actinic keratoses (pre-malignant lesions of the skin) to Block for a total of $8 million in milestone payments plus future royalties which to date have not been significant. As of December 31, 1992, all milestones were achieved and paid, and Block began selling the drug in November 1992. Chemex has retained the right to the active ingredient of Actinex for all applications other than the indications for premalignant lesions of the skin and basal cell carcinoma.

     In June 1991, Chemex entered into a Joint Venture Agreement with Block for the development, manufacture and marketing of certain dermatological products (the "Joint Venture"). Under the terms of the agreement, Block paid $2 million to Chemex for certain proprietary rights of Chemex. Chemex was responsible for the research and development of any Joint Venture products and Block was responsible for manufacturing and marketing of Joint Venture products. The Joint Venture contemplated research and development expenses of up to $17 million during the five years of the agreement. The first $3 million of research was paid by Block; the remaining expenses were shared equally by both parties. Block reached the initial $3 million of funding in December 1992, and Chemex began contributions of its share of research and development expenses at that time. Through December 31, 1994, the Joint Venture had spent cumulatively $8,884,000 on various drugs in development.

     Effective December 31, 1994, Block and Chemex mutually agreed to dissolve the Joint Venture. Block and Chemex concluded several agreements as part of the Joint Venture dissolution: (1) Asset Distribution Agreement ("ADA") which effectively dissolved the Joint Venture and specified the distribution of Assets of the Joint Venture; (2) Product Development Agreement ("PDA") and Manufacturing, Marketing and Distribution Agreement ("MMS") which established the joint ownership of Amlexanox and the responsibilities of each party; and (3) a separate agreement (the "Chemex Option") which gave Chemex the option to transfer its share of the ownership rights to Amlexanox to Block for a non-refundable up front payment plus future royalties.

     Following the dissolution of the Joint Venture, Chemex jointly owned the rights to Amlexanox with Block. Pursuant to the PDA and MMS agreements with Block, Chemex was required to share certain research and development and other expenses relating to the commercialization of Amlexanox on a 50/50 basis with Block. These agreements also provided that if Chemex was unable to fund its shares of such expenses, Chemex was only be entitled to receive royalties from future sales of Amlexanox.

     Believing that it would not be able to continue to fund its share of the expenses required for commercialization of Amlexanox and because it was unable to (a) raise additional equity financing and (b) reach agreement, by letter of intent or otherwise, on a merger transaction with a third party, Chemex, on May 30, 1995, exercised the option to sell its rights to Amlexanox to Block. On September 14, 1995, at a Special Meeting of Stockholders, the Chemex Stockholders approved such sale and such transaction was consummated on September 21, 1995.

     As consideration for the sale of Chemex's share of Amlexanox, Block (a) made an initial upfront royalty payment of $2.5 million; (b) is obligated to pay to Chemex $1.5 million as a prepaid royalty at the end of the calendar month during which Block together with any sublicensee has achieved cumulative worldwide sales of

Amlexanox oral products of $25 million; and (c) after the payment of such $1.5 million royalty, is obligated to pay to Chemex for all sales in excess of cumulative worldwide sales of Amlexanox oral products of $45 million:

          (1) for all countries where a valid and enforceable patent or Takeda Chemical Industries, Ltd., the licensor of Amlexanox to Block and Chemex ("Takeda") or Amlexanox patent for canker sores is in effect at the time of sale:

           Ethical formulations: 5%

           Over the Counter ("OTC") formulations: 2.5%

          (2) for countries where there is no valid and enforceable Takeda patent or Amlexanox patent for canker sores in effect at the time of a sale:

           Ethical formulations: 2.5%

           OTC formulations: 1.25%

     Following consummation of the sale of Amlexanox to Block, Chemex's obligations under the PDA and MMS agreements ceased. Chemex's obligations following such sale are limited to performing reasonable activities in support of obtaining FDA approval of Amlexanox until the earlier of (i) three years after FDA approval of Amlexanox, or (ii) the liquidation or dissolution of Chemex.

     Since the sale, Chemex has used the proceeds from the sale to fund limited operations while seeking a merger partner. As of July 31, 1995 Chemex's research and development operations ceased.

     Chemex's research strategy was to in-license existing drugs which are being developed for nondermatological medical indications for application to dermatology. This strategy enabled Chemex to bypass much of the drug discovery phase and preclinical research which reduces both time and cost to develop a new drug. In addition, this strategy generally enabled Chemex to obtain and use safety data from the licensor which also reduced the risk in the development of a new drug compound. Chemex's most recent product portfolio consists of six compounds (one of which is an option to license and on hold) at various stages of development. Five of the six drugs are targeted for topical and/or dermatology indications, and the remaining one is targeted for anti-tumor activity. The drugs in the portfolio have either been developed by Chemex or licensed for the field of dermatology from pharmaceutical companies. With the exception of Actinex(R) and Amlexanox, the rights to all the dermatology drugs are owned by Chemex. Actinex(R) was sold to Block in June 1990 for the indication of actinic keratoses and basal cell carcinoma. All of Chemex's rights to Amlexanox were sold to Block in September 1995.

     Chemex currently has rights to three drugs in various stages of human clinical development covering medical indications for the following disease states: contact dermatitis, mild to moderate psoriasis, and photoaging of the skin (anti-wrinkling). Chemex also has an option to license Hypericin from VimRx Pharmaceuticals, Inc. for dermatological use. In addition, Chemex's proprietary drug, Masoprocol, was in preclinical studies to determine the extent of its potential in treating, in combination with other chemotherapeutic agents, multiple-drug resistant cancers.

                             CHEMEX DRUG PORTFOLIO

      COMPOUND         ORIGINATOR          INDICATION            FDA FILING       CLINICAL STATE(1)
---------------------  -----------  -------------------------  ---------------  ---------------------
ROYALTY
Actinex(2)...........  Chemex       Actinic keratoses          FDA approved     Completed
Amlexanox(2).........  Takeda       Oral ulcers                IND filed 1990   NDA filed April 1995
(CHX-3673)
CHEMEX PROPRIETARY
CHX-108..............  Chemex       Psoriasis                  IND filed 1987   Phase I/II
CHX-100(3)...........  Chemex       Prevention of photoaging   IND filed 1993   Phase II
                                    of skin
Masoprocol(3)........  Chemex       Anti-tumor (Cancer)        Development      Preclinical
Hypericin(4).........  VimRx        Psoriasis                  VimRx IND        Phase I

---------------
(1) See "Government Regulations" for description of clinical stages. As of July 31, 1995 all clinical tests and research and development operations of Chemex were discontinued.

(2) Sold to Block Drug.

(3) Involves the use of NDGA and may be developed by Chemex pursuant to the royalty-free, worldwide, exclusive license from Block to Chemex.

(4) Option to license compound for dermatological use from VimRx
    Pharmaceuticals.

GOVERNMENT REGULATIONS

     All compounds owned by Chemex make therapeutic claims and therefore are classified as new drugs by the FDA and its equivalents in overseas markets. The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence and FDA approval of an NDA prior to commercial sale.

     Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of an IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages as well as preliminary evidence of efficacy in humans. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found effective in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit-to-risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

     The process of doing the requisite testing, data collection, analysis and compilation of an IND and an NDA is costly and may take a protracted time period, particularly if tests must be re-done or new tests instituted to comply with FDA requests. Review by the FDA may also take a considerable time period and there is no guarantee an NDA will be approved.

     Current U.S. government revisions to the U.S. healthcare system are not yet known in detail, but could have an impact on the pharmaceutical industry, possibly in the form of pricing restrictions.

PROPERTIES

     Effective as of November 1, 1995, Chemex's lease agreement for its principal office of approximately 7,650 square feet, was terminated pursuant to a settlement agreement with DAL Associates, its landlord at such location. In connection with such termination, Chemex paid approximately $79,000 to DAL Associates.

In addition, Chemex had leased 1,000 square feet of laboratory space on a month to month basis from Block in Jersey City, New Jersey. This lease was canceled as of February 28, 1995 as a result of a decision to close down laboratory operations due to the lack of nearterm workload. Chemex currently leases approximately 300 square feet of temporary office space at 660 White Plains Road, Suite 400, Tarrytown, New York 10591 pending consummation of the Merger. Upon consummation of the Merger, operations and principal offices will be moved to ACCESS' facilities in Dallas, Texas.

LEGAL MATTERS

     Chemex is not a party to any material litigation and is not aware of any pending or threatened litigation against Chemex that could have a material adverse effect upon Chemex.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHEMEX

LIQUIDITY AND CAPITAL RESOURCES

     Working capital as of September 30, 1995 was $2,186,000, an increase of $929,000 as compared to the working capital as of December 31, 1994 of $1,257,000. The increase in working capital was principally due to the sale of Amlexanox rights to Block for $2,500,000 less the operating losses incurred to date. Chemex received the $2,500,000 less advances previously made by Block of $125,000 in June 1995 and $125,000 in July 1995, upon receiving Chemex stockholder approval of the sale of Amlexonox in September 1995. Chemex has ceased all research spending and intends to conserve cash in anticipation of the Merger. Chemex was notified by Nasdaq on April 26, 1995 that its request for a temporary exemption from certain continued listing financial requirements was denied. Chemex has been de-listed from the Nasdaq Small-Cap Market and the Chemex Common Stock now trades on the OTC Bulletin Board under the sale stock symbol "CHMX." Chemex's appeal to Nasdaq's decision was denied on July 31, 1995.

RESULTS OF OPERATIONS

  Comparison of Nine Months Ended September 30, 1995 and 1994

     Net Revenues for the nine months ended September 30, 1995 were $2,885,000, $16,000 lower than the 1994 comparable period. The change in revenues from year to year is explained as follows: the one-time non-refundable receipt of upfront royalties in 1995 for the sale of Amlexanox rights by Chemex to Block of $2,500,000; offset by the one time sale of 10% of a Joint Venture between Chemex and Block in the amount of $1,700,000 in June 1994; and the reduction from 1994 to 1995 of joint venture project research revenues of $775,000 principally due to the termination of the Chemex/Block Joint Venture in December 1994 which effectively reduced research reimbursement (of 50%) of a majority of Chemex development projects (with the exception of Amlexanox which was funded 50/50 until the sale of Amlexanox rights by Chemex to Block in September 1995).

     Research and development expenses were $1,131,000 for the nine months ended September 30, 1995 as compared to $2,077,000 for the same period in 1994. The reduction of overall research and development spending in 1995 from 1994 of $946,000 was principally due to the completion of Phase III clinical trials in the third quarter of 1994 for Amlexanox which was the most expensive phase in the development of the drug. Chemex terminated all other research and development during the third quarter of 1995 in anticipation of the proposed Merger.

     Effective July 1, 1995, operating expenses were reduced to a minimum in contemplation of the Merger. Chemex intends to preserve its cash in anticipation of stockholder approval of the Merger Agreement and the consummation of the Merger. General and administrative expenses were $885,000 in 1995, a reduction of $172,000 as compared to the prior year. The reduction in spending may be summarized as follows: the elimination of litigation fees which were incurred in 1994- $131,000; lower compensation expenses due to a voluntary salary reduction of the CEO/Chairman and elimination of positions- $94,000; the elimination of investment banking fees incurred in 1994- $92,000; the elimination of product liability insurance in 1995-$15,000; partially offset by higher legal fees due to the termination agreement for the Joint Venture and the agreement to sell the rights to Amlexanox to Block- $102,000; and the settlement as to the termination of the New Jersey lease- $79,000.

     Related party expenses were $6,000 for the nine months ended September 30, 1995, a reduction of $5,000 from the prior year.

     Accordingly, total expenses were $2,022,000 for the year to date 1995, a reduction of $1,123,000 from 1994.

  Comparison of Years ended December 31, 1994 and 1993

     In June 1994, Chemex sold 20% of its share of the Joint Venture (or 10% of the total Joint Venture) to Block for $1,700,000. Effective December 31, 1994, Chemex re-acquired its 10% ownership of the Joint Venture from Block in return for giving certain proprietary rights to Amlexanox to Block. The effect of the December transactions was to allow Chemex to retain the $1.7 million it had received in June 1994. The Joint Venture was then dissolved. The dissolution of the Joint Venture established the transfer of the following ownership rights:
Chemex returned its rights to Penederm's retinoic acid product (Acticin) to Block, which had been sublicensed to the Joint Venture by Block; Block returned its share of the ownership of the balance of the dermatology drug portfolio to Chemex (CHX-100, CHX-108, and EPC-K1); and Block and Chemex entered into a joint ownership arrangement for Amlexanox. Accordingly, total 1994 revenues were $3,162,000, an increase of $1,506,000 over 1993. Partially offsetting the one time sale of rights for $1,700,000 was the following: a net reduction in Joint Venture billing principally due to projects canceled in 1994 as compared to 1993 -- a reduction of $97,000; lower interest income due to an average lower level of cash on hand -- $74,000; and lower royalty income for Actinex due to disappointing sales results by Block -- $23,000.

     Total research and development expenses were $2,591,000 for 1994, a reduction of $315,000 as compared to fiscal 1993. The reduction of spending was in part due to lower spending associated with Joint Venture projects (down $233,000) which is due to a net change in spending by project as follows:
Amlexanox -- up $234,000 due to completion of Phase III studies; EPC-K1 -- down $29,000 as the program was delayed to due the decision by the FDA that the compound could not be studied in adolescents as planned; PAF Antagonist -- down $210,000 due to the discontinuance of the project in late 1993;
CHX-100 -- increase of $224,000 due to the commencement of studies in photoaging; and Zinc/Durascreen -- down $278,000 due to the cancellation of these projects. Projects outside the Joint Venture totaled $153,000 in 1994 a reduction of $171,000 as compared to 1993. The decrease is principally due to the cancellation of Cytarabine which had been studied as a treatment for genital warts which was discontinued in late 1993.

     General and administrative operating expenses were $1,381,000 in 1994, a reduction of $514,000 as compared to 1993. The reduction was due to a number of cost reduction activities implemented in late 1993 which positively impacted 1994. A summary of the principal expense reductions are as follows: lower compensation of $144,000 chiefly due to a reduction in the Chief Executive Officers' salary of $42,000 and the elimination of bonuses paid to executive officers of $92,000; the elimination of the use of public relations firm and the elimination of developing a formal annual reportsavings of $118,000; and the elimination of litigation legal fees resulting from the settlement of a lawsuit against one current director (also a former officer) and two former directors/officers -- savings of $194,000; and a reduction in other outside legal fees -- $46,000.

     Related party professional fees decreased from $108,000 in 1993 to $27,000, and in 1994 a further reduction of $81,000. The reduction was principally due to legal fees to a former directors' law firm, which firm's services were terminated in July 1993.

     Amortization of stock awards was an expense in 1994 of $122,000, and represented the difference in the fair market value of Chemex's common stock as of the date of grants of SARs which were issued in 1994 at zero value. SARs were issued to employees who were not corporate officers in lieu of a cash bonus, and to corporate officers which are to vest based on certain performance criteria. For financial statement purposes, the excess of the market value over the zero exercise price was expensed in 1994. In 1993, amortization of stock awards was a credit of $161,000, which reflected the difference between the stock price of the common stock on the date that certain SARs were exercised and the market value of the SARs as originally expensed.

     In March 1994, Chemex contributed $475,000 to the final settlement of a lawsuit against one current director and two former officers/directors of Chemex. This amount had been accrued in fiscal 1993.

     Total expenses were $4,121,000 for fiscal 1994, as compared to $5,223,000 in 1993, a reduction of $1,102,000. The net loss in 1994 was $959,000 or a reduction in loss of $2,608,000 from 1993. The reduction in net loss for 1994 as compared to 1993 was principally due to the sale of proprietary rights to Block for $1,700,000; the reduction of certain litigation expenses of $475,000; and the net effect of general cost reductions.

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

     Consequently, the net loss for 1994 was $959,000, or $.11 loss per common share, as compared to a net loss of $3,567,000, or $.43 loss per common share in 1993.

  Comparison of Years ended December 31, 1993 and 1992

     Total 1993 revenues were $1,656,000, a $7,390,000 decrease from 1992. The decrease in revenues from 1992 was primarily a result of several one time revenues achieved in 1992, as follows: $6 million of milestone payments received in 1992 for achieving the FDA approval of Actinex; a decrease in reimbursement of Joint Venture expenses in 1993 as 1992 had the benefit of virtually all Joint Venture expenses paid by Block -- ($783,000), one time sale of NDGA to Block, the active ingredient of Actinex ($408,000), and reimbursement from Block of certain developmental expenses related to Actinex -- ($264,000).

     Total research and development expenses increased from $2,656,000 in 1992 to $2,906,000 in 1993, a 9.4% increase. The increase in spending was due to higher Joint Venture research expenses of $477,000, partially offset by the non-recurring research expenses related to Actinex (down by $265,000). Joint Venture spending totaled $2,582,000 in 1993, of which Amlexanox was $1,580,000 or 62% of the total spending. Amlexanox was the most advanced product in the Joint Venture portfolio in 1993. Spending for all other projects in the Joint Venture were significantly lower as these projects were earlier in the FDA process. Projects outside the Joint Venture totaled spending of $324,000, of which $225,000 was related to Masoprocol anti-tumor research. During fiscal 1993, Chemex dropped two compounds being developed for psoriasis after initial clinical trials proved to be inconclusive as to efficacy (Methotrezate and TCV-309). In addition, Phase I clinical trials for Cyarabine, licensed from the Upjohn Company, showed no clinical significance for the treatment of genital warts and was dropped from the portfolio.

     General and administrative operating expenses were $1,895,000 in 1993, a $411,000 increase over the 1992 comparable period. The primary reasons for the increase is detailed as follows: increased litigation expenses related to a lawsuit against former officers and directors in which Chemex was obligated to indemnify -- $325,000; increased product liability insurance -- $40,000; higher directors and officers insurance -- $38,000 and higher lease and related costs -- $32,000.

     Related party professional fees decreased from $311,000 in 1992 to $108,000 in 1993, a reduction of $203,000. The reduction was due to the elimination of consulting fees of $75,000, and the reduction in legal fees to a former directors' law firm of $140,000.

     Amortization of stock awards were a credit to expenses of $161,000 in 1993, as compared to a credit to expenses of $90,000 in 1992. The credit in 1993 reflected the difference between the stock price of the common stock on the date certain SARs were exercised and the market value of the SARs as originally expensed.

     In March 1994, Chemex agreed to contribute $475,000 to the settlement of a lawsuit pending against one current director (who is also a former officer) and two former officers/directors of Chemex. Since incurrence of this liability was reasonably estimable and probable in 1993, Chemex accrued for this liability as of December 31, 1993.

     Total expenses were $5,223,000 for 1993, as compared to $4,361,00 in 1992. Losses before income taxes were $3,567,000 in 1993 as compared to profits before income taxes in 1992 of $4,685,000. In summary, the reduction of earnings between 1993 and 1992 of $8,257,000 was principally as follows: (1) reduction of nonrecurring Actinex milestones -- $6,000,000; (2) elimination of one-time sale and profit of Actinex raw material to Block -- $408,000; (3) elimination of Block funding essentially all of 1992 Joint Venture research expenses -- $1,125,000 which would have been Chemex's share; (4) 1993 settlement costs of litigation -- $475,000; and (5) higher Joint Venture research spending in 1993 (Chemex share) -- $250,000.

     As a result, net loss for 1993 was $3,567,000, or $.43 loss per common share, as compared to a net income per common share and common share equivalents of $.48 for 1992.

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

RECENT DEVELOPMENTS

     Pursuant to the terms of the Merger Agreement, Chemex is obligated to loan, at any time prior to the Drop Dead Date, an aggregate amount of up to $250,000 to ACCESS, upon the request of ACCESS. On October 4, 1995, Chemex made a loan to ACCESS of $100,000 which is evidenced by a Convertible Promissory Note, convertible at Chemex's option upon a default under the Note into shares of Series A Convertible Preferred Stock of ACCESS.

     Effective as of November 1, 1995, Chemex terminated its lease agreement with DAL Associates for its principal office space at One Executive Drive, Fort Lee, New Jersey, pursuant to a settlement agreement (the "Settlement Agreement"). Pursuant to the Settlement Agreement Chemex paid to DAL Associates approximately $79,000 in consideration of termination of the lease. Pending the consummation of the Merger, Chemex has leased limited office space on a temporary basis at 660 White Plains Road, Suite 400, Tarrytown, New York 10591.

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

                               BUSINESS OF ACCESS

INTRODUCTION

     ACCESS Pharmaceuticals, Inc. a Texas corporation, founded in 1988 is a development stage company focused on the enhanced delivery of parenteral therapeutic and diagnostic imaging agents through the utilization of its patented and proprietary endothelial binding technology which selectively targets sites of disease.

     ACCESS' principal executive office is at 2600 N. Stemmons Frwy., Suite 210, Dallas, Texas 75207; its telephone number is (214) 905-5100.

     The ACCESS technology was researched and developed at the University of Texas Southwestern Medical Center by Dr. David F. Ranney, ACCESS founder, who was the Director of the Laboratory of Targeted Diagnosis and Therapy in the departments of Pathology and Radiology. The technology is being developed to increase the efficacy and reduce the side effects of therapeutics and diagnostic agents by selectively targeting them to the sites of disease and accelerating drug clearance. The principal form of the technology utilizes natural carbohydrates, glycosaminoglycans ("GLYCOS") as the carrier system which selectively targets sites of disease. GLYCOS work by recognizing and adhering to cytokine-induced adhesive receptors on the walls of local blood vessels.

     The therapeutic focus of ACCESS is the development of proprietary pharmaceuticals for the treatment of cancer and life-threatening infections and the diagnosis and staging of cancer. ACCESS believes that the unique pharmacologic profiles and selective targeting properties of GLYCOS could allow its product candidates to become useful treatments for cancer and life-threatening infections, and important diagnostic tools in the early detection, prognosis and monitoring of cancer. The focus on acute care in large expanding high-value hospital markets, particularly in the areas of oncology and infectious disease, is designed to more rapidly accelerate development, regulatory review and lower development cost in these life saving therapeutic areas.

     ACCESS has developed four possible product candidates, two of which are believed ready to be advanced into human testing. These product candidates are new formulations of existing compounds which increase therapeutic efficacy and reduce toxicity, designed to address the clinical shortfalls of available treatments.

OVERVIEW OF OPERATIONS

     The ACCESS strategy is to initially focus on utilizing its GLYCOS technology in combination with approved drug substances to develop novel patentable physical formulations of potential therapeutic and diagnostic products. It is anticipated that this will expedite product development, both preclinical and clinical and ultimately product approval. To reduce financial risk and equity financing requirements ACCESS is directing its resources to the preclinical phase of development and plans to outlicense to or co-develop with marketing partners the product candidates during the clinical development phases.

     ACCESS has initiated and will continue to expand its internal core capabilities of physical formulation, analytical methods development, initial process scale up, carbohydrate analysis, drug/diagnostic targeting screens and project management capability to maximize product opportunities in a timely manner. The manufacturing scale-up, preclinical testing and product production will be contracted to research organizations, contract manufacturers and strategic partners. Given the current cost containment and managed care environment both in the United States and overseas and the difficulty for a small company to effectively market its products, ACCESS does not currently plan to become a fully integrated company.

     Consequently, ACCESS expects to form strategic alliances for product development and to outlicense the commercial rights to development partners. By forming strategic alliances with major pharmaceutical and diagnostic companies it is believed that the ACCESS technology will be more rapidly developed and successfully introduced into the marketplace. Potential strategic partners are and will continue to be screened based on the technology synergy, development capabilities, expertise in the therapeutic/diagnostic area and

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

ability to globally maximize the potential product opportunity. Strategic alliance agreements will be structured around milestone and diligence payments commensurate with the opportunity, the level of development partner funding of clinical development and regulatory costs and ACCESS receiving a royalty based on worldwide product revenues.

SCIENTIFIC BACKGROUND

     Preclinical work to date has demonstrated that ACCESS' technology enhances the performance of therapeutic and diagnostic/prognostic imaging agents by binding them to GLYCOS carriers which rapidly target these bound actives to sites of tissue disease and cause them to remain there for longer intervals while rapidly clearing the nontargeted fraction. The GLYCOS technology is patterned after an immune targeting system present in the body. GLYCOS mimic the body's defense systems and appear capable of recognizing neovascular receptors selectively at sites of disease, crossing vascular barriers and targeting drug payloads to tumor sites, infections, inflammatory lesions, cardiovascular disease and potentially other disease entities.

     ACCESS GLYCOS carriers are derived from natural sources and comprise the carbohydrate portions of natural proteoglycans. GLYCOS have favorable toxicity profiles compared to synthetic molecules. Also, currently they are the only cost effective carrier substances available in the class of complex carbohydrates. Examples of ACCESS carriers include heparin and dermatan sulfate, the former an approved substance worldwide, and the latter a product in advanced clinical development in Europe.

     Since its founding, ACCESS has been researching various GLYCOS for their targeting, biodistribution, and clearance properties. ACCESS is now able to select the combination of GLYCOS and active substances to provide optimal formulation characteristics, minimize the dose-related side effects in preclinical testing, optimize clearance rates and routes of different drugs and potentially obtain site selectivity for different major classes of disease, beginning with cancer and infection.

     Importantly, the binding of drugs and imaging agents to GLYCOS carriers is typically by noncovalent physical processes. This results in simple formulations which utilize existing, approved/approvable substances as carriers and are expected to be compatible with a range of drugs and imaging agents.

     Unique to ACCESS, GLYCOS carriers bind first to the body's endothelial receptors that are induced on the microvascular barrier between the bloodstream and the tissue sites of disease. Consequently, in a fashion similar to the body's own cellular immune mechanisms, ACCESS' GLYCOS formulations progressively accumulate and cross into sites of disease from their initial binding/targeting sites on induced endothelium and are able to continue such accumulation with repeated dosing, depending on the nature, severity and persistence of the disease and the tissue mediators. Being sulphated polysaccharides, these GLYCOS appear to avoid inducing anticarrier antibodies to themselves except in the extremely low incidence established for therapeutic heparinoids.

     Attaching a GLYCOS carrier to a drug or imaging agent causes the drug or imaging agent to accumulate at the site of tissue damage more rapidly and to a significantly greater extent than without the GLYCOS. Moreover, by piggybacking on the physiological pathway that allows cells and molecules to penetrate the endothelial barrier and permeate deep into the underlying tissue lesion, GLYCOS help bring the drug closer to all sub-regions and cells of the pathologic lesion.

     ACCESS believes that both the polymeric and multivalent binding properties of GLYCOS are important for optimal disease site-localization of the attached drug or diagnostic/prognostic. These aspects are important in optimizing biodistribution, targeting and clearance and may also promote displacement of the endogenous interfering substances which can be bound to diseased endothelium, further enhancing the active endothelial translocation of the GLYCOS drug or diagnostic into underlying sites of disease.

     Drug and diagnostic enhancement by ACCESS' GLYCOS occurs by a number of mechanisms, the principal ones being rapid selective targeting to tissue sites of disease, stabilization of the active during both storage and plasma transmit, longer retention at the site of disease and rapid clearance of the non-targeted fraction giving reduced imaging backgrounds and reduced drug toxicity.

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

ACCESS PRODUCT DEVELOPMENT

     ACCESS begins the product development effort by screening and formulating potential product candidates, selecting an optimal active and formulation approach and developing the processes and analytical methods. Pilot stability, toxicity and efficacy testing are conducted prior to advancing the product candidate into formal pre-clinical development. Specialized skills are required to produce these product candidates utilizing the ACCESS technology. ACCESS has a core internal development capability with significant experience in these formulations.

     Once the product candidate has been successfully screened in pilot testing, ACCESS scientists together with external consultants, assist in designing and performing the necessary preclinical efficacy, pharmacokinetic and toxicology studies required for IND submission. External investigators and scale-up manufacturing facilities are selected in conjunction with Company consultants. ACCESS does not plan to have an extensive clinical development organization as this would be conducted by a development partner.

DEVELOPMENT AND RESEARCH PROJECTS

     With all of ACCESS' product development candidates, there can be no assurance that the results of the in vitro or animal studies are or will be indicative of the results that will be obtained when these product candidates are tested in humans. There can be no assurance that any of these projects will be successfully completed or that regulatory approval of any product will be obtained.

CANCER

     Chemotherapy, surgery and radiation are the major components in the clinical management of cancer patients. Chemotherapy is usually the primary treatment of hematologic malignancies, which cannot be excised by surgery, and is increasingly used as an adjunct to radiation and surgery, to improve efficacy, and is used as the primary therapy for some solid tumors and metastases. The current optimal strategy for chemotherapy involves exposing patients to the most intensive cytotoxic regimens they can tolerate. Clinicians attempt to design a combination of drugs, dosing schedule and method of administration to increase the probability that cancerous cells will be destroyed while minimizing the harm to healthy cells.

     Most current drugs have significant limitations. Certain cancers are inherently unresponsive to chemotherapeutic agents, other cancers initially respond but subgroups of cancer cells acquire resistance to the drug during the course of therapy, with the resistant cells surviving and resulting in relapse. As the cells acquire resistance to a specific agent, they often simultaneously become resistant to a wide variety of agents through a phenomenon known as multi-drug resistance. Another limitation of current anti-cancer drugs is that serious toxicity, including bone marrow suppression or irreversible cardiotoxicity, can prevent their administration in curative doses.

     ACCESS' cancer program is aimed at formulating generic chemotherapy agents and proprietary products to enhance efficacy and reduce the toxicity compared with the currently available chemotherapeutics.

  Product in Development

     AP-4010 -- ACCESS currently has one product in development, a GLYCOS-based doxorubicin formulation for intravenous administration.

     The most widely used cancer agents are anthracyclines, such as doxorubicin, which are broadly effective against proliferating cancer cells. Anthracyclines have a number of limitations, certain cancer types are unresponsive and can cause severe toxic effects, including myelosuppression, mucositis and cumulative irreversible cardiotoxicity.

     ACCESS' animal studies have shown that higher doses of the product can be tolerated with less acute toxicity and hence greater efficacy than standard doxorubicin. It is possible that AP-4010 may have a better pharmacokinetic profile than existing formulations of doxorubicin.

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

     ACCESS is currently conducting pilot scale up of production of AP-4010 for animal toxicity testing prior to submission of an IND which ACCESS anticipates filling in approximately 12 months. The clinical indications are currently under evaluation by external company consultants.

INFECTIOUS DISEASES

     Systemic fungal infections are a major problem for patients with impaired immune defense mechanisms, particularly cancer patients, diabetics and AIDS patients. Available agents for the treatment of systemic fungal infections include amphotericin B and fluconazole. Despite the availability of these agents, serious fungal infections remain difficult to treat. Because fluconazole is not effective in treating many strains of fungi and amphotericin B toxicities remain difficult to manage at effective doses, mortality rates among such patients remain high.

  Product in Development

     AP-1110 -- ACCESS' product development is focused on a GLYCOS-based formulation of Amphotericin B, an effective cytocidal compound whose effectiveness and regimens are limited by severe nephrotoxicity and prolonged blood and body clearance. Amphotericin B remains the standard in the treatment of fungal infections, however, because of nephroxicity, limitations on intensive higher dosing regimens, it is difficult to cure many deep fungal infections.

     The GLYCOS formulation significantly reduces kidney toxicity by redirecting the clearance of the drug through the liver, where no new hepatotoxicity has been observed (in subacute mouse toxicity tests). The clearance in animals of amphotericin B appears accelerated from 120 hours to 24 hours with the GLYCOS formulation. Based on its improved tolerance and clearance, in animal testing it was possible to sufficiently increase the dosing and regimen intensity of the GLYCOS formulation to achieve cures, whereas none could be achieved with the standard formulation.

     An additional animal study to confirm the findings with a second, fungal model is required prior to formulation scale up and proceeding toward an IND. This project had been scheduled as a subsequent development, pending further definition of the market potential and the interest of a strategic partner. It is now clear that this product candidate should be moved into clinical development.

MRI DIAGNOSTIC AGENTS

     Preoperative diagnostic imaging technologies are used to determine the existence and the extent of disease. The principal diagnostic imaging technologies are CT Scanning and Magnetic Resonance Imaging ("MRI"). Both methods produce images that show anatomic boundaries between the tissue suspected of being malignant and the surrounding tissue, to reveal potential disease. Neither method gives information allowing a clear distinction of malignant from nonmalignant tissue. A more recently developed technology, immunoscintigraphy, uses a gamma-ray detection camera externally to identify internally localized radiolabeled antibodies potentially specific to certain cancers. Although immunoscintigraphy with certain radiolabeled antibodies appears capable of distinguishing malignant tumors from nonmalignant lesions and surrounding tissues, none of the external imaging technologies, including immunoscintigraphy, is effective in consistently identifying primary tumors smaller than one centimeter, in precisely locating the site or margins of the tumor, in consistently identifying all metastatic tumor nodules, or in distinguishing pre-invasive from functionally invasive tumor behaviors.

     The currently available contrast agents for MRI are nonselective gadolinium based extracellular agents predominantly used in imaging the central nervous system.

     ACCESS is focused on expanding the utility of MRI imaging to include body imaging by developing a site-selective intravenous contrast agent with improved localization and performance outside as well as within the central nervous system. ACCESS believes that improved site selectivity, longer site contrast with rapid blood clearance, the ability to clearly delineate tumor boundaries and metastases and the opportunity to obtain

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

additional valuable information on prognosis, function, therapeutic response monitoring and anatomy at high resolution, could be major competitive advantages of the GLYCOS formulations.

  Product in Development

     AP-2011 -- A pilot formulation utilizing the GLYCOS carrier, a chelating agent and gadolinium has been prepared and an acceptable acute toxicity profile obtained.

     Prior to advancing this product candidate further, additional toxicity and animal efficacy studies are required. Encouraging initial results, including the successful, rapid contrast enhancement of tumors of the liver and nonliver tumors have been obtained in four different animal models and in three different species. Acute toxicity studies have been completed. Production of GMP materials and sub-acute toxicity testing is required before submission of an IND.

RADIOPHARMACEUTICALS

     Given currently available technologies, diagnostic techniques such as CT, MRI and immunoscintigraphy are projected to be used by a large number of physicians to detect, stage and monitor cancer. CT and MRI currently have not effectively distinguished malignant from non-malignant tissue. Several biotechnology-based companies are developing antibody products for immunoscintigraphy in colorectal, ovarian, small cell lung, melanoma and breast cancer. Although immunoscintigraphy with antibody agents and peptides has the capacity to distinguish malignant from non-malignant tissue, none of the technologies is effective in consistently identifying tumors smaller than one centimeter or in precisely locating the site of a tumor. They only indicate that cancer may be present within a general area. Because of these limitations, the physician may frequently be making decisions concerning surgery and other therapy with incomplete information.

     To date, radiopharmaceuticals have been limited to diagnostic indications and bone pain management in patients with metastatic prostate cancer. There has been little use in therapy due to the toxicities associated with the radionuclides necessary to achieve therapeutic benefits, and also due to the hetrogeneity of tumor-specific antigens on tumor cells and subregions, with the prominent exception of B-cell lymphomas.

  Diagnostic Applications

     A pilot GLYCOS radiopharmaceutical diagnostic imaging agent has been prepared and tested utilizing Gallium67. Animal studies have shown that the GLYCOS have the ability to rapidly target and permeate AT-1 prostate tumors in grown rats. These studies also showed fast clearance by the renal route and negligible liver uptake. These characteristics support the development of radiolabeled agents for tumor imaging. The pilot studies indicate selective tumor localization of the radiolabeled agent within 5 minutes of injection allowing optimal imaging between 15 minutes and 1 hour post injection.

     GLYCOS may provide the key additional information of tumor function and prognosis in a way which can improve clinical diagnosis and staging, and allow rapid early decision-making on patient management and therapeutic approaches, including intraoperative approaches.

     Before advancing to preclinical development, product optimization including, the selection of a radionuclide, chelator and GLYCOS carrier, must be finalized in conjunction with an external advisory group.

PATENTS

     ACCESS believes that the value of the technology both to ACCESS and to potential corporate partners is established and enhanced by its strong, broad and specific intellectual property positions. Consequently, ACCESS already has issued and seeks to obtain additional U.S. and foreign Patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention's Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for its inventions and prospective products.

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

     ACCESS holds U.S. and European patents with broad composition of matter claims encompassing glycosaminoglycan, acidic saccharide, carbohydrate and other endothelial-binding and targeting carriers in combination with drugs and diagnostic agents formulated by both physical and chemical covalent means. Eight Patents have issued commencing in 1990 and an additional eight major patent applications are pending.

     These patents and applications broadly cover the in vivo medical uses of drugs and diagnostic carrier formulations which bind and cross endothelial and epithelial barriers at sites of disease, including but not limited to treatment and medical imaging of tumor, infarct, infection and inflammation. They further disclose the body's induction of endothelial, epithelial, tissue and blood adhesins, selectins, integrins, chemotaxins and cytotaxins at sites of disease as a mechanism for selective targeting, and they claim recognized usable carrier substances which selectively bind to these induced target determinants.

     ACCESS has a strategy of maintaining an ongoing line of continuation applications for each major category of patentable carrier and delivery technology. By this approach, ACCESS is extending the intellectual property protection of its basic targeting technology and initial agents to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

     The intellectual property around which ACCESS was founded was originally licensed by way of a License Agreement from the inventor and principal shareholder Dr. David Ranney. A Patent Purchase Agreement dated April 5, 1994 terminated the License Agreement and provided for assignment of the rights to the original patents to ACCESS. Additional patents covering the technology were purchased from the University of Texas system on October 31, 1990 and applied for directly by ACCESS. The technology was developed by Dr. David Ranney during his tenure at the University of Texas Southwestern Medical School which retains a royalty free non-exclusive right to use the patent rights for its own research, teaching and other educationally-related purposes.

     Dr. David Ranney has signed an Assignment of Intellectual Property Agreement whereby all rights, title and interest in and to all subsequent inventions and confidential information will become the sole and exclusive property of ACCESS at the earlier of the date of conception or development, while he remains an employee of ACCESS and for a period of two years after he ceases employment for inventions relating to the ACCESS technology.

     Under the terms of the Patent Purchase Agreement Dr. David Ranney has retained certain rights and interests in the intellectual property which are subject to further modification at the effective time of the closure of the Merger as provided in the Stockholder's Agreement, including a non-exclusive right to use the inventions and technology covered by or relating to the patents for his own research, teaching or other academic related purposes, and after he is no longer a full-time employee of ACCESS for research and development of uses or implementations of the inventions and technology improvements. ACCESS maintains the first right to negotiate the acquisition of any new inventions or technology improvements developed by Dr. David Ranney relating to the technology. ACCESS has agreed to pay Dr. David Ranney a royalty of three quarters of one percent (0.75%) of ACCESS gross revenues derived from products covered by the patents and pay certain minimum payments which began in 1994, and which are subject to further modification at the effective time of the closure of the Merger.

     In addition the Patent Purchase Agreement as amended subject to the closure of the Merger, establishes certain additional rights of Dr. David Ranney. The patent assignment will terminate in the event ACCESS fails to pay the amounts due to Dr. David Ranney pursuant to the Agreement, files a Petition in Bankruptcy, fails to commercially develop the patents or creates a security interest in the patents without Dr. David Ranney's approval. Also, in the event that parts of the ACCESS technology are not being developed four years after the Merger Dr. David Ranney has the right of first refusal to license or acquire at fair market value development rights to such parts of the ACCESS technology.

GOVERNMENT REGULATIONS

     ACCESS is subject to extensive regulations by the Federal Government, principally by the FDA, and, to a lesser extent, by other Federal and State agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of ACCESS GLYCOS formulations incorporate extensively tested drug substances, because the resulting GLYCOS formulations make claims of enhanced efficacy and/or improved side effect profiles they are expected to be classified as new drugs by the FDA.

     The Federal Food, Drug and Cosmetic Act and other federal and state statutes and regulations govern the testing, manufacturing, safety, labeling, storage, shipping and record keeping of ACCESS' products. The FDA has the authority to approve or not approve new drug applications and inspect research and manufacturing records and facilities.

     Among the requirements for drug approval and testing is that the prospective manufacturer's facilities and methods conform to the FDA's Code of Good Manufacturing Practices regulations which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during the production process and the facilities are subject to ongoing FDA inspection to insure compliance.

     The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence and the FDA approval of an NDA prior to commercial sale.

     Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages as well as preliminary evidence of efficacy in humans. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found effective in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit-to-risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

     The process of doing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases tests may have to be re-done or new tests instituted to comply with FDA requests. Review by the FDA may also take a considerable time period and there is no guarantee an NDA will be approved. Hence, ACCESS cannot with any certainty estimate how long the approval cycle may take.

     Current U.S. government revisions to the U.S. healthcare system are not yet known in detail, but could have an impact on the pharmaceutical industry, possibly in the form of pricing restrictions. Although ACCESS is developing new novel drugs in the field of cancer and infectious disease that are currently not treated effectively, there still can be no assurance that certain pricing constraints would not pertain.

     ACCESS is also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

COMPETITION

     The pharmaceutical and biotechnology industry is highly competitive. Most pharmaceutical and biotechnology companies have considerably greater research and development, financial, technical and marketing resources than ACCESS. Although ACCESS' proposed products utilize a novel drug delivery system, they will be competing with established pharmaceutical companies existing and planned new product introductions and alternate delivery forms of the active substance being formulated by ACCESS.

     A number of companies are developing or may, in the future, engage in the development of products competitive with the ACCESS delivery system. Currently, in the therapeutic area, liposomal formulations being developed by Nexstar, Inc., The Liposome Company, Inc. and Sequus Pharmaceuticals, Inc. are the major competitive intravenous drug delivery formulations which utilize similar drug substances. A number of companies are developing or evaluating enhanced drug delivery systems. ACCESS expects that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative delivery system technologies achieve certain if not identical advantages.

     The principal current competitors to ACCESS' technology fall into three categories: monoclonal antibodies, liposomes and peptides. ACCESS believes its technology represents a significant advance over these older technologies because it is the only system with a favorable pharmacokinetic profile which has been shown to effectively bind and cross neovascular barriers and to deeply penetrate the major classes of deep tissue and organ disease, which remain partially inaccessible to older technologies.

     Even if ACCESS' products are fully developed and receive required regulatory approval, regarding which there is no assurance, ACCESS believes that its products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, ACCESS does not currently plan to establish an internal marketing organization. By forming strategic alliances with major pharmaceutical and diagnostic medical imaging companies, management believes that ACCESS' development risks should be minimized and the technology will potentially be more rapidly developed and successfully introduced into the marketplace.

EMPLOYEES

     As of September 30, 1995 ACCESS has 8 full time employees and one part time employee two of whom have advanced scientific and medical degrees. ACCESS believes that it maintains good relations with its personnel. In addition, to complement its internal expertise, ACCESS contracts with scientific consultants, contract research organizations and university research laboratories that specialize in various aspects of drug development including toxicology, sterility testing and preclinical testing to complement its internal expertise.

PROPERTIES

     ACCESS maintains one facility of administrative offices and laboratories in Dallas, Texas. ACCESS has a lease agreement for the facility which has approximately 5,500 square feet, which terminates in January 1998. Adjacent space is available for expansion which would accommodate the growth planned for the foreseeable future.

LEGAL PROCEEDINGS

     ACCESS is not a party to any legal proceedings.

                       SELECTED FINANCIAL DATA OF ACCESS

     The following data, insofar as it relates to each of the years in the five year period ended December 31, 1994, has been derived from the audited financial statements of ACCESS and notes thereto appearing elsewhere herein. The data for the nine-month periods ended September 30, 1995 and September 30, 1994 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results for the unaudited interim periods presented. The operating results for the interim periods are not necessarily indicative of results for any future period. The report of Smith, Anglin & Co. which also appears herein contains an explanatory paragraph which states that there is substantial doubt about the ability of ACCESS to continue as a going concern.

                                       FOR THE
                                     NINE MONTHS
                                        ENDED                             FOR THE
                                    SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                   ----------------    ----------------------------------------------
                                    1995      1994      1994     1993       1992      1991      1990
                                   ------    ------    ------   -------    ------    ------    ------
                                          (THOUSANDS, EXCEPT FOR NET INCOME (LOSS) PER SHARE)
INCOME STATEMENT DATA:
Total Revenues...................  $  579    $  530    $1,048   $   356    $  694    $1,841    $  403
Total Expenses...................   1,049     1,095     1,524     1,740     1,554     1,427       621
Net Income (Loss)................    (470)     (565)     (476)   (1,384)     (860)      414      (218)
COMMON STOCK DATA:
Net Income (Loss) Per Share......  $ (.16)   $ (.19)   $ (.16)  $  (.47)   $ (.29)   $  .14    $ (.08)
Average Number of Common Shares
  and Common Equivalent Shares
  Outstanding....................   2,926     2,918     2,918     2,918     2,918     2,916     2,916

                                                                           DECEMBER 31,
                                            SEPTEMBER 30,    -----------------------------------------
                                                1995         1994     1993     1992     1991     1990
                                            -------------    -----    -----    -----    -----    -----
BALANCE SHEET DATA:
Total Assets..............................        754        1,261    1,079    2,444    3,558    3,462
Total Liabilities.........................        523          731       71       53      397    1,188
Stockholders' Equity......................        231          531    1,007    2,391    3,161    2,274

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACCESS

  Liquidity and Capital Resources

     ACCESS is primarily engaged in developing enhanced intravenous therapeutics and diagnostic agents using GLYCOS, a natural carbohydrate technology, through the utilization of its patented and proprietary endothelial binding technology which selectively target sites of disease.


     On April 26, 1994, ACCESS entered into agreements, as amended, with Corange International Ltd. ("Corange") to develop drugs based on Access' endothelial binding technology for the use in the oncology area. Under the agreements, ACCESS granted Corange an option for a period up to two years, as defined, to exclusively license worldwide any oncology agent developed pursuant to the terms of the common research agreement. In 1994, Corange made initial option payments of $600,000. Corange made $618,532 payments representing research and equipment costs. Corange made further payments in 1995: research payments of $285,000, and reimbursement of other research costs of $109,937. Corange terminated the agreements on June 30, 1995.


     An option agreement with Yamanouchi Pharmaceutical Co., Ltd.
("Yamanouchi"), a major international pharmaceutical company, accounted for 100% of the option income for 1993. The agreement was limited to the license of one MRI product in a specified geographical area. In March 1994, Yamanouchi declined to exercise its option.

     A joint research agreement with Yamanouchi for an Amphotericin formulation accounted for 100% of the research and development revenues in 1992. This joint research agreement was terminated by Yamanouchi effective July 31, 1992.

     As a result of the termination of the above agreements and options, ACCESS has no active corporate sponsored research agreements. ACCESS has funds to meet its projected cash expenditures through January 1996. ACCESS has been engaged actively in pursuing additional equity financing, and/or partnering with major pharmaceutical companies to attain financing, and/or merging ACCESS with a third party. There can be no assurance that ACCESS will be successful in attaining such financing and there remains a risk that ACCESS will be required to cease or curtail active operations until additional funding is received.

  Comparison of Nine Months Ended September 30, 1995 and 1994

     Net revenues for the nine months ended September 30, 1995 were $574,937, as compared to the same period in 1994 of $525,000, a reduction of $49,937. The reduction is due to project and option revenues received from Corange. ACCESS recorded seven months project revenue and reimbursement of research costs in 1995 whereas only five months project revenue and option payments were received in 1994.

     Research and development expenses for the first nine months of 1995 were $515,656 as compared to $523,564 for the same period in 1994, a decrease in spending of $7,908. The decrease is due mainly to the reduced project activity due to the termination of the Corange agreement.

     Total general and administrative were $391,080 for the first nine months of 1995, as compared to $487,319 for the comparable 1994 period, a reduction in spending of $96,239. The reduction in spending in 1995 as compared to 1994 was principally as follows: lower salary and related expenses -- $73,713 due to the reduction of staff; lower legal fees -- $23,517 due to 1994 legal costs associated with Corange agreements whereas 1995 related fees were minor; lower investment banker costs -- $19,988 due to the termination of the investment banker relationship; offset partially by higher patent costs -- $21,390 associated with the filing of new patents.

     Depreciation and amortization expenses for the nine months of 1995 were $92,685 as compared to $83,187 for the comparable period in 1994 for an increase of $9,498. The increase is due to depreciation on new equipment purchased for the Corange oncology project.

     Interest expense for the nine months of 1995 were $49,631 as compared to $810 for the comparable period in 1994 for an increase of $48,821. The increase is due to nine months of interest costs in 1995 from to the sale leaseback of assets and for the lease purchase of scientific equipment, both completed in September 1994.

     As a result, the net loss for the nine months ended September 30, 1995 was $469,557 or $.16 per share as compared to a net loss in the comparable 1994 period of $565,110 or $.19 per share. The difference is principally due to revenues received for the Corange oncology project for seven months in 1995 as compared to only five months of reimbursed costs in 1994 and lower general and administrative expenses offset principally by higher interest expenses.

  Comparison of Years ended December 31, 1994 and 1993


     Revenues in 1994 were $1,038,532, an increase of $716,310 over 1993. Revenues in 1994 were only from Corange and revenues in 1993 were only from Yamanouchi. In April 1994, ACCESS concluded agreements, as amended, with Corange for $1,038,532. The agreements were to develop drugs based on ACCESS' endothelial binding technology for the use in the technology area and an option for a period up to two years, as defined to exclusively license the product worldwide.


     Total research and development expenses were $714,024 for 1994, a reduction of $127,408 as compared with fiscal 1993. The reduction of spending was due to wind up costs associated with the completion of Yamanouchi MRI project and the start up of the new Corange oncology projects whereas 1993 had a full year of active project costs.

     General and administrative expenses were $694,715 in 1994, a reduction of $60,570 as compared to 1993. The reduction was due primarily to lower new business professional fees ($70,125), scientific consulting ($19,207), travel and entertainment ($26,024) offset partially by higher patent costs ($34,376) and legal fees ($26,595).

     Other income-interest and miscellaneous income was $9,333 for 1994, a reduction of $24,763 as compared with fiscal 1993. The reduction in other income was due to lower cash balances on hand.

     Total expenses were $1,525,097 for fiscal 1994, as compared to $1,707,624 in 1993, a reduction of $182,527. The net loss in 1994 was $476,232 or a reduction in loss of $907,296 from 1993. The reduction in net loss for 1994 as compared to 1993 was principally due to the higher revenues received from Corange due to the start of the oncology project and the net effect of research and development and general cost reductions in 1994.


     Consequently, the net loss for 1994 was $476,232, or $.16 loss per common share, as compared to a net loss of $1,383,528 or $.47 loss per common share in 1993.


  Comparison of Years Ended December 31, 1993 and 1992

     Total 1993 revenues were $322,222 received in 1993, a $266,434 decrease from 1992. The decrease in revenues from 1992 was due to the change in research projects at ACCESS. In 1993 the primary ACCESS project was the Yamanouchi-MRI project where major funding of the MRI project of $950,000 in option funding was received in 1991 and was supplemented with $322,222 to extend the option in 1993. Funding in 1992 was for research and development costs associated with the Yamanouchi Amphotericin project.

     Research projects and development expenses were $841,432 for 1993, a reduction of 228,401 as compared with fiscal 1992. The reduction of spending was due to the change in projects which resulted in lower scientific salaries and related costs and lower external contract expenditures associated with the projects.


     General and administrative expenses were $755,285 in 1993, a $322,946 increase over the 1992 comparable period. The primary reasons for the increase are detailed as follows: higher salaries and related employee expenses ($165,822), new business professional fees ($45,578), scientific consulting ($23,279), travel and entertainment ($51,024) and investment banking costs ($28,036) offset partially by lower patent costs ($28,340).

     Depreciation expenses were $110,907 in 1993, a $15,284 increase over the 1992 comparable period. The increase was due to new equipment bought for the MRI project in mid-1992 which was depreciated only one-half year in 1992 but depreciated one full year in 1993.

     Other income-interest and miscellaneous income was $34,096 for 1994, a reduction of $71,621 as compared with fiscal 1993. The reduction was due to lower cash balance on hand due to the termination of the Yamanouchi Amphotericin project in July 1992.


     Total expenses were $1,707,624 for 1993, as compared to $1,597,795 in 1992. Losses before income taxes were $1,351,306 in 1993, as compared to $903,422 in 1992. The increase loss in 1993 of $447,884 was principally as follows: (1) lower revenues; $266,434, due to funding differences in projects; (2) higher general and administrative expenses $322,946, due mainly to new business efforts; (3) higher depreciation expenses ($15,284); (4) lower other income ($71,621); and (5) offset partially by lower research and development expenses ($228,401).


     As a result, net loss for 1993 was $1,383,528, or $.47 loss per common share, as compared to a net loss of $859,546, or $.29 loss per common share for 1992.

                               CHEMEX AND ACCESS

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combining balance sheet as of September 30, 1995 has been prepared using "purchase" accounting with ACCESS as the acquirer, assuming that the merger of ACCESS and Chemex had occurred on September 30, 1995. The values used in the preparation of the pro forma financial statements were determined based on negotiations between companies and comparable values for companies at ACCESS' stage of development. This statement should be read in conjunction with the audited financial statements of ACCESS and Chemex contained elsewhere in this Proxy Statement/Prospectus.

     The following unaudited pro forma combining statements of operations for the year ended December 31, 1994 and for the nine month period ended September 30, 1995 have been prepared using "purchase" accounting with ACCESS as the acquirer, assuming that the merger of ACCESS and Chemex had occurred on January 1, 1994. The values used in the preparation of the pro forma financial statements were determined based on negotiations between companies and comparable values for companies at ACCESS' stage of development. The statements should be read in conjunction with the audited financial statements of ACCESS and Chemex contained elsewhere in this Proxy Statement/Prospectus.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                   HISTORICAL

                                         CHEMEX             ACCESS         PRO FORMA
                                    PHARMACEUTICALS,   PHARMACEUTICALS,   ADJUSTMENTS         PRO FORMA
                                          INC.               INC.           (NOTE 1)           COMBINED
                                    ----------------   ----------------   ------------       ------------
ASSETS
Current assets:
  Cash and cash equivalents.......    $  2,348,000                 --                        $  2,348,000
  Accounts receivable.............          12,000       $    139,000                             151,000
  Prepaid expenses and other
     assets.......................          25,000                 --                              25,000
                                      ------------       ------------                          ----------
  Total current assets............       2,385,000            139,000                           2,524,000
Property, equipment and leasehold
  improvements, at cost...........          95,000            511,000                             606,000
Less accumulated depreciation and
  amortization....................         (64,000)          (146,000)                           (210,000)
                                      ------------       ------------                          ----------
                                            31,000            365,000                             396,000
Patents and application, net......                            248,000                             248,000
Other assets......................           1,000              2,000                               3,000
                                      ------------       ------------                          ----------
Total assets......................    $  2,417,000       $    754,000                        $  3,171,000
                                      ============       ============                          ==========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable................    $    126,000       $    118,000                        $    244,000
  Lease termination obligation....          60,000                 --                              60,000
  Accrued liabilities.............          13,000                 --     $    220,000(c)         233,000
  Current portion of capital
     leases.......................              --            159,000                             159,000
                                      ------------       ------------     ------------         ----------
  Total current liabilities.......         199,000            277,000          220,000            696,000
Long-term liabilities.............          10,000            246,000                             256,000
                                      ------------       ------------     ------------         ----------
Total liabilities.................         209,000            523,000          220,000            952,000
                                      ------------       ------------     ------------         ----------
Stockholders' equity (deficit)
  Preferred stock.................              --                 --                                  --
  Common stock....................         350,000             36,000          864,000(a)         900,000
                                                                              (350,000)(b)
  Additional paid-in capital......      40,367,000          3,411,000        9,136,000(a)      12,547,000
                                                                           (40,367,000)(b)
  Treasury stock..................          (5,000)                --            5,000(b)              --
  Deficit.........................     (38,504,000)        (3,216,000)     (10,000,000)(a)    (11,228,000)
                                                                            38,504,000(b)
                                                                             2,208,000(b)
                                                                              (220,000)(c)
                                      ------------       ------------     ------------         ----------
  Total stockholders equity.......       2,208,000            231,000         (220,000)         2,219,000
                                      ------------       ------------     ------------         ----------
Total Liabilities and Stockholders
  Equity..........................    $  2,417,000       $    754,000     $         --       $  3,171,000
                                      ============       ============     ============         ==========

      See accompanying Notes to Pro Forma Combined Condensed Balance Sheet

                   NOTES TO PRO FORMA CONDENSED BALANCE SHEET


Note 1: The above statement gives effect to the following pro forma adjustments necessary to reflect the merger of Chemex and ACCESS, with ACCESS being the acquirer for accounting purposes, as if the transaction had occurred September 30, 1995.


(a) To record the exchange, for accounting purposes, by ACCESS shareholders of their common stock (valued at $10,000,000) for 13,750,000 shares of Chemex (or 60% of Chemex's shares to be outstanding after the merger is consummated)(for legal purposes 13,750,000 shares of Chemex will be issued to acquire all the outstanding shares of ACCESS). The value placed on the shares was determined based on negotiations between the companies and comparable values for companies at ACCESS' stage of development. The valuation of the acquisition used in the accompanying proforma balance sheet is equivalent to approximately 75 cents per share of Chemex's common stock, before expenses of the Merger. The excess purchase price over the fair value of Chemex's assets acquired is being charged to deficit.

(b) To eliminate the shareholders equity section of Chemex in connection with the merger and credit the net equity to combined deficit.

(c) Accrual of $220,000 of estimated legal, accounting and other professional fees relating to the acquisition and merger.

     After the consummation of the transactions described herein, the Company will have 40,000,000 common shares authorized, approximately 22,500,000 common shares issued and outstanding, 10,000,000 preferred shares authorized and no preferred shares issued.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                   HISTORICAL


                                                    CHEMEX                    ACCESS             PRO FORMA
                                             PHARMACEUTICALS, INC.     PHARMACEUTICALS, INC.      COMBINED
                                             ---------------------     ---------------------     ----------
Revenues
  Research and development
     Joint venture.........................       $   352,000                        --          $  352,000
     Sponsored.............................                --               $   575,000             575,000
  Sale of Amlexanox rights.................         2,500,000                        --           2,500,000
  Royalty..................................             7,000                        --               7,000
                                                   ----------                ----------          ----------
          Total revenues...................         2,859,000                   575,000           3,434,000
Expenses
  Research and development
     Joint venture.........................           578,000                        --             578,000
     Sponsored.............................                --                   341,000             341,000
     Proprietary...........................           553,000                   175,000             728,000
  General and administrative and
     other operating expenses..............           885,000                   482,000           1,367,000
  Professional fees -- related parties.....             6,000                     1,000               7,000
  Interest expense.........................                --                    50,000              50,000
                                                   ----------                ----------          ----------
                                                    2,022,000                 1,049,000           3,071,000
                                                   ----------                ----------          ----------
                                                      837,000                  (474,000)            363,000
Interest and dividend income...............            26,000                     4,000              30,000
                                                   ----------                ----------          ----------
Income (loss) before tax...................           863,000                  (470,000)            393,000
Provision for income taxes.................                --                        --                  --
                                                   ----------                ----------          ----------
Net income (loss) after tax................       $   863,000               $  (470,000)         $  393,000
                                                   ==========                ==========          ==========
Net income (loss) per common share.........       $      0.10               ($     0.04)         $     0.02
                                                   ==========                ==========          ==========
Average number of common and equivalent
  common shares outstanding (Note 2, 3)....         8,713,000                11,044,000          19,757,000
                                                   ==========                ==========          ==========

---------------

Notes to Pro Forma Combined Condensed Statement of Operations

Note 1: The above statement gives effect to the merger of Chemex and ACCESS, with ACCESS being the acquirer for accounting purposes, as if the merger had occurred on January 1, 1994.

Note 2: The average number of outstanding shares of ACCESS gives retroactive effect to the proposed exchange of 3.7744 shares of Chemex for each outstanding share of ACCESS.

Note 3: The pro forma combined-weighted average number of Common outstanding shares is based on the weighted average number of shares of Common Stock of Chemex outstanding during the period plus those shares to be issued in conjunction with the merger. A reconciliation between the Chemex's historical weighted average shares outstanding and pro forma weighted average shares outstanding is as follows:

            Historical...............................................   8,713,000
            ACCESS equivalent shares giving effect to the Merger.....  11,044,000
                                                                       ----------
                                                                       19,757,000
                                                                       ==========

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                   HISTORICAL


                                                     CHEMEX                   ACCESS             PRO FORMA
                                              PHARMACEUTICALS, INC.    PHARMACEUTICALS, INC.     COMBINED
                                              ---------------------    ---------------------    -----------
Revenues
  Sale of proprietary rights................       $ 1,700,000                       --         $ 1,700,000
  Research and development
     Joint venture..........................         1,371,000                       --           1,371,000
     Sponsored..............................                --              $   439,000             439,000
  Option income.............................                --                  600,000             600,000
  Royalty...................................            26,000                       --              26,000
                                                    ----------              -----------         -----------
          Total revenues....................         3,097,000                1,039,000           4,136,000
Expenses
  Research and development
     Joint venture..........................         2,438,000                       --           2,438,000
     Sponsored..............................                --                  248,000             248,000
     Proprietary............................           153,000                  466,000             619,000
  General and administrative and
     other operating expenses...............         1,381,000                  787,000           2,168,500
  Professional fees -- related parties......            27,000                    4,000              31,000
  Amortization of stock awards..............           122,000                       --             122,000
  Interest expense..........................                --                   19,000              19,000
                                                    ----------              -----------         -----------
                                                     4,121,000                1,524,000           5,645,000
                                                    ----------              -----------         -----------
                                                    (1,024,000)                (485,000)         (1,509,000)
Interest and dividend income................            65,000                    9,000              74,000
                                                    ----------              -----------         -----------
Net loss before tax.........................          (959,000)                (476,000)         (1,435,000)
Provision for income taxes..................                --                       --                  --
                                                    ----------              -----------         -----------
Net loss after tax..........................       ($  959,000)             ($  476,000)        ($1,435,000)
                                                    ==========              ===========         ===========
Net loss per common share...................       ($     0.11)             ($     0.04)        ($     0.07)
                                                    ==========              ===========         ===========
Average number of common and equivalent
  common shares outstanding (Note 2,3)......         8,543,000               11,015,000          19,558,000
                                                    ==========              ===========         ===========

---------------

Notes to Pro Forma Combined Condensed Statement of Operations

Note 1: The above statement gives effect to the merger of Chemex and ACCESS, with ACCESS being the acquirer for accounting purposes, as if the transaction had occurred on January 1, 1994. If the Merger had occurred on January 1, 1994, the combined company would have reflected an additional one time nonrecurring charge of $8,190,000 representing the write off of the excess purchase price and related costs over the fair market value of Chemex's assets as of January 1, 1994.

Note 2: The average number of outstanding shares of ACCESS gives retroactive effect to the proposed exchange of 3.7744 shares of Chemex for each outstanding share of ACCESS.

Note 3: The pro forma combined-weighted average number of common outstanding shares is based on the weighted average number of shares of Common Stock outstanding during the period plus those shares to be issued in conjunction with the merger. A reconciliation between Chemex's historical weighted average shares outstanding and pro forma weighted average shares outstanding is as follows:

        Historical.......................................................   8,543,000
        ACCESS equivalent shares giving effect to the Merger.............  11,015,000
                                                                           ----------
                                                                           19,558,000
                                                                            =========

                              MANAGEMENT -- ACCESS

                         NAME                           AGE        POSITION HELD WITH ACCESS
------------------------------------------------------  ---   ------------------------------------
David F. Ranney, M.D..................................  52    Chairman of the Board of Directors,
                                                              Executive Vice President
Kerry P. Gray.........................................  42    President, Chief Executive Officer,
                                                              Director

     David F. Ranney, M.D., Founder and Chairman of the Board of Directors since inception, has been Executive Vice President since August 1995 and Vice President, Research and Development since June 1993. Previously, he was President and Chief Executive Officer of ACCESS since founding ACCESS in March 1988. Until November 1989, Dr. Ranney directed the Laboratory of Targeted Diagnosis and Therapy at the University of Texas Southwestern Medical Center, where he held a joint faculty appointment in Radiology and Pathology. Dr. Ranney received a B.A. degree in Chemistry from Oberlin College and an M.D. from Case Western Reserve Medical School. He has postdoctoral training in Biochemistry (Case Western Reserve), Cardiovascular and Microvascular Surgery (Stanford University Medical Center), Immunology and Cancer Biology (NIH), and Pathology (University Of Texas Southwestern Medical Center). Dr. Ranney has published multiple articles on Targeting Controlled Drug Delivery and is a member of the American Association of Pharmaceutical Scientists and the American Association of Pathologists.

     Kerry P. Gray, has been President and Chief Executive Officer and Director of ACCESS since June 1993. Previously, Mr. Gray served as Vice President and Chief Financial Officer of PharmaSciences, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand of Rhone-Poulenc Rorer, Inc. Prior to the Rorer/Rhone Poulenc merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. Previously, from January 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in that same capacity for the Revlon Health Care Group of companies before their acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions in Revlon Health Care Group. Mr. Gray's experience in the pharmaceutical industry totals 20 years.

                        EXECUTIVE COMPENSATION OF ACCESS

     The following table sets forth the aggregate compensation paid by ACCESS to each of the most highly compensated executive officers of ACCESS for the year ended December 31, 1994.

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                         ---------------------------
                                                ANNUAL COMPENSATION      SECURITIES
                                                --------------------     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION             SALARY       BONUS      OPTIONS(2)     COMPENSATION
----------------------------------------------  --------     -------     ----------     ------------
David F. Ranney, M.D..........................  $145,000     $     0             0        $  7,500(1)
Chairman of the Board and Executive Vice
  President
Kerry P. Gray.................................  150,000..    150,000             0         150,000
President and CEO

---------------
(1) Pursuant to Dr. Ranney's Patent Purchase Agreement dated April 4, 1994, Dr. Ranney was paid $7,500.

(2) In 1995, options were granted to the employees for the period 1993-95, compensation for deferral of salary increase and bonus payments. Mr. Gray and Dr. Ranney were granted 130,000 and 100,000 options respectively.

OPTIONS/SARS EXERCISES AND YEAR-END VALUE TABLE

     During 1994, no options were exercised by the named executive officers of ACCESS.

                       AGGREGATED OPTION/SAR EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE

                                                                    NUMBER OF
                                                                   SECURITIES                     VALUE OF
                                                                   UNDERLYING                   UNEXERCISED
                                                                   UNEXERCISED                  IN-THE-MONEY
                                                                 OPTIONS/SARS AT              OPTIONS/SARS AT
                      SHARES ACQUIRED                          FISCAL YEAR-END(#)            FISCAL YEAR-END($)
        NAME          ON EXERCISE(#)    VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
--------------------  ---------------   -----------------   -------------------------   ----------------------------
Kerry Gray..........           --               --                50,000/100,000                           --

---------------
(1) All of Mr. Gray's options have an exercise price of $0.25 and are thus "out-of-the-money."

EMPLOYMENT AGREEMENT

     Kerry Gray. Pursuant to a Letter Agreement dated June 30, 1993 (the "Gray Agreement"), ACCESS agreed to pay Mr. Gray a starting monthly salary of $12,500 which is to be increased to $14,583.33 if successful sufficient funding (by any means) is obtained. Pursuant to the Gray Agreement, Mr. Gray's salary will be reviewed by the Board of Director's Audit or Compensation Committee every eighteen months. The Gray Agreement also provided for the grant of 150,000 options (subject to certain anti-dilution protections) on the start date of Mr. Gray's employment with ACCESS which options are subject to vesting contingent upon the successful completion of certain financings. The Gray Agreement also provides for coverage of Mr. Gray under ACCESS' Medical Insurance Plan, a life insurance policy ($20,000) and disability and additional term life insurance coverage (up to $3,000 in premiums per year).

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT -- ACCESS

     The following table sets forth as of September 30, 1995 information concerning the beneficial ownership of ACCESS Common Stock and information concerning beneficial ownership of Chemex Common Stock if the Merger is consummated by: (i) those persons known to ACCESS to own beneficially 5% or more of its outstanding common stock; (ii) each director of ACCESS; (iii) each of the Named Executive Officers of ACCESS; and (iv) all directors and officers as a group.

                                                                           AMOUNT, NATURE AND
                                             AMOUNT, NATURE AND         PERCENTAGE OF BENEFICIAL
                                          PERCENTAGE OF BENEFICIAL     OWNERSHIP OF CHEMEX COMMON
                                         OWNERSHIP OF ACCESS COMMON      STOCK IF THE MERGER IS
                 NAME                    STOCK BEFORE THE MERGER(1)          CONSUMMATED(1)
---------------------------------------  --------------------------    ---------------------------
David F. Ranney, M.D. .................   2,392,000          64.8%       9,028,364           40%
Yamanouchi Pharmaceutical Co., Ltd. ...     284,527           7.7%       1,073,918            5%
Kerry P. Gray..........................     280,000           7.6%       1,056,832            5%
Stephen B. Thompson....................      14,500              *          54,728             *
All Directors and Officers as a group
  (consisting of the 3 persons)........   2,686,500          72.8%      10,139,925           45%

---------------
 *  Less than 1%

(1) The person or entity listed above has sole voting and investment power with respect to Shares shown, unless otherwise indicated. The Shares shown as beneficially owned also include shares representing options to purchase ACCESS Common Stock that are currently exercisable or are exercisable within sixty days of September 30, 1995, computed on the basis of a Conversion Number of 3.7744 of Chemex Common Stock for each share of ACCESS Common Stock.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- ACCESS

     On April 5, 1994 a Patent Purchase Agreement, which terminated a previous License Agreement, between ACCESS and Dr. David Ranney, was executed. This provided for the assignment of the rights to the original patents to ACCESS.

     Under the terms of the Patent Purchase Agreement Dr. David Ranney has retained certain rights and interests in the intellectual property which are subject to further modification at the Effective Time as provided in the Stockholder's Agreement, including a non-exclusive right to use the inventions and technology covered by or relating to the patents for his own research, teaching or other academic related purposes, and after he is no longer a full-time employee of ACCESS for research and development of uses or implementations of the inventions and technology improvements. ACCESS maintains the first right to negotiate the acquisition of any new inventions or technology improvements developed by Dr. David Ranney relating to the technology. ACCESS has agreed to pay Dr. David Ranney a royalty of three quarters of one percent (0.75%) of ACCESS gross revenues derived from products covered by the patents and to pay certain minimum payments which began in 1994, and which are subject to further modification at the Effective Time.

     In addition the Patent Purchase Agreement as amended subject to the closure of the Merger, establishes certain additional rights of Dr. David Ranney. The patent assignment will terminate in the event ACCESS fails to pay the amounts due to Dr. David Ranney pursuant to the Agreement, files a petition in bankruptcy, fails to commercially develop the patents or creates a security interest in the patents without Dr. David Ranney's approval. Also, in the event that parts of the ACCESS technology are not being developed four years after the Merger Dr. David Ranney has the right of first refusal to license or acquire at fair market value development rights to such parts of the ACCESS technology.

     Dr. David Ranney has signed an Assignment of Intellectual Property Agreement whereby all rights, title and interest in and to all subsequent inventions and confidential information will become the sole and exclusive property of ACCESS at the earlier of the date of conception or development, while he remains an employee of ACCESS and for a period of two years after he ceases employment for inventions related to the ACCESS technology.

     On March 7, 1991 Yamanouchi Pharmaceutical Co., Ltd. entered into an Option Agreement to license one product candidate in the field of MRI contrast agents and one product candidate in the field of ultrasound contrast agents. The option territory is Japan, China and other specified Asian countries. In a letter dated March 11, 1994 Yamanouchi declined to exercise the option for MRI.

                      DESCRIPTION OF ACCESS CAPITAL STOCK


     Under ACCESS' Certificate of Incorporation, as amended, ACCESS is authorized to issue up to 10,000,000 shares of ACCESS Common Stock, and 1,000,000 shares of ACCESS Preferred Stock. As of the Record Date, there were 2,925,983 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share of such stock held of record by them. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of outstanding Preferred Stock of which there is none outstanding. Upon the liquidation or dissolution of ACCESS, holders of ACCESS Common Stock are entitled to receive all assets available for distribution to Stockholders, after payment of creditors and preferential liquidation distributions to preferred Stockholders. The ACCESS Common Stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors of ACCESS is authorized, subject to any limitations prescribed by law without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of ACCESS Preferred Stock. ACCESS Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. ACCESS Preferred Stock, if so determined by the Board of Directors, may have full voting rights with the Common Stock or superior or limited voting rights, and may be convertible into Common Stock or another security of ACCESS. ACCESS has no present plans to issue any shares of Preferred Stock.

DESCRIPTION OF WARRANTS

     Under the terms of the 1994 master lease agreement for financing $426,432 existing laboratory, furniture and office equipment, Aberlyn Capital Management Limited Partnership received a warrant to purchase 35,536 shares of common stock. The warrant remains exercisable for seven years from the date of issuance and will expire on September 19, 2001. The warrant is exercisable at $2.00 per share. The warrant may be adjusted under some conditions, as defined, for dividends, changes in stock price, reorganization, consolidation or merger and extraordinary events.

     Under terms of agreement, a private investor received a warrant to purchase 12,500 shares of Common Stock. The warrant remains exercisable for four years from the date of issuance and will expire on October 5, 1999. The warrant is exercisable at $2.00 per share.

                           COMPARATIVE PER SHARE DATA



     The following tabulation reflects the historical net income per share of Chemex's Common Stock and the historical net income per share of ACCESS Common Stock in comparison with the pro forma combined net income for the merged companies. The following should be read in conjunction with the pro forma financial information contained elsewhere herein.



                                                                                   NINE MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1994             1995
                                                                 ------------     -------------
    NET INCOME PER SHARE
    Chemex Historical..........................................     $(0.11)          $ (0.10)
    ACCESS Historical(1).......................................     $(0.04)          $ (0.04)
    Combined Pro Forma.........................................     $(0.07)          $  0.02

---------------


(1) Gives effect to the exchange of 3.7744 shares of Chemex Common Stock for each share of ACCESS Stock.



                              BOOK VALUE PER SHARE



     The following tabulation reflects the historical book value per share of Chemex Common Stock and the historical book value per share of ACCESS Common Stock in comparison with the pro forma combined book value per share for the merged companies. The following should be read in conjunction with the pro forma financial information contained elsewhere herein.



                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      1994            1995
                                                                  ------------    -------------
    BOOK VALUE PER SHARE
    Chemex Historical...........................................     $ 0.15           $0.25
    ACCESS Historical(1)........................................     $ 0.05           $0.02
    Combined Pro Forma..........................................     $ 0.08           $0.10

---------------


(1) Gives effect to the exchange of 3.7744 shares of Chemex Common Stock for each share of ACCESS Stock.


                              MANAGEMENT -- CHEMEX

                        DIRECTORS AND EXECUTIVE OFFICERS

  Before the Consummation of the Merger

    NAME                                        AGE            POSITION HELD WITH CHEMEX
    ------------------------------------------  ---    ------------------------------------------
    Mr. Herbert H. McDade, Jr.................  68     Chairman of the Board of Directors,
                                                       Chief Executive Officer, President and
                                                       Treasurer/Principal Financial Officer
    Mr. Vernon Taylor III.....................  48     Director
    Mr. J. Michael Flinn......................  61     Director
    Charles G. Smith, Ph.D....................  67     Director
    Mrs. Elizabeth M. Greetham................  46     Director
    Mr. Paul P. Woolard.......................  71     Director
    Mr. Sandford D. Smith.....................  47     Director

     The Board of Directors of Chemex is divided into three classes. Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors. Messrs. Taylor and Woolard and Mrs. Greetham are Class 1 Directors whose term expires in 1995 and are nominees for election at the Special Meeting (see "Election of Directors"); Messrs. Smith and Smith are Class 2 Directors whose terms will expire in 1996; and Messrs. Flinn and McDade are Class 3 Directors whose terms will expire in 1997. Each officer of the Company is selected by the Board of Directors for a term of one year. There is no family relationship among any of the Directors or Executive Officers.

  After the Consummation of the Merger

     At the Effective Time and after the Merger, Kerry P. Gray, Dr. David Ranney and one other person selected by ACCESS will become directors of Chemex and Kerry P. Gray will become Chief Executive Officer and President of Chemex, Dr. David Ranney the Executive Vice President of Chemex and Herbert H. McDade, Jr. will become the Chairman of the Board of Directors of Chemex. In addition, at the Effective Time, Vernon Taylor III, Charles G. Smith, Sandford D. Smith and Paul P. Woolard will cease to be directors of Chemex and one additional director will be selected jointly by ACCESS and Chemex. See "The Proposed
Merger -- Effects of the Merger -- Officers and Directors of the Surviving Corporation." Information regarding ACCESS' executive officers and directors, including those who will serve as executive officers and directors of Chemex following the consummation of the Merger is set forth at "Management -- ACCESS."

BUSINESS AND EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     For the business and experience of Mrs. Greetham and Messrs. Taylor and Woolard, see "Election of Directors."

     Mr. Herbert H. McDade, Jr. was elected a Director in January 1988. In February 1989, he was elected Vice-Chairman of the Board of Directors and Chief Executive Officer of the Company. In June 1989, he was appointed Chairman of the Board of Directors and Treasurer in addition to his responsibilities as Chief Executive Officer, and in May 1990 he assumed the position of President of the Company. He is also a member of the Executive Committee of the Board of Directors. He is currently President and Chief Executive Officer of the Thoma Corporation, a closely-held health care consulting company. In addition, he is the Chairman of the Board of Directors of CytRx Corporation. He also served on the Board of Directors of Access Pharmaceuticals, Inc. from January 1989 until July 1995. In addition, he has served on the board of directors of Shaman Pharmaceutical Co., Vaxcel Inc. and Clarion Pharmaceuticals, Inc. From 1986 to 1987 he served as Chairman of the Board of Directors and President of Armour Pharmaceutical Co., a wholly-owned subsidiary of Rorer Group, Inc. Prior to 1986 he served for approximately 13 years in various executive positions at Revlon, Inc., including President of the International Division of the Revlon Health Care Group from 1979 to 1986. He was also previously associated in various executive capacities with The Upjohn

Company for twenty years. Mr. McDade received his undergraduate degree from Notre Dame University and his graduate degree from Laval University in Quebec.

     Mr. J. Michael Flinn has served as a Director of the Company since 1983. He also is a member of the Audit & Finance Committee of the Board of Directors. Since 1970 he has been an investment counselor. He is a principal with the investment counseling firm of Sirach Capital Management, Inc. He assists in the management of pension, profit sharing, individual, corporate and foundation accounts totaling over $4.5 billion.

     Dr. Charles G. Smith has served as a Director since March 1986. For the past four years. he has been an independent, self-employed consultant to the health care industry. Since 1988, Dr. Smith has also served on the Board of Dura Pharmaceuticals, Inc. He was formerly Vice President of the Research and Development Division of the Revlon Health Care Group from 1977 to 1986 and held other executive positions with Revlon beginning in 1973. Dr. Smith holds a Ph.D. in Biochemistry from the University of Wisconsin. He is a member of the American Chemical Society, the Federation of American Societies of Experimental Biology and the American Association for Cancer Research, Inc. Dr. Smith has published 43 scientific papers and has authored a book in the field of drug discovery.

     Mr. Sandford D. Smith is currently President and Chief Executive Officer of Repligen Corporation, a biotechnology company located in Cambridge, Massachusetts. Previously, Mr. Smith was with Bristol-Myers Squibb for ten years, most recently holding the position of Vice President, Business Development and Strategic Planning, U.S. Pharmaceutical and Nutritional Group. Mr. Smith, who received his undergraduate degree from the University of Denver, is a member of the Board of Directors of Ariad Pharmaceuticals and CSP, Inc.

                        EXECUTIVE COMPENSATION -- CHEMEX

     The following table sets forth the aggregate compensation paid by Chemex to each of the most highly compensated executive officers of Chemex whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities to Chemex for the years ended December 31, 1994, 1993 and 1992.

                                                                            LONG-TERM COMPENSATION
                                                                                    AWARDS
                                            ANNUAL COMPENSATION      ------------------------------------
  NAME AND                               -------------------------   SECURITIES UNDERLYING    ALL OTHER
  PRINCIPAL POSITION                     YEAR   SALARY(1)   BONUS      OPTIONS/SARS (#)      COMPENSATION
  -------------------------------------  -----  --------   -------   ---------------------   ------------
  Herbert H. McDade, Jr................  1994   $131,714   $     0          226,829            $ 46,122(2)
  Chairman & CEO                         1993    174,000    62,500           50,000              60,371
                                         1992    174,000    62,500           65,000              61,724
  Atul S. Khandwala....................  1994   $153,960   $     0          107,715              19,620(4)
  Executive Vice President               1993    160,626    30,519           25,000              28,662(3)
                                         1992    154,677    25,000           36,250              39,641
  Leonard F. Stigliano.................  1994   $156,960   $     0           96,877            $ 19,620(4)
  Vice President, Finance                1993    156,420    29,822           25,000              20,139(4)
                                         1992    144,000    25,000           36,250              18,750(4)

---------------
(1) These amounts are prior to reduction for deferred employer contributions under Chemex's Employee Stock Ownership Plan ("ESOP") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) Pursuant to Mr. McDade's employment agreement, Mr. McDade was reimbursed for certain expenses. In 1994, he was reimbursed for life insurance payments ($23,000) and auto allowance ($6,000) and auto insurance reimbursement ($658). In addition, Chemex made ESOP contributions in stock of $16,464.

(3) Represents Chemex ESOP contributions in stock of $20,560 and relocation expenses of $8,102.

(4) Represents Chemex ESOP contributions made in stock.

OPTIONS/SAR GRANTS IN 1994

     The following table provides information regarding stock options granted to the named executive officers during 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS(1)

                                                               % OF TOTAL
                                                              OPTIONS/SARS
                                    NUMBER OF SECURITIES       GRANTED TO
                                         UNDERLYING        EMPLOYEES IN FISCAL
NAME                                    OPTIONS/SARS              YEAR           EXERCISE PRICE   EXPIRATION DATE
----------------------------------  --------------------   -------------------   --------------   ---------------
H. McDade, Jr.....................         125,000                 24%               $ .875           4/29/04-
                                           101,829                 20%                0.00            7/29/04
A. Khandwala......................          46,715                  9%                 .875           4/29/04-
                                                                                                       7/29/04
                                            61,000                 12%                0.00           12/31/04
L. F. Stigliano...................          35,877                  7%                 .875            7/29/04
                                            61,000                 12%                0.00           12/31/04

---------------
(1) Vesting for all options granted in 1994 were based on performance criteria relating to the successful completion of the following: in exchange for a salary reduction of one year (McDade and Khandwala), and an equity financing or sale of Chemex (McDade, Khandwala, and Stigliano).

OPTIONS/SARS EXERCISES AND YEAR-END VALUE TABLE

     During 1993, Messrs. A. Khandwala and L. Stigliano each exercised 25,000 SARs. This table includes the number of shares covered by both exercisable and non-exercisable stock options/SARs as of December 31, 1994. Also reported are the values for "in-the-money" stock options/SARs which represent the positive spread between the exercise price of any such existing stock options/SARs and the year-end price of Chemex's Common Stock.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY
                              END OPTION/SAR VALUE

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING             VALUE OF UNEXERCISED
                                                                       UNEXERCISED                IN-THE-MONEY
                                                                     OPTIONS/SARS AT             OPTIONS/SARS AT
                                                                   FISCAL YEAR-END (#)         FISCAL YEAR-END($)
                       SHARES ACQUIRED ON                       -------------------------   -------------------------
NAME                      EXERCISE (#)      VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------  ------------------   -----------------   -------------------------   -------------------------
H. McDade, Jr........          --                  --                193,337/296,667             $29,154/$56,520
A. Khandwala.........          --                  --                153,916/115,049                $563/$33,750
L.F. Stigliano.......          --                  --                 48,924/135,326              $1,036/$33,908

EMPLOYMENT AGREEMENTS

     Mr. Herbert H. McDade, Jr. Effective February 1, 1989, Chemex and Mr. McDade entered into an employment agreement, as amended (the "McDade Agreement"), which provides that he will serve as the Chief Executive Officer of Chemex and Vice Chairman or Chairman of the Board of Directors. The McDade Agreement was amended, effective June 25, 1991, to provide for a term ending June 30, 1994 and in 1994, was extended to June 30, 1995. The annual base salary during the term of the McDade Agreement was a minimum of $150,000 per year, subject to increase by the Board of Directors. Mr. McDade is eligible to participate in all Company employee benefit and welfare programs available to executives. Chemex also pays insurance premiums on $1 million of life insurance payable to his estate, medical expense coverage for Mr. McDade and his spouse and long-term disability coverage for Mr. McDade. The McDade Agreement provided that, upon termination, a cash severance payment equal to one year's salary shall be paid if Mr. McDade is terminated by Chemex without cause and a cash severance payment equal to two years' salary shall be paid if he terminates his employment for good reason.

     Pursuant to the McDade Agreement and in accordance with Chemex's 1987 Stock Awards Plan, Chemex granted to Mr. McDade (i) on February 1, 1989 options (the "February Options") for the purchase of 50,000 shares of common stock, and (ii) on December 31, 1989 options (the "December Options") for the purchase of 37,500 shares of common stock, upon vesting and payment of the exercise price. The February Options and December Options are referred to collectively herein as the "New Options." On July 31, 1991, Mr. McDade exchanged 87,500 previously granted options for 80,625 New Options. The New Options are identical to the exchanged options, except that the New Options have a lower exercise price. All of the New Options have vested. On March 31, 1992, Mr. McDade was granted 65,000 options at market value, which have vested as of December 31, 1994. On July 29, 1993, Mr. McDade was granted 50,000 options at market value which vest based on certain performance criteria. On April 29, 1994, Mr. McDade voluntarily accepted a salary reduction of approximately $64,000 on an annualized basis. In exchange for this salary reduction, Mr. McDade was granted 75,000 options at market value, to vest in one year from the date of the grant. On July 29, 1994, Mr. McDade was granted 50,000 options at market value, which vest based on certain performance criteria, none of which have vested to date. On December 31, 1994, Mr. McDade was granted 101,829 SARs with 0 base value or exercise price, based on certain performance criteria. Upon Mr. McDade's termination of employment (other than termination by Chemex for cause or by Mr. McDade without good reason), all options shall immediately vest and become exercisable. In addition, all Options become immediately exercisable upon a change in control of Chemex. Mr. McDade also holds 17,550 vested options for the purchase of common stock granted pursuant to the Non-Employee Directors Stock Option Plan. Mr. McDade has the right to request (subject to certain limitations by the underwriters) that all shares of common stock which he owns or may acquire in the future be included in registration statements of Company securities filed with the Securities and Exchange Commission.


     The McDade Agreement also contains a provision for stock appreciation rights ("SARs") pertaining to 50,000 shares of common stock with a zero base value or exercise price. All of the stock appreciation rights have vested. Appreciation on SARs is to be paid in shares of common stock; as of December 31, 1991, Mr. McDade has waived his right under the provision of the 1987 Stock Awards Plan to request the Board to authorize a cash payment for any SARs he elects to exercise.

     In addition, in consideration for the termination of his employment with Chemex and for an agreement by Mr. McDade to forfeit severance pay equal to approximately two years of his base salary which he would otherwise be entitled to receive on a change in control of Chemex pursuant to the McDade, conditioned upon the consummation of the merger Mr. McDade and Chemex have entered into an agreement on October 4, 1995 pursuant to which, among other things, (i) Mr. McDade will become a consultant to Chemex, providing consulting services, to Chemex at least four days each month and will be paid a base of $1,500 per day of consulting; (ii) Chemex will use its best efforts to retain Mr. McDade's enrollment under its healthcare plan and (iii) the period for exercise for all options and SARS owned by Mr. McDade will be extended from three months after the termination of his employment with Chemex to the expiration of the option of SAR. See "Security Ownership of Certain Beneficial Owners and Management" for both Chemex and ACCESS.

     Severance Agreement -- Atul Khandwala. With the cessation of all of Chemex's research and development operations on July 31, 1995 (See "Business of Chemex") Management determined that the services of Mr. Khandwala, Executive Vice President of Chemex, were no longer needed by Chemex. By a Letter Agreement dated August 18, 1995, Chemex agreed to (i) pay to Mr. Khandwala severance equal to six months of his annual salary (approximately $80,313) reduced by applicable taxes; (ii) extend the period for exercise of Mr. Khandwala's options and SARs for the purchase of Chemex Common Stock from three months after the date of the termination of Mr. Khandwala's employment with Chemex to the expiration date of the options and SARs (See "Summary Compensation Table" and "Options/SARs Exercises and Year-End Value Table"); (iii) pay Mr. Khandwala, promptly after the approval by the Chemex stockholders of the sale of Amlexanox to Block, approximately $9,846 for accrued but unused vacation time; and (iv) provide Mr. Khandwala with medical insurance for three months.

DIRECTOR COMPENSATION

     Each Director who is not an employee of Chemex receives the sum of $500 for each meeting of the Board of Directors attended. Each Director who is not an employee of Chemex but is a member of the Executive Committee or the Audit and Finance Committee received the sum of $400 for each committee meeting attended.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT -- CHEMEX

     The following table sets forth beneficial ownership of Chemex Common Stock as of September 30, 1995 by all Directors and named executive officers of the Company and all Directors and Executive Officers as a group, and all owners of 5% or more of the Chemex's Common Stock and does not take into account the proposed Merger:

                                                                 COMMON STOCK BENEFICIALLY OWNED
                                                               ------------------------------------
                            NAME                               NUMBER OF SHARES(1)       % OF CLASS
-------------------------------------------------------------  -------------------       ----------
Herbert H. McDade. Jr........................................         289,157(2)             2.1%
Sandford D. Smith............................................           6,667(3)              .1
Charles G. Smith, Ph.D.......................................         102,458(4)              .8
Vernon Taylor III............................................         412,671(5)             3.1
J. Michael Flinn.............................................          68,791(6)              .5
Atul S. Khandwala, Ph.D......................................         232,653(7)             1.8
Leonard F. Stigliano.........................................         123,080(8)             1.0
Paul P. Woolard..............................................          23,800(9)              .2
Elizabeth M. Greetham........................................          21,067(10)             .2
David Blech and Affiliates...................................       2,275,700(11)           17.2
All Directors and Executives Officers as a group (consisting of the
  9 persons named above).....................................       1,280,344                9.7%

---------------
 (1) Includes common stock outstanding plus all options exercisable within 60 days after September 30, 1995. Unless otherwise indicated, the persons listed have sole voting and investment powers with respect to all such shares.

 (2) Including presently exercisable options for the purchase of 17,550 shares of common stock pursuant to the Non-Employee Director Plan, and 141,508 shares of common stock and 51,829 SARs exercisable pursuant to the 1987 Stock Option Plan and 69,270 shares issued in connection with the ESOP.

 (3) Including presently exercisable options for the purchase of 5,000 shares of common stock pursuant to the Non-Employee Director Plan.

 (4) Including presently exercisable options for the purchase of 51,375 shares of common stock pursuant to the Non-Employee Director Plan and 333 shares issuable upon the exercise of warrants.

 (5) As of September 30, 1995, Mr. Taylor is the owner of record of 227,460 shares and 1,500 shares owned of record by Mr. Taylor's minor son, over which he has sole voting and investment power. Also included are 61,047 shares which Mr. Taylor has the present right to acquire under the 1987 Stock Option Plan, 77,664 shares issuable upon the exercise of warrants, and 30,000 shares issuable upon the exercise of options to purchase 12,500 units consisting of one share of common stock, one warrant, and 4/10 of a warrant. Lastly, includes 15,000 exercisable options for the purchase of shares of common stock pursuant to Non-Employee Director Plan.

 (6) Including presently exercisable options for the purchase of 56,125 shares of common stock pursuant to the Non-Employee Director Plan, and 3,166 shares issuable upon the exercise of warrants.

 (7) Including presently exercisable options for the purchase of 152,916 shares and 1,000 SARs pursuant to the 1987 Stock Option Plan and 76,737 shares issued in connection with the ESOP.

 (8) Including presently exercisable options for the purchase of 47,082 shares and 1,842 SARs pursuant to the 1987 Stock Option Plan, and 44,156 shares issued in connection with the ESOP.

 (9) Including presently exercisable options for the purchase of 13,400 shares of common stock pursuant to the Non-Employee Director Plan.

(10) Including presently exercisable options for the purchase of 15,067 shares of common stock pursuant to the Non-Employee Director Plan.

(11) Sentinel Charitable Remainder Trust ("Sentinel"), 599 Lexington Avenue, New York, New York, is known to Chemex to be the beneficial owner of more than five percent of the Chemex Common Stock. Mr. David Blech is the direct and indirect owner of 1,075,700 shares of Chemex Common Stock which represents 12.4% of the outstanding shares of Chemex Common Stock as of March 1, 1995. Of such shares, 5,000 (.06%) are owned directly by Mr. Blech, 1,020,000 (11.75%) are owned by Sentinel, 25,950 (.30%) are owned by Lake Charitable Remainder Trust and 24,750 (:29%) are owned by Ocean Charitable Remainder Trust, Mr. Blech is the sole income beneficiary of the trusts, and as such may be deemed to be the beneficial owner of the securities held by them. Mr. Nicholas Madonia is the trustee of the trusts and as such may be deemed to be a beneficial owner of the securities held by them.


          In addition to the 1,020,000 shares of Common Stock held by Sentinel, Sentinel additionally has an option to purchase until July 31, 1996, up to 500,000 units at $2.50 per unit. The units consist of 500,000 shares of Common Stock, 500,000 warrants with an expiration date of July 31, 1997 and an exercise price of $6.25 and 200,000 Warrants with an expiration date of July 31, 1997 and an exercise price of $2.50; provided, however, that if the Chemex Stockholders approve the Merger Agreement, by the terms of the Letter Agreement the expiration date of the Units will be changed to January 1, 1999 and the expiration date of the Warrants will be changed to January 1, 2000. Assuming the exercise of all of the options and warrants described above, Mr. Blech would have a beneficial ownership interest in Chemex of 25.5 %. Information is based on Form 4 as filed by D. Blech in October 1994.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Dr. Charles G. Smith. Dr. Smith was elected a Director of the Company in March 1986. Since January 1987 he has served as a pharmaceutical consultant to the Company and has been responsible for introducing the Company to third parties for both in-licensing and out-licensing of drug product candidates. In October 1991, he entered into a two-year consulting agreement with the Company for a minimum of two days of extended consulting services per month.

     During 1994, the Company paid Dr. Smith consulting fees of $26,950. On May 2, 1991 Dr. Smith assigned his proprietary and other interests in Amlexanox, a drug compound currently under development by Chemex, in exchange for rights to 50,000 shares of the Company's Common Stock. Dr. Smith will vest in the ownership of the shares upon Chemex's accomplishment of certain drug development and regulatory approval milestones for Amlexanox. As of March 1, 1995, Dr. Smith had vested rights in 16,666 of such shares.

     Mr. David Blech. Mr. Blech became a financial consultant to the Company on October 1, 1990. His contract terminated in 1991 and under the terms of the agreement, the Company paid Mr. Blech $75,000 in 1991 and $25,000 in 1990. In 1992, Mr. Blech performed consulting services for the Company and the Company paid him $50,000. In addition, the Company paid $25,000 to Mr. Blech in January 1995 for consulting services rendered.


     As of December 14, 1995, Chemex, D. Blech & Co., and Sentinel Remainder Trust (each affiliates of Mr. Blech), entered into the Letter of Agreement which provided that Sentinel Remainder Trust would forfeit its rights to representation on the Board of Directors of Chemex in consideration of the extension of the expiration date of (i) 500,000 Units exercisable in the aggregate for 500,000 shares of Chemex Common Stock and Warrants exercisable in the aggregate for 700,000 shares of Chemex Common Stock pursuant to the terms of the Conversion Agreement from July 31, 1996 to January 1, 1999 and (ii) the Warrants underlying the Units from July 31, 1997 to January 1, 2000. (See "Description of Chemex's Capital Stock")


     Dr. David Ranney. Dr. David Ranney, the Executive Vice President and a director of ACCESS will, upon the consummation of the Merger, become a director of Chemex and will beneficially own, immediately after the Effective Time, approximately 9,028,364 shares of Chemex Common Stock pursuant to the exchange of shares of ACCESS Common Stock for Chemex Common Stock pursuant to the terms of the Merger Agreement. See "Management of ACCESS," "Security Ownership of Certain Beneficial Owners and Management -- ACCESS," and "Management of Chemex." Dr. David Ranney and Chemex have entered into, subject to the closing of the transactions contemplated by the Merger Agreement, the Stockholder's Agreement providing for, among other matters, certain rights of Dr. David Ranney to be nominated or to have his nominee nominated for election to the Board of Directors of Chemex at any election of Chemex directors; a right of first refusal of Dr. David Ranney to license or purchase certain technology and intellectual property of Chemex under certain conditions; an agreement to amend that certain Patent Purchase Agreement, dated as of April 5, 1994, between Dr. David Ranney and ACCESS, regarding certain royalties payable to Dr. David Ranney relating to certain technology and intellectual property of ACCESS and an agreement, subject to certain conditions, by Dr. David Ranney not to sell, transfer or otherwise dispose of his shares of the capital stock of Chemex for a period of six months following the Effective Time of the Merger. See "The Proposed Merger -- Stockholder's Agreement."

     In addition, pursuant to a Letter Agreement, dated as of September 1, 1995, Dr. David Ranney agreed, subject to certain conditions, to vote (or consent) all of the shares of ACCESS Common Stock for which he had voting power in favor of any proposal to approve and adopt the Merger Agreement.

     Atul Khandwala. With the cessation of all of Chemex's research and development operations on July 31, 1995 (See "Business of Chemex") Management determined that the services of Mr. Khandwala, Executive Vice President of Chemex, were no longer needed by Chemex. By a Letter Agreement dated August 18, 1995, Chemex agreed to (i) pay to Mr. Khandwala severance equal to six months of his annual salary (approximately $80,313) reduced by applicable taxes; (ii) extend the period for exercise of

Mr. Khandwala's options and SARs for the purchase of Chemex Common Stock from three months after the date of the termination of Mr. Khandwala's employment with Chemex to the expiration date of the options and SARs (See "Summary Compensation Table" and "Options/SARs Exercises and Year-End Value Table");
(iii) pay Mr. Khandwala, promptly after the approval by the Chemex stockholders of the sale of Amlexanox to Block, approximately $9,846 for accrued but unused vacation time; and (iv) provide Mr. Khandwala with medical insurance for three months.

     Herbert McDade. In consideration for the termination of his employment with Chemex and for an agreement by Mr. McDade to forfeit severance pay equal to approximately two years of his base salary which he would be otherwise entitled to receive on a change in control of ACCESS pursuant to his employment agreement with Chemex, conditioned upon the consummation of the Merger Mr. McDade and Chemex have entered into an agreement on October 4, 1995, pursuant to which, among other things, (i) Mr. McDade will become a consultant to Chemex, providing consulting services, to Chemex at least four days each month and will be paid a base of $1,500 per day of consulting; (ii) Chemex will use its best efforts to retain Mr. McDade's enrollment under its healthcare plan and (iii) the period for exercise for all options and SARS owned by Mr. McDade will be extended from three months after the termination of his employment with Chemex to the expiration of the option of SAR. See "Security Ownership of Certain Beneficial Owners and Management" for both Chemex and ACCESS.

                        COMPARISON OF RIGHTS OF HOLDERS
                       OF ACCESS COMMON STOCK AND CHEMEX
                                  COMMON STOCK

     ACCESS is incorporated under the laws of the State of Texas, and Chemex is incorporated under the laws of the State of Delaware. ACCESS stockholders whose rights as stockholders are currently governed by Texas law under ACCESS' Articles of Incorporation and Bylaws, will become, upon consummation of the merger, stockholders of Chemex and their rights will be governed by Delaware law and Chemex's Certificate of Incorporation and Bylaws. Many provisions of the Texas Business Corporation Act have been conformed to provisions of the Delaware General Corporation Law in recent years, including provisions which permit a corporation to indemnify its directors, officers, agents and employees and which permit it to exonerate its directors from liability to the corporation or its stockholders for monetary damages, except in certain specified cases. ACCESS' Articles of Incorporation or Bylaws currently provide for such indemnification to the extent permitted by law and for such limitation of directors' liability and Chemex's Certificate of Incorporation and Bylaws do so as well. Some of the differences between the Texas and Delaware corporation laws, as such differences may affect the rights of stockholders, are set forth below. It should be understood that this description of the differences is a summary only and does not purport to be a complete description of the differences between the Texas Business Corporation Act and the Delaware General Corporation Law.

     Under Texas law and Delaware law, stockholders have the right to vote on all mergers to which the corporation is a party except under certain circumstances such as the merger into the surviving corporation of subsidiaries owned 90% or more by the surviving corporation or on the acquisition by merger directly into the surviving corporation of companies in cases where the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the shares of common stock outstanding immediately prior to the effective date of the merger. Under Texas law in certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such transactions. Approval of the holders of at least two-thirds of all outstanding shares entitled to vote is required by Texas law unless a corporation amends its articles of incorporation to provide differently. ACCESS' Articles of Incorporation require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote in order to approve a merger. Under Delaware law, approval of the holders of a majority of shares is required for the merger of a Delaware corporation. Stockholders of Texas corporations have the right to vote upon sales of substantially all of the assets of a corporation, while stockholders of Delaware corporations have no similar right.

     Except under certain circumstances, stockholders of Texas corporations have appraisal rights in the event of a merger, consolidation or sale, lease, exchange, or other disposition (excluding any pledge, mortgage, deed of trust, or trust indenture, unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets of the corporation. See "The Proposed Merger -- Appraisal Rights." Under Delaware law, stockholders generally have appraisal rights with respect to a merger or consolidation, but not with respect to a sale of assets. Stockholders of both corporations have no appraisal rights in the event of a merger or consolidation of the corporation in which they (i) receive shares of a corporation that are listed (or approved for listing) on a national securities exchange or held of record by more than 2,000 stockholders, and (ii) are not required to accept any other consideration except cash in lieu of fractional shares. The Delaware General Corporation Law extends this exception to shares on Nasdaq and also limits appraisal rights where the listing or holders of record requirements are met by the Delaware corporation on the record date of the stockholder meeting to approve the merger or consolidation.

     Under the Delaware statute, a corporation may not engage in a business combination with any person who has acquired 15% or more of a Delaware corporation's voting stock (an "interested stockholder") for a period of three years after the 15% acquisition, unless (i) prior to the acquisition the board of directors of the corporation has either approved the business combination or the transaction which resulted in the 15% acquisition, (ii) upon consummation of the transaction resulting in the 15% acquisition, the interested stockholder owned at least 85% of the corporation's outstanding voting stock (excluding shares owned by certain corporate insiders and employee stock plans), or (iii) the business combination is approved by the corporation's board of directors and authorized by holders of at least two-thirds of the outstanding voting stock

(excluding the stock owned by the interested stockholder). This statute applies automatically to several classes of Delaware corporations, including those with voting stock authorized for trading on Nasdaq, unless otherwise provided in the certificate of incorporation or by action of a majority of the corporation's stockholders. The Chemex Certificate of Incorporation and Bylaws do not provide otherwise. No similar statute currently exists under Texas law, and ACCESS' Articles of Incorporation do not include provisions restricting business combinations with interested stockholders.

     Under Texas law, any vacancy occurring in the board of directions may be filled by the stockholders or by the affirmative vote of a majority of the remaining directors. A position to be filled by reason of an increase in the number of directors may be filled by the stockholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the stockholders, provided, that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders. Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office. The Chemex Certificate of Incorporation and Bylaws do not provide otherwise.

     Under Texas law, holders of not less than 10% of all the shares entitled to vote have the right to call a special stockholders' meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10% (but not greater than 50%), in which event, special meetings of the stockholders may be called by the holders of at least the percentage of shares specified in the articles of incorporation. ACCESS' Articles of Incorporation and Bylaws do not provide otherwise. Delaware law provides that special meetings of the stockholders may be called by the board of directors or such other persons authorized in the certificate of incorporation or bylaws. Chemex' Certificate of Incorporation and Bylaws do not provide for the calling of a special stockholders' meeting by anyone other than the board of directors of Chemex.

     Neither Delaware nor Texas corporation law requires that stockholders have preemptive rights or the right of cumulative voting. Stockholders of ACCESS do not now have preemptive rights or the right of cumulative voting, in that ACCESS' Articles of Incorporation deny such rights, and they will not have such rights as stockholders of Chemex.

     Under Texas law, an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different amount, not less than a majority, is specified in the articles of incorporation. The ACCESS Articles of Incorporation do not provide for such different amount for approval of an amendment to the Articles of Incorporation. Delaware law provides that amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the certificate of incorporation provides for a greater number. The Certificate of Incorporation of Chemex does not provide for any such greater number.

                                 LEGAL MATTERS

     Matters relating to the legality of the Shares of Chemex Common Stock offered by this Proxy Statement/Prospectus are being passed upon by Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110.

                                    EXPERTS


     The audited financial statements of Chemex Pharmaceuticals, Inc. as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering such financial statements contains an explanatory paragraph that states that Chemex's recurring losses raise substantial doubt about Chemex's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The audited financial statements of ACCESS Pharmaceuticals, Inc. as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of Smith, Anglin & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of Smith, Anglin & Co. covering such financial statements contains an explanatory paragraph that states that ACCESS' recurring losses raise substantial doubt about ACCESS' ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at Chemex's 1996 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Commission, promulgated under the Exchange Act, must be received by Chemex at its principal executive office by April 15, 1996 for inclusion in Chemex's proxy statement and form of proxy relating to such meeting.

                            DISCRETIONARY AUTHORITY

     While the Notice of Special Meeting of Shareholders calls for the transaction of such other business as may properly come before the Special Meeting, the Board of Directors of Chemex has no knowledge of any matters to be presented for action by the Stockholders at the Special Meeting other than as set forth in the Notice to Stockholders. The enclosed Proxy gives discretionary authority, however, if any other matters are properly presented at the Special Meeting for consideration, including consideration of a motion to adjourn the Special Meeting to another time and/or place (including for the purpose of soliciting additional proxies).

                                          By Order of the Board of Directors

                                          Herbert H. McDade, Jr.
                                          Chairman of the Board
                                          President and Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
CHEMEX PHARMACEUTICALS, INC.
Independent Auditors' Report..........................................................  F-2
Balance Sheets as of December 31, 1994 and 1993 and September 30, 1995*...............  F-3
Statements of Operations for each of the three years in the period ended December 31,
  1994 and for the nine months ended September 30, 1995* and for the nine months ended
September 30, 1994*...................................................................  F-4
Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1994*..............................................................  F-5
Statements of Cash Flows for each of the three years in the period ended December 31,
  1994 and for the nine months ended September 30, 1995* and for the nine months ended
September 30, 1994*...................................................................  F-6
Notes to Financial Statements.........................................................  F-7

---------------

* The financial statements as of September 30, 1995 for the nine months ended September 30, 1995 and for the nine months ended September 30, 1994 are unaudited.



ACCESS PHARMACEUTICALS, INC.
Independent Auditors' Report..........................................................  F-15
Balance Sheets as of December 31, 1994 and 1993 and September 30, 1995*...............  F-16
Statements of Operations for each of the three years in the period ended December 31,
  1994 and for the nine months ended September 30, 1995 and for the nine months ended
September 30, 1994*...................................................................  F-17
Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1994...............................................................  F-18
Statements of Cash Flows for each of the three years in the period ended December 31,
  1994 and for the nine months ended September 30, 1995 and for the nine months ended
September 30, 1995*...................................................................  F-19
Notes to Financial Statements.........................................................  F-20

---------------

* The financial statements as of September 30, 1995 and for the nine months ended September 30, 1995 and for the nine months ended September 30, 1994 are unaudited.


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Chemex Pharmaceuticals, Inc.:


     We have audited the financial statements of Chemex Pharmaceuticals, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for each of the years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chemex Pharmaceuticals, Inc., as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Chemex Pharmaceuticals, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company's recurring losses raise substantial doubt about the entity's ability to continue as a going concern. Managements' plans in regard to this matter are described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Peat Marwick LLP

New York, New York
March 30, 1995

                          CHEMEX PHARMACEUTICALS, INC.

                                 BALANCE SHEETS




                                                                             DECEMBER 31,
                                                   SEPTEMBER 30,     -----------------------------
                                                       1995              1994             1993
                                                   -------------     ------------     ------------
                                                   (UNAUDITED)
                                              ASSETS
Current Assets:
  Cash and cash equivalents (Note 1).............  $   2,348,000     $  1,335,000     $  2,362,000
  Accounts receivable (Note 1)...................         12,000          136,000          353,000
  Prepaid expenses and other assets..............         25,000          151,000          194,000
                                                    ------------     ------------     ------------
          Total current assets...................      2,385,000        1,622,000        2,909,000
                                                    ------------     ------------     ------------
Furniture, Equipment and Leasehold
  Improvements, at cost..........................         95,000          123,000          157,000
  Less accumulated depreciation and
     amortization................................        (64,000)         (61,000)         (70,000)
                                                    ------------     ------------     ------------
                                                          31,000           62,000           87,000
                                                    ------------     ------------     ------------
Other Assets.....................................          1,000           20,000           20,000
                                                    ------------     ------------     ------------
          Total Assets...........................  $   2,417,000     $  1,704,000        3,016,000
                                                    ============     ============     ============
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...............................  $     126,000     $    190,000          284,000
  Lease termination obligation...................         60,000               --               --
  Accrued legal settlement (Note 5)..............             --               --          475,000
  Financed insurance premium.....................             --           90,000           98,000
  Accrued liabilities............................         13,000           85,000          113,000
                                                    ------------     ------------     ------------
          Total current liabilities..............        199,000          365,000          970,000
Long-term liabilities............................         10,000           12,000           16,000
                                                    ------------     ------------     ------------
          Total liabilities......................        209,000          377,000          986,000
                                                    ------------     ------------     ------------
Commitments (Note 5)
Stockholders' Equity (Notes 2 and 3)
  Preferred stock, $.01 par value. Authorized
  5,000,000 shares; none outstanding.............             --               --               --
Common stock, $.04 par value. Authorized
  22,000,000 shares; outstanding 8,737,788,
  8,678,660 and 8,524,076 shares.................        350,000          347,000          341,000
  Additional paid in capital.....................     40,367,000       40,352,000       40,102,000
  Treasury stock, 1,677 shares...................         (5,000)          (5,000)          (5,000)
  Deficit........................................    (38,504,000)     (39,367,000)     (38,408,000)
                                                    ------------     ------------     ------------
          Total Stockholders' Equity.............      2,208,000        1,327,000        2,030,000
                                                    ------------     ------------     ------------
  Total Liabilities and Stockholders' Equity.....  $   2,417,000     $  1,704,000        3,016,000
                                                    ============     ============     ============


                 See accompanying notes to financial statements

                          CHEMEX PHARMACEUTICALS, INC.


                            STATEMENTS OF OPERATIONS


                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                     -------------------------   -------------------------------------
                                        1995           1994          1994         1993          1992
                                     -----------    -----------   ----------   -----------   ----------
                                     (UNAUDITED)    (UNAUDITED)
REVENUES:
  Sale of Proprietary rights (Note
     8)............................  $        --   $ 1,700,000   $1,700,000   $        --   $       --
  Sale of Amlexanox rights.........    2,500,000            --           --            --           --
  Joint Venture project revenue
     (Note 8)......................       10,000     1,127,000    1,371,000     1,468,000    2,251,000
  Amlexanox project revenue........      342,000            --           --            --           --
  Actinex royalty (Note 7).........        7,000        25,000       26,000        49,000       45,000
  Actinex milestones (Note 7)......           --            --           --            --    6,000,000
  Actinex-sale of NDGA (Note 7)....           --            --           --            --      408,000
  Actinex-project revenue (Note
     7)............................           --            --           --            --      264,000
  Interest and dividend income.....       26,000        49,000       65,000       139,000       61,000
  Other Income.....................           --            --           --            --       17,000
                                     -----------    ----------   ----------   -----------   ----------
          Total Revenues...........    2,885,000     2,901,000    3,162,000     1,656,000    9,046,000
                                     -----------    ----------   ----------   -----------   ----------
EXPENSES:
  Research & Development
     (Notes 2,3,7 & 8)
     Joint Venture (Note 8)........      578,000     1,932,000    2,438,000     2,582,000    2,074,000
     Chemex proprietary............      553,000       145,000      153,000       324,000      317,000
     Actinex (Note 7)..............           --            --           --            --      265,000
  General and Administrative and
     Other Operating Expenses......      885,000     1,057,000    1,381,000     1,895,000    1,484,000
     Professional fees-related
       parties (Note 6)............        6,000        11,000       27,000       108,000      311,000
     Amortization of stock awards
       (Note 3(d)).................           --            --      122,000      (161,000)     (90,000)
     Settlement of litigation (Note
       5)..........................           --            --           --       475,000           --
                                     -----------    ----------   ----------   -----------   ----------
          Total Expenses...........    2,022,000     3,145,000    4,121,000     5,223,000    4,361,000
                                     -----------    ----------   ----------   -----------   ----------
Income (loss) before income
  taxes............................      863,000      (244,000)    (959,000)   (3,567,000)   4,685,000
Provision for income taxes (Note
  4)...............................           --            --           --            --      431,000
                                     -----------    ----------   ----------   -----------   ----------
Net Income (loss)..................  $   863,000   $  (244,000)  $ (959,000)  $(3,567,000)  $4,254,000
                                     ===========    ==========   ==========   ===========   ==========
Net Income (loss) per common share
  (Note 1).........................  $      0.10   $     (0.03)  $    (0.11)  $     (0.43)  $     0.48
                                     ===========    ==========   ==========   ===========   ==========
Average number of common and
  equivalent shares outstanding
  (Note 1).........................    8,713,000     8,542,000    8,543,003     8,384,904    8,843,465
                                     ===========    ==========   ==========   ===========   ==========

                       See Notes to Financial Statements

                          CHEMEX PHARMACEUTICALS, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEARS ENDED DECEMBER 31, 1994, 1993, 1992

                                                   COMMON       ADD'L                                    TOTAL
                                        COMMON     STOCK       PAID-IN                    TREASURY   STOCKHOLDERS'
                                        SHARES     AMOUNT      CAPITAL       DEFICIT       STOCK        EQUITY
                                      ----------  --------   -----------   ------------   --------   -------------
BALANCES AT DECEMBER 31, 1991.......   8,186,789  $328,000   $39,557,000   $(39,094,000)  $(5,000 )   $   786,000
                                       ---------  --------   -----------   ------------   -------     -----------
Issuance of common stock for
  services (Note 2a)................       1,200                   5,000                                    5,000
Issuance of common stock as servance
  (Note 2a).........................      34,626     1,000       124,000                                  125,000
Issuance of common stock for ESOP
  (Note 3c).........................      49,648     2,000       152,000                                  154,000
Exercise of stock options...........      42,300     2,000        49,000                                   51,000
Stock award expense (Note 3d).......                              14,000                                   14,000
SARs reclassed to Paid in Capital
  (Note 3d).........................                             137,000                                  137,000
Net profit -- 1992..................                                          4,254,000                 4,254,000
                                       ---------  --------   -----------   ------------   -------     -----------
BALANCES AT DECEMBER 31, 1992.......   8,314,563  $333,000   $40,038,000   $(34,841,000)  $(5,000 )   $ 5,525,000
                                       ---------  --------   -----------   ------------   -------     -----------
Issuance of common stock for ESOP
  (Note 3c).........................     117,763     5,000       156,000                                  161,000
Exercise of stock options/SARs (Note
  3a and 3b)........................      66,750     2,000        20,000                                   22,000
Stock award amortization (Note
  3d)...............................                            (161,000)                                (161,000)
Issuance of common stock for
  services (Note 2a)................      25,000     1,000        49,000                                   50,000
Net loss -- 1993....................                                         (3,567,000)               (3,567,000)
                                       ---------  --------   -----------   ------------   -------     -----------
BALANCES AT DECEMBER 31, 1993.......   8,524,076  $341,000   $40,102,000   $(38,408,000)  $(5,000 )   $ 2,030,000
                                       ---------  --------   -----------   ------------   -------     -----------
Issuance of common stock for ESOP
  (Note 3c).........................     154,580     6,000        95,000                                  101,000
Stock award expense (Note 3d).......                             155,000                                  155,000
Warrants exercised..................           4                                                               --
Net loss -- 1994....................                                           (959,000)                 (959,000)
                                       ---------  --------   -----------   ------------   -------     -----------
BALANCES AT DECEMBER 31, 1994.......   8,678,660  $347,000   $40,352,000   $(39,367,000)  $(5,000 )   $ 1,327,000
                                       ---------  --------   -----------   ------------   -------     -----------

                       See Notes to Financial Statements

                          CHEMEX PHARMACEUTICALS, INC.


                            STATEMENTS OF CASH FLOWS


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                           -----------------------   --------------------------------------
                                                              1995         1994         1994          1993          1992
                                                           ----------   ----------   -----------   -----------   ----------
Cash Flows From Operating Activities:
  Net profit (Loss)......................................  $  863,000   $ (244,000)  $  (959,000)  $(3,567,000)  $4,254,000
  Adjustments to reconcile net income/(loss) to cash used
    by operating activities:
    Depreciation and amortization........................      19,000       19,000        25,000        24,000       30,000
    Common stock issued in payment for services..........          --           --            --        50,000        5,000
    Common stock contributed to Employee Stock Ownership
      Plan...............................................      20,000       32,000       101,000       161,000      154,000
    Stock amortization expense...........................      (2,000)      61,000       155,000      (161,000)     151,000
    Change in assets and liabilities:
      Decrease (increase) in receivables.................     124,000       75,000       217,000      (102,000)     193,000
      Decrease (increase) in prepaid expenses and other
        current assets...................................     126,000      141,000        43,000       (78,000)       6,000
      Decrease in other assets...........................      19,000           --            --            --        5,000
      Increase (decrease) in accounts payable............     (64,000)    (103,000)      (94,000)      (35,000)      55,000
      Decrease in accrued SARs...........................          --           --            --            --     (244,000)
      Increase in lease termination obligation...........      60,000           --            --            --           --
      Increase (decrease) in accrued taxes...............          --           --            --      (431,000)     405,000
      Increase (decrease) in litigation settlement.......          --     (475,000)     (475,000)      475,000           --
      Decreased in accrued severance.....................          --           --            --            --     (125,000)
      Increase (decrease) in other accrued liabilities...    (162,000)    (165,000)      (36,000)      (48,000)     153,000
                                                           ----------   ----------   -----------   -----------   ----------
        Net cash provided by (used by) operating
          activities.....................................   1,003,000     (659,000)   (1,023,000)   (3,712,000)   5,042,000
                                                           ----------   ----------   -----------   -----------   ----------
Cash Flows From Investing Activities:
  Capital expenditures...................................          --           --            --        (3,000)     (62,000)
                                                           ----------   ----------   -----------   -----------   ----------
      Net cash used by investing activities..............          --           --            --        (3,000)     (62,000)
                                                           ----------   ----------   -----------   -----------   ----------
Cash Flows From Financing Activities:
  Proceeds from exercising of stock options and common
    stock purchase warrants, net.........................          --           --            --        22,000       50,000
  Proceeds from sale of assets...........................      12,000           --            --            --           --
  Principal payments on capital leases...................      (2,000)      (2,000)       (4,000)       (5,000)      (8,000)
                                                           ----------   ----------   -----------   -----------   ----------
    Net cash provided by (used in) financing
      activities.........................................      10,000       (2,000)       (4,000)       17,000       42,000
                                                           ----------   ----------   -----------   -----------   ----------
Net increase (decrease) in cash and cash equivalents.....   1,013,000     (661,000)   (1,027,000)   (3,698,000)   5,022,000
                                                           ----------   ----------   -----------   -----------   ----------
Cash and cash equivalents at beginning of period.........   1,335,000    2,362,000     2,362,000     6,060,000    1,038,000
                                                           ----------   ----------   -----------   -----------   ----------
Cash and cash equivalents at end of period...............  $2,348,000   $1,701,000   $ 1,335,000   $ 2,362,000   $6,060,000
                                                           ==========   ==========   ===========   ===========   ==========
Cash paid for interest...................................  $       --   $       --   $     5,223   $     3,300   $    8,332
Cash paid for income taxes...............................  $       --   $       --   $        --   $   431,000   $       --
Other non-cash transaction-capital lease.................  $       --   $       --   $        --   $    19,000   $       --

                       See Notes to Financial Statements

                          CHEMEX PHARMACEUTICALS. INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 IS
                                   UNAUDITED)


(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Company

     Chemex Pharmaceuticals, Inc. ("Chemex" or the "Company") is engaged in research and development activities relating to the determination of the potential use, if any, of elements of certain natural products and synthetic compounds for therapeutic purposes. The creation of a Joint Venture (see note 8) to commercialize these activities was signed with Block Drug Company, Inc. ("Block") in June 1991 and represented the commencement of planned operations. The Joint Venture was dissolved effective December 31, 1994, and pursuant to such dissolution, the original compounds that had been contributed to the Joint Venture by Chemex, were returned to Chemex, with the exception of Amlexanox which is now owned under a new joint ownership arrangement between the Company and Block.

     The Company incurred significant losses in years 1994 and 1993, as well as the years prior to 1992. In 1988, the Company filed for FDA approval for its product Actinex(R). Actinex(R) was approved for sale in September 1992 and resulted in Chemex receiving $6 million in milestone payments during fiscal 1992. However, in view of the losses in 1993 and 1994, the lack of new equity financing during this time period, and the dissolution of the Joint Venture, the Company only has funds to meet its revised "burn rate" until June 1995. The Company is actively seeking a merger partner as a means of continuing its operations and has an option to transfer its rights to Amlexanox to Block for an upfront non-refundable prepaid royalty of $2.5 million plus future royalties, subject to the consent of Takeda Chemicals (the licensor) and approval of Chemex shareholders. Such payment to Chemex could enable the Company to fund its operations through the end of fiscal 1995.


     If the Company does not complete a merger by the end of the second quarter of 1995 as a means of continuing its operations, it will be forced to dramatically curtail most of its expenses. (See Note 10) If such an event occurs, even with the Chemex option to receive a non-refundable upfront payment for Amlexanox, it will be unlikely that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company he unable to continue as a going concern.


  (b) Reverse Split and Stock Dividend

     On August 27, 1991, the Company's stockholders approved a one for four reverse stock split of all authorized shares of Chemex's common stock ("Reverse Split"). The Board of Directors was authorized to implement the Reverse Split if and when it deemed it to be in the interests of the Company to do so. On March 18, 1992, the Board of Directors approved a one for four reverse stock split for the shareholders of record as of April 15, 1992 as well as an increase in common stock par value from $.01 to $.04. Simultaneously, the Board authorized a 100% stock dividend ("Stock Dividend"), which had the effect of a reverse split of the stock on a one for two basis. These transactions also affected the option and warrant holders of record as of April 15, 1992. The accompanying financial statements and notes thereto give retroactive effect to the Reverse Split and the Stock Dividend.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents for purposes of the statements of cash flows.

  (d) Depreciation

     Depreciation of furniture and equipment is provided using the straight-line method based on estimated useful lives of 5 years. Depreciation expense for the years ended December 31, 1994, 1993 and 1992, amounted to $25,000, $24,000, and $30,000, respectively.

  (e) Net Income (Loss) Per Common Share

     Net income (loss) per common share is calculated based upon the weighted average number of common shares and common equivalent shares outstanding during the years ended December 31, 1994, 1993 and 1992 of 8,543,003, 8,384,904 and
8,843,465, respectively. There was no significant difference between primary and fully diluted earnings in 1992, and in 1994 and 1993 any common equivalent shares were anti-dilutive.

  (f) Revenues

     The Company entered into two separate agreements with Block under which it performed contract research and development. The first agreement represents the sale of Actinex(R) to Block, whereby the Company was reimbursed for any outside costs it incurred in connection with the further development of Actinex(R). The second agreement with Block was the Joint Venture, under which Chemex was responsible for performing all research and development of the Joint Venture products. Through December 31, 1994 (the effective date of the dissolution of the Joint Venture), Chemex shared equally with Block all research and development expenses after the first $3 million of expenditures which was paid by Block, however, this agreement was terminated by mutual consent on December 31, 1994 (see note 8 for further discussion). As long as Block and Chemex remain joint owners of Amlexanox, 50% of research conducted for Amlexanox will be billed to Block.

  (g) Research and Development Expenses

     All costs of research and development are expensed in the period incurred.

  (h) Account Receivable

     Accounts receivable as of December 31, 1994 and December 31, 1993 were $136,000 and $353,000, respectively, and were entirely due from Block Drug for the Joint Venture research and development expenses and Actinex(R) royalty.

  (i) Interim Financial Statements


     The balance sheet as of September 30, 1995 and the statements of operations and cash flows for the nine months ended September 30, 1995 and 1994 were prepared by Chemex Pharmaceuticals, Inc. (the "Company") without audit. In the opinion of management, all adjustments, including only normal recurring adjustments necessary for the fair presentation of the financial position, results of operations, and cash flows for such periods have been made. The results of operations for the period ended September 30, 1995 is not necessarily indicative of the operating results which may be expected for a full year.


(2) STOCKHOLDERS' EQUITY

  (a) Common Stock

     The Company issued restricted shares of its common stock as payment for various costs and services. These shares were valued by the Company's Board of Directors (the Board) based upon the quoted market price on the date of issue, discounted as considered appropriate by the Board, for the restricted nature of the stock. During the year ended December 31, 1994, the Company did not issue any shares of common stock as payment for any obligations. During the year ended December 31, 1993, the Company issued 25,000 shares of common stock at a value of $50,000 as payment of outside investment banking services. During the year ended December 31, 1992, the Company issued 1,200 shares valued at $4,656 as payment for consulting services. During the year ended December 31, 1992, the Company issued 34,626 shares at a value of $125,000 to its former president as partial payment of severance cost (during 1991 and 1990, 49,139 shares and 41,151 shares, respectively were issued valued at $125,000 each year to the same individual).

     The Company paid the last $250,000 of a severance agreement to its former president in July 1992. The Company paid 50% of this payment in the form of common shares and the balance in cash; the entire amount paid in 1992 had been expensed and accrued as of December 31, 1990.

  (b) Warrants

     The Company has two sets of warrants which are not redeemable by the Company. At December 31, 1994 the following warrants were outstanding:

                                                  NUMBER OF     EXERCISE PRICE      EXPIRATION
                                                  WARRANTS        PER SHARE            DATE
                                                  ---------     --------------     -------------
    1989-1 Warrants.............................  2,183,877         $12.00         Mar. 31, 1995
    1994-2 Warrants.............................  1,187,499         $ 6.25         Oct. 31, 1995
                                                  ---------
    Total.......................................  3,371,380
                                                  =========

(3) STOCK OPTION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

  (a) Stock Option Plan

     The Company adopted a stock option plan (the "1987 Stock Awards Plan") and reserved 1,725,000 shares of the Company's common stock for issuance to optionees including officers, employees, and other individuals performing services for the Company. The 1987 Stock Awards Plan replaced the previously approved Restated Non-Qualified Stock Option Plan (the "Restated Plan") and includes stock appreciation rights, which vest based on the achievement of certain financial and operational benchmarks. Options granted under the plans are generally exercisable over a ten-year period from the date of grant.

     Summarized information for the 1987 Plan is as follows:


                                                                           1987 PLAN
                                                                   -------------------------
                                                                     INCENTIVE
                                                                   STOCK OPTIONS     SARS(1)
                                                                   -------------     -------
    Outstanding options at December 31, 1993.....................      873,315       101,122
    Granted......................................................      256,186       259,039
    Forfeited....................................................      (36,899)
    Exercised....................................................          -0-           -0-
                                                                   -------------     -------
    Outstanding options at December 31, 1994.....................    1,092,602       360,161
                                                                    ==========       =======
    At December 31, 1994:
      - Average exercise price of outstanding options............        $2.70       $  0.00
      - Exercisable options......................................      673,488       139,880


---------------
Options for the purchase of 77,662 shares were available for grant as of December 31, 1994

(1) See Note [3(d)]

  (b) Non-employee Director Stock Option Plan

     The Company adopted the Non-Employee Director Stock Option Plan during 1987 and reserved 467,500 shares of the Company's common stock for options awarded under the plan. Directors who had options in the Restated Plan relinquished those options for equivalent options in the Non-Employee Director Stock Option Plan. During 1994, the Company had one Director reelected who received 20,000 options at market value as of the date of the grant. In addition, an aggregate of 6,667 options were granted retroactively to two directors who had been reelected to the Board of Directors one or more times. Shares under option at December 31, 1994 are as follows:

                        1987 NON-EMPLOYEE DIRECTOR PLAN

    Outstanding options at December 31, 1993...................................  283,885
    Granted....................................................................   26,667
    Forfeited..................................................................  (13,498)
    Exercised..................................................................      -0-
                                                                                 -------
    Outstanding options at December 31, 1994...................................  299,054
                                                                                 -------
    At December 31, 1993:
      - Average price of outstanding options...................................    $3.02
      - Exercisable options....................................................  270,021

     Both of the Plans described above provide for shares to be purchased for cash or with shares of the Company's common stock owned by the optionee with a market value equal to the aggregate option price.

     Stock options and stock appreciation rights vest to the optionees and are payable immediately upon a change in control of the Company. Change in control is generally defined as the acquisition of 25% or more of the common stock of the Company by an individual or a group.

  (c) Employee Stock Ownership Plan ("ESOP")

     Effective January 1, 1986, the Company adopted a qualified Employee Stock Ownership Plan (ESOP) in which all employees are eligible to participate. The ESOP provides that the Company may elect to match employee contributions at varying percentage rates designated by the Company (50% in 1992, 1993, and 1994) and may make an annual contribution to the ESOP as determined by the Board, with a maximum contribution not to exceed the amount deductible under the Internal Revenue Code. Contributions to the ESOP can be made in cash, mutual funds or in common stock of the Company. During the years ended December 31, 1994, 1993, and 1992, the Company contributed 151,608, 116,202, and 39,276 shares of common stock to the ESOP valued at $98,006, $158,064, and $114,403, respectively. Employee contributions to the ESOP during the year ended December 31, 1992 totaled $45,862, of which $39,666 was used to purchase 10,372 shares and $6,196 was invested in money market funds; and during the year ended December 1993, contributions totaled $71,645, of which $2,744 was used to purchase 1,561 shares and $68,901 was invested in mutual funds; and during the year ended December 31, 1994, contributions totaled $73,222 of which $2,535 was used to purchase 2,972 shares, and $70,687 was invested in mutual funds.

  (d) Stock Award Amortization/Cancellation

     The Company amortizes stock award compensation expense for the difference between the issuance or exercise price of stock options granted and the fair market value of the common stock on the date of the grant, over the period benefited. SARs are treated in the same manner, however, a further amortization expense (or credit to expense) is recorded for the difference between the fair market value of the common stock at the current period end and the fair market value on the grant date or the last fiscal period, whichever is later. In addition, forfeited stock options for employees that terminate from the Company prior to full vesting of their stock options are recorded as a reduction to stock awards expense, representing the original difference between fair market value of the common stock and the exercise price of the stock option on the grant date, for any forfeited unvested options.


     In 1992, the Board of Directors passed a resolution that no SARs were to be paid in cash. Accordingly, the remaining SAR holder gave up the right to cash payment, thereby creating a reclassification from accrued liabilities to paid-in-capital. The difference in fair market values between the date of the original liability and the date of the Board action was recorded as a reduction in stock award expense. During 1993, 50,000 SARs were exercised. The difference between the fair market value of the stock as originally recorded and the market value as of the date the SARs were exercised was recorded as a reduction of stock award amortization of $161,000. In 1994, bonuses were paid to employees in the form of SARs totaling 35,210 options. In addition, 223,829 SAR's were awarded to the three Corporate Officers contingent on operational milestones. The difference between the value of the SARs as of the date of the grant and the zero exercise price was recorded as stock award expense of $122,000.


  (4) Income Taxes


     Statement of Financial Accounting Standards Number 109 -- Accounting for Income Taxes ("FASB 109") was adopted by the Company as of January 1, 1992. No provision for federal income taxes had been made since inception under the prior accounting policy due to the operating losses incurred for both financial and income tax purposes. At December 31, 1994, 1993 and 1992, under FASB 109, the Company had a deferred tax asset primarily comprised of the tax benefits of net operating loss carry-forwards and temporary differences relating to compensation expenses as well as the benefit of general business credit carry-forwards and the benefit of the alternative minimum tax credit carry-forwards. Because the Company has a history of losses, a 100% provision against the deferred tax assets has been recorded. As a result, the adoption of FASB 109 has had no financial impact on the balance sheet or the results of operations. At December 31, 1994, the Company has a regular and alternative minimum tax net operating loss carry-forward for federal income tax purposes of approximately $34,000,000 and $30,000,000, respectively, which if not utilized, will expire in varying amounts through the year 2009. Additionally, the Company has a general business credit carry-forward of approximately $633,000 at December 31, 1994, which expires in varying amounts through December 31, 2002, if not utilized. In June 1990, the Company's NOL's were limited for purposes of general carryforward availability and otherwise limited for specified carryforward purposes since a change in control occurred for income tax reporting purposes.


     The federal net operating loss carry-forwards have offset any regular federal income taxes that would have been payable on 1992 earnings. However, the Company was subject to the alternative minimum tax and a $70,000 federal income tax expense was recorded in 1992. Since the Company moved to New Jersey in September 1991, the Company did not have sufficient net operating losses in the State of New Jersey to offset its 1992 income. Accordingly, state income taxes of $361,000 were paid for in 1992.

  (5) Commitments

     The Company is not currently a party to any material legal proceedings. However, on February 3, 1992, a complaint was filed, and later amended, by several former stockholders of the Company against one current director (who is also a former officer) and two former directors/officers of the Company. The Company was obligated, under certain circumstances, to indemnify each of the named defendants for damages, costs and expenses, including legal fees. In March 1994, the Company agreed to contribute in principal $475,000 to the final settlement of that litigation. Such amount was accrued as of December 31, 1993.

     On August 31, 1991, the Company signed an agreement to lease 7,650 square feet to accommodate its corporate headquarters and research administration in Fort Lee, New Jersey. The lease is for 60 months and expires August 31, 1996.

     Future minimum rental payments required under all operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1994, are as follows:

            1995......................................................  $173,512
            1996......................................................   117,394
                                                                        --------
            Total.....................................................  $290,906
                                                                        ========

     Rent expense was $201,552, $202,028 and $193,947 for the years ended December 31, 1994, 1993 and 1992, respectively.

(6) RELATED PARTY TRANSACTIONS

     The following is a table of related party transactions for the years ended December 31, 1994, 1993 and 1992.

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1994        1993         1992
                                                           -------     -------     --------
    Legal fees -- Company's law firm of which a Partner
      was also a Director................................              $44,228     $181,642
    Consulting fees -- Director..........................  $26,950      54,132       29,700
    Consulting fees -- Director..........................               10,000       24,875
    Consulting fees -- Trustee of an investor............                            73,000

     An attorney for the Company's law firm was and two consultants are members of the Company's Board of Directors. The other Company consultant listed above is the sole income beneficiary of a trust which is an investor in the Company. As of July 29, 1993, the attorney did not stand for reelection to the Board and his law firm is no longer retained by the Company.

(7) SALE OF ACTINEX(R) TECHNOLOGY

     On June 29, 1990, the Company signed a definitive agreement to sell Actinex(R), a product developed by Chemex for the treatment and prevention of actinic keratoses to Block. As of December 31, 1990, the Company received a total of $2 million in non-refundable payments from Block for the sale of Actinex(R). The Company received from Block during fiscal 1992 the following additional milestone payments: $1 million upon receipt of the "approvable" letter from the FDA, $3 million upon receipt of the "approval" letter from the FDA, $2 million upon first sale of the product by Block. An additional milestone of $2 million to be paid on the first two anniversaries of the first sale was waived since the FDA did not grant the approval of the drug by June 29, 1992. In its place, Block has agreed to pay a 2.3% royalty on the first $40 million of cumulative sales of Actinex(R) (equivalent to $1 million). The Company is also entitled to receive royalties on the sale of the product worldwide (5% on sales in countries where the patent is protected and 2.3% on sales in countries where the patent is not protected) after the first $40 million of cumulative sales are achieved. The Company recorded royalties of $26,000 in 1994, $49,000 in 1993, and $43,000 in 1992.

(8) BLOCK JOINT VENTURE AND SUBSEQUENT DISSOLUTION

     On June 20, 1991 the Company and Block entered into a Joint Venture and for such purpose established an equally-owned New Jersey general partnership. The objective of the Joint Venture was to develop, manufacture and market the ensuing products developed by Joint Venture. Both companies were to share equally in the profits of the Joint Venture.

     Chemex contributed all of its current dermatological products to the Joint Venture and agreed to dedicate its current research staff to the performance of the Joint Venture research and development of up to $17 million during the five years of the research and development agreement. The initial $3 million of research and development funding was paid for by Block after which each partner was obligated to contribute 50% of research and development costs up to an aggregate of $14 million. Each party was obligated to offer all of their respective new dermatological products to the Joint Venture during the five year period. In addition, under the terms of the agreement, Block paid Chemex $2 million for certain proprietary assets of Chemex and Block contributed such assets to the Joint Venture.

     As a result of entering into the Joint Venture, the Company's research and development staff activities were directed almost exclusively to the Joint Venture effort. The Joint Venture was developing Amlexanox (aphthous ulcers), EPC-K (inflammation of the skin), CHX-100 (anti-wrinkling), and CHX108 (mild/moderate psoriasis).

     In June 1994, Block purchased 10% of the Joint Venture from Chemex (20% of Chemex's share) for $1,700,000, thereby changing the Joint Venture ownership to a 60/40 split in favor of Block. Chemex retained the right to re-purchase the 10% interest for up to eighteen months after the purchase of Block.

     Expenses for Joint Venture activities during 1994 amounted to $2,672,000, of which $2,348,000 was expensed as research and development expense. The balance of the reimbursement of expenses were related to indirect overhead and were classified as general and administrative expenses. During 1994, Chemex invoiced on a monthly basis to Block its share of Joint Venture expenses and received payment in full within 30 days of invoicing.

     As of December 31, 1994, by mutual consent, Block and Chemex agreed to terminate the Joint Venture. As part of the dissolution, Chemex returned to Block for $1,700,000, the 10% Joint Venture ownership purchased by Block in June 1994 in return for the sale of certain proprietary rights for Amlexanox to Block for a like amount; Block returned its 50% share of all of the Joint Venture dermatology drug portfolio (except Amlexanox); Chemex returned its ownership share of Penderm's Acticin to Block; and Block and Chemex entered into separate joint ownership agreements for Amlexanox.

     Block and Chemex have concluded several agreements as part of the Joint Venture dissolution: (1) Asset Distribution Agreement ("ADA") which effectively dissolves the Joint Venture and specifies the distribution of assets of the Joint Venture; (2) Product Development Agreement ("PDA") and Manufacturing, Marketing and Distribution Agreement ("MMS") which establishes the joint ownership of Amlexanox and the responsibilities of each party; and (3) a separate agreement giving Chemex an option to transfer its share of the ownership rights to Amlexanox to Block for a non-refundable upfront payment plus future royalties, subject to consent by Takeda Chemicals (the licensor of Amlexanox) and Chemex shareholder approval.


     The ADA distributes the following rights to products: Chemex -- receives Block's share of the rights to EPC-K1, a drug under license from Senju Pharmaceuticals for atopic dermatitis; CEDE- 108- potentially for psoriasis; and CHX-100 for the treatment of photoaging of the skin; and Block -- receives Chemex's share to the rights for Penederm's retinoic acid product.


     The PDA and MMS Agreements outline the responsibilities of the parties in terms of the development and commercialization of any Amlexanox product for all oral use. Chemex will be responsible for all development and regulatory activities and Block will be responsible for manufacturing, marketing and distribution of any Amlexanox products. The MMS Agreement also defines the sharing of any profit or losses of any Amlexanox product and further allows Chemex the option, on a country by country basis, to agree to a profit and loss arrangement or a royalty.

     Lastly, the parties have agreed to give Chemex an option that expires May 30, 1995 to convert the above agreements into a royalty arrangement, whereby Chemex will sell its share of the Amlexanox rights to Block for $2.5 non-refundable upfront payment and future royalties, subject to consent by Takeda Chemicals (the licensor of Amlexanox) and approval by the Chemex shareholders. This option is contingent upon Chemex receiving consent from Takeda Chemicals (the licensor of Amlexanox) to assign all of the rights to Amlexanox to Block Drug.

(9) THE SALE OF CHEMEX'S INTEREST IN AMLEXANOX (UNAUDITED)

     On June 7, 1995, the Company entered into an agreement with Block Drug, Inc. to sell its rights to Amlexanox (the "Sale") for a non-refundable upfront payment of $2,500,000 plus future royalties, if any, subject to shareholder approval. Shareholder approval was obtained on September 14, 1995. If shareholder approval had not been obtained, it was probable that the Company would have defaulted in its obligations to fund its share of the costs of commercialization of Amlexanox and upon such default Block would have had the right to convert the then current arrangement into a royalty arrangement, such arrangement being without the upfront payment of $2,500,000 which was made pursuant to the Sale. Block advanced $125,000 as of June 30, 1995 and another $125,000 in July 1995 for working capital needs while Chemex awaited shareholder approval of the Sale. Accordingly, the prepaid royalty made to Chemex upon shareholder approval was adjusted to a net amount of $2,250,000.

(10) SUBSEQUENT EVENTS (UNAUDITED)


     The Company has incurred losses in all fiscal years with the exception of 1992, the year it received FDA approval for Actinex (a drug developed by Chemex and sold to Block in June 1990 for an upfront payment and future milestones and royalties) which triggered milestone payments from Block of $6 million. In view of these losses, the lack of new equity financing during the past five years, and the dissolution of the Joint Venture with Block for dermatology, the Company only had funds to meet its revised "burn rate" until June 1995 (see note (9) describing the sale of Chemex's rights to Amlexanox to Block as well as advances made by Block). The Company is actively seeking a merger partner as a means of continuing its operations. If the Company does not complete a merger by early fiscal 1996 as a means of continuing its operations, it may consider liquidating its assets, even though expenses have been dramatically curtailed, including reductions in staff effected in July 1995.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors and Stockholders of ACCESS Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of ACCESS Pharmaceuticals, Inc. (a development stage company) as of December 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for the three year period ended December 31, 1994, and the period February 24, 1988 (Inception) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACCESS Pharmaceuticals, Inc. as of December 31, 1994 and 1993, and the results of operations and its cash flows for each of the years in the three year period ended December 31, 1994, and the period from February 24, 1988 (Inception) through December 31, 1994, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses and lack of new equity financing or funding raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Smith, Anglin & Co.

Dallas, Texas
September 21, 1995

                          ACCESS PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                               DECEMBER 31,
                                                      SEPTEMBER 30,     ---------------------------
                                                          1995             1994            1993
                                                      -------------     -----------     -----------
                                                       (UNAUDITED)


ASSETS
Current Assets:
Cash and cash equivalents...........................   $         --     $   533,456     $   367,327
Accounts receivable.................................        138,442             257             239
Accrued interest receivable.........................             --              --             112
Prepaid expenses and other assets...................            100          19,728             100
                                                        -----------     -----------     -----------
  Total Current Assets..............................        138,542         553,441         367,778
Property and Equipment, net.........................        365,252         453,428         482,593
Patents and Applicants, net of amortization of
  $4,185 in 1995, $4,921 in 1994 and $3,497 in
  1993..............................................        247,812         251,997         226,344
Other Assets, net...................................          2,042           2,460           1,793
                                                        -----------     -----------     -----------
          Total Assets..............................   $    753,648     $ 1,261,326     $ 1,078,508
                                                        ===========     ===========     ===========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.............   $    117,717     $    78,814     $    71,496
  Unearned revenue..................................             --         180,000              --
  Current portion of obligations under capital
     leases.........................................        159,236         118,306              --
                                                        -----------     -----------     -----------
          Total Current Liabilities.................        276,953         377,120          71,496
  Obligations under capital leases, net of current
     portion........................................        245,472         353,426              --
                                                        -----------     -----------     -----------
          Total Liabilities                                 522,425         730,546          71,496
Stockholders' Equity:
  Common stock, $.01 par value; authorized
     10,000,000 shares; outstanding 2,925,983,
     2,918,328 and 2,918,328 shares.................         36,149          29,183          29,183
  Additional paid-in capital........................      3,410,553       3,247,519       3,247,519
  Deficit accumulated during the development
     stage..........................................     (3,215,479)     (2,745,922)     (2,269,690)
                                                        -----------     -----------     -----------
          Total Stockholder's Equity................        231,223         530,780       1,007,012
                                                        -----------     -----------     -----------
          Total Liabilities and Stockholders'
            Equity..................................   $    753,648     $ 1,261,326     $ 1,078,508
                                                        ===========     ===========     ===========

                       See Notes to Financial Statements

                          ACCESS PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                NINE MONTHS ENDING
                                  SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,          FEBRUARY 24, 1988
                            --------------------------    ---------------------------------------    (INCEPTION) TO
                               1995           1994          1994          1993           1992      SEPTEMBER 30, 1995
                            -----------    -----------    ---------    -----------    -----------  ------------------
                            (UNAUDITED)    (UNAUDITED)                                                (UNAUDITED)
Revenues:
  Sponsored research and
     development
     revenues..............  $  574,937     $  225,000    $ 438,532    $        --    $   588,656      $2,596,200
  Option income............          --        300,000      600,000        322,222             --       1,872,222
                             ----------     ----------    ----------   -----------     ----------     -----------
     Total Revenues........     574,937        525,000    1,038,532        322,222        588,656       4,468,422
                             ----------     ----------    ----------   -----------     ----------     -----------
Expenses:
  Sponsored research and
     development
     expenses..............     340,730         90,176      248,319             --        588,656       2,171,780
  Proprietary research and
     development
     expenses..............     174,926        433,388      465,725        841,432        481,177       2,195,102
General and administrative
  expense..................     391,080        487,319      676,106        755,285        432,339       3,083,261
  Interest expense.........      49,631            810       18,509             --             --          68,140
  Depreciation.............      92,685         83,187      115,338        110,907         95,623         496,625
                             ----------     ----------    ----------   -----------     ----------     -----------
     Total Expenses........   1,049,052      1,094,880    1,524,097      1,707,624      1,597,795       8,014,908
                             ----------     ----------    ----------   -----------     ----------     -----------
Net Income (Loss) From
  Operations...............    (474,115)      (569,880)    (485,565)    (1,385,402)    (1,009,139)     (3,546,486)
Other Income:
  Interest and
     miscellaneous
     income................       4,558          4,770        9,333         34,096        105,717         458,229
                             ----------     ----------    ----------   -----------     ----------     -----------
Net Income (loss) Before
  Tax......................  $ (469,557)    $ (565,110)   $(476,232)   $(1,351,306)   $  (903,422)     $(3,088,257)
Provision for Income
  Taxes....................          --             --           --         32,222        (43,876)        127,222
                             ----------     ----------    ----------   -----------     ----------     -----------
Net Income (loss) After
  Tax......................  $ (469,557)    $ (565,110)   $(476,232)   $(1,383,528)   $  (859,546)     $(3,215,479)
                             ==========     ==========    ==========   ===========     ==========     ===========
Net Income (Loss) Per
  Share....................  $    (0.16)    $    (0.19)   $   (0.16)         (0.47)   $     (0.29)
                             ==========     ==========    ==========   ===========     ==========
Weighted Average Common
  Shares Outstanding.......   2,925,983      2,918,328    2,918,328      2,918,328      2,918,328
                             ==========     ==========    ==========   ===========     ==========

                       See Notes to Financial Statements

                          ACCESS PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                  COMMON STOCK          ADDITIONAL       DURING
                                              ---------------------      PAID-IN       DEVELOPMENT
                                               SHARES       AMOUNT       CAPITAL          STAGE
                                              ---------     -------     ----------     -----------
Balance -- February 24, 1988................         --     $    --     $       --     $        --
  Common stock issued, $1.00 per share......     98,000         980         97,020
  Common stock issued, $0.25 per share......     51,000         510         12,240
  Net loss for the period February 24, 1988
     to December 31, 1988...................                                               (30,198)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1988................    149,000       1,490        109,260         (30,198)
  Common stock issued, $1.00 per share......     29,000         290         28,710
  Common stock issued, $5.00 per share......     25,000         250        124,250
  Common stock issued, $0.01 per share......    650,000       6,500             --
  Stock split (Two shares issued for each
     one share held)........................  1,706,000      17,060        (17,060)
  Net loss for the year.....................                                              (191,631)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1989................  2,559,000      25,590        245,160        (221,829)
  Common stock issued, $3.00 per share......     71,001         710        212,294
  Common stock issued, $7.82 per share......    284,527       2,845      2,222,156
  Common stock grant........................      1,800          18          5,482
  Net loss for the year.....................                                              (218,498)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1990................  2,916,328      29,163      2,685,092        (440,327)
  Common stock issued, $3.00 per share......      2,000          20          5,980
  Additional paid-in-capital equipment......                               467,433
  Net income for the year...................                                               413,711
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1991................  2,918,328      29,183      3,158,505         (26,616)
  Additional paid-in-capital equipment......                                89,014
  Net loss for the year.....................                                              (859,546)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1992................  2,918,328      29,183      3,247,519        (886,162)
  Net loss for the year.....................                                            (1,383,528)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1993................  2,918,328      29,183      3,247,519      (2,269,690)
  Net loss for the year.....................                                              (476,232)
                                              ---------     -------     ----------     ------------
Balance -- December 31, 1994................  2,918,328     $29,183     $3,247,519     $(2,745,922)
                                              =========     =======     ==========     ============

                       See Notes to Financial Statements

                          ACCESS PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOW

                                   NINE MONTHS ENDING
                                      SEPTEMBER 30,                YEAR ENDED DECEMBER 31,          FEBRUARY 24, 1988
                                -------------------------   -------------------------------------     (INCEPTION) TO
                                   1995          1994         1994         1993          1992       SEPTEMBER 30, 1995
                                -----------   -----------   ---------   -----------   -----------   ------------------
                                (UNAUDITED)   (UNAUDITED)                                              (UNAUDITED)
Cash Flows From Operating
  Activities:
Net income/loss...............   $(469,557)    $(565,110)   $(476,232)  $(1,383,528)  $  (859,546)     $ (3,215,479)
Adjustments to reconcile net
  income/loss to net cash used
  in operating activities:
  Depreciation and
     amortization of assets...      92,685        83,187      115,338       110,907        95,623           497,011
  Change in assets and
     liabilities:
     Accounts receivable......    (138,185)       (4,930)         (18)       29,136       (27,141)         (138,442)
     Accrued interest
       receivable.............          --           112          112        13,775        (4,887)               --
     Prepaid expenses and
       other assets...........      19,628            --      (19,628)           --          (418)             (518)
     Other assets.............         418          (667)        (667)           --            --            (1,624)
     Accounts payable and
       accrued expenses.......      38,903       (36,236)       7,318        18,475        (1,454)          117,717
     Deferred income taxes....          --            --           --            --       (43,876)               --
     Unearned revenue.........    (180,000)      115,000      180,000            --      (298,666)               --
                                -----------   -----------   ---------   -----------   -----------   ------------------
       Total adjustments......    (259,236)       73,279     (167,117)       61,386      (376,442)          (22,867)
                                -----------   -----------   ---------   -----------   -----------   ------------------
Net Cash (Used In) Operating
  Activities..................    (636,108)     (408,644)    (193,777)   (1,211,235)   (1,140,365)       (2,741,335)
Cash Flows From Investing
  Activities:
  Capital expenditures........        (324)      (81,881)     (81,253)      (12,846)     (140,098)         (847,727)
  Marketable securities.......          --            --           --     1,203,625      (603,625)               --
  Capitalized patent costs....          --        (2,396)     (30,573)      (93,641)      (24,173)         (262,349)
                                -----------   -----------   ---------   -----------   -----------   ------------------
Net Cash Provided by (Used In)
  Investing Activities........        (324)      (84,277)    (111,826)    1,097,138      (767,896)       (1,110,076)
Cash Flows From Financing
  Activities
  Proceeds from notes
     payable..................          --       502,248      502,248            --            --           502,248
  Repayment of notes
     payable..................     (67,024)       (4,510)     (30,516)           --            --           (97,540)
  Proceeds from stock
     issuance.................     170,000            --           --            --            --         2,890,255
  Proceeds from capital
     equipment................          --            --           --            --        89,014           556,448
                                -----------   -----------   ---------   -----------   -----------   ------------------
Net Cash Provided By Financing
  Activities..................     102,976       497,738      471,732            --        89,014         3,851,411
                                -----------   -----------   ---------   -----------   -----------   ------------------
Net Increase (Decrease) in
  Cash and Cash Equivalents...    (533,456)        4,817      166,129      (114,097)   (1,819,247)               --
Cash and Cash Equivalents At
  Beginning of Period.........     533,456       367,327      367,327       481,424     2,300,671                --
                                -----------   -----------   ---------   -----------   -----------   ------------------
Cash and Cash Equivalents At
  End of Period...............   $      --     $ 372,144    $ 533,456   $   367,327   $   481,424      $         --
                                 =========     =========    =========    ==========    ==========    ==============
Cash Paid for Interest........      49,631           810       18,510            --            --            68,141
Cash Paid for Income Taxes....          --            --           --        32,222            --           127,222

                       See Notes to Financial Statements

                          ACCESS PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Business -- ACCESS Pharmaceuticals, Inc. (the Company) is a company developing enhanced parenteral therapeutics and diagnostic imaging agents through the utilization of its patented and proprietary endothelial binding technology which selectively targets sites of disease.

     The Company is in the development stage and its efforts have been principally devoted to research and development. The Company incurred significant losses in years 1994, 1993 and 1992. The lack of new equity financing and/or funding from new relationships with major pharmaceutical companies or a merger possibility will result in dramatically curtailed operations in 1995.

     If the Company does not complete funding it will be unlikely that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Cash and Cash Equivalents -- Cash and cash equivalents are composed of immediately accessible funds held in bank checking accounts, money market accounts, and highly liquid debt instruments with original maturities not exceeding three months.

     Marketable Securities -- Marketable securities include obligations of corporations and the federal government. They are carried at amortized cost which approximates market value.

     Property and Equipment -- Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the assets' estimated useful lives of three to seven years. Assets acquired pursuant to capital lease arrangements are amortized over the shorter of the estimated useful lives or the lease terms.

     Patents and Applications -- The initial patent application costs are capitalized. Patents and applications are amortized using the straight line method over 17 years after the approval of the patent. All other patent costs and fees are expensed as incurred.

     Revenue Recognition -- Research revenues are recognized as the expenses for research and development activities performed under the terms of research contracts are incurred. Advance revenues received are recorded as unearned revenues until the related research activities are performed. Option revenues are recognized under terms of the contract when received.

     Research and Development Costs -- Research and development costs are expensed as incurred.

     Income Taxes -- Tax credits related to research and development and to investments in equipment and improvements are reported as a reduction of income tax expense in the year realized. Certain income and expense items are recognized for financial reporting purposes in years different than for income tax purposes.

     Net Loss Per Share -- Net loss per share is computed using the weighted average of common shares outstanding during each period.

NOTE 2. RELATED PARTY TRANSACTIONS:

     Under consulting agreements between Thoma Corporation (Thoma) and the Company, Thoma receives payments for consulting services and reimbursement of direct expenses. Herbert H. McDade, Jr., a Director of the Company is an owner of Thoma Corp. During 1994, 1993 and 1992 Thoma received payments for consulting services of $1,688, $6,930 and $11,628, respectively. Thoma was also reimbursed for consulting expenses of $2,761, $2,898 and $12,568, respectively.

     Mr. McDade's son, Mark McDade, was also a pharmaceutical consultant for the Company. Mr. Mark McDade received payments for consulting services of $40,625 and $10,500 and reimbursements for expenses of $22,329 and $1,337 during 1993 and 1992, respectively.

     See also, Note 9. Commitments, for transactions regarding David F. Ranney, Chairman, Vice President and major shareholder of the Company.

NOTE 3. RESEARCH AND DEVELOPMENT AGREEMENTS:

     On April 26, 1994, the Company entered into agreements, as amended, with Corange International Ltd. (Corange) to develop drugs based on ACCESS' endothelial binding technology for the use in the oncology area. Under the agreements, the Company granted Corange an option for a period up to two years, as defined, to exclusively license worldwide any oncology agent developed pursuant to the terms of the common research agreement. In 1994, Corange made initial option payments of $600,000. Corange also made $618,532 payments representing research and equipment costs. Corange will pay research costs and other option payments based on milestones for up to a two year period. Total option fees and research payments will not exceed $1.86 million without execution of a license. However, Corange can terminate the agreements with 45 days notice after the first anniversary date of the agreement.

     If Corange exercises its option to license a product, Corange is obligated to pay further option fees, advance some royalty payments and pay royalties to ACCESS on sales of such products. Total aggregate research and option fees will approximate $6.46 million. The Corange agreement was terminated June 30, 1995.

     An option agreement with a major international pharmaceutical company accounted for 100% of the option income for 1993. The agreement is limited to the license of one product in a specified geographical area.

     A joint research agreement with a major international pharmaceutical company accounted for 100% of the research and development revenues in 1992. This joint research agreement was terminated by the sponsor effective July 31, 1992.

NOTE 4. PROPERTY AND EQUIPMENT:

     Property and Equipment is recorded at cost. Depreciation is provided using the straight-line method over the assets' estimated useful lives of three to seven years. Assets acquired pursuant to capital lease arrangements are amortized over the shorter of the estimated useful lives or the lease terms. Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1993
                                                                     --------     --------
    Laboratory equipment...........................................  $441,922     $645,994
    Laboratory and building improvements...........................    14,353       16,459
    Furniture and equipment........................................    54,118      102,133
                                                                     --------     --------
                                                                      510,393      764,586
    Less accumulated depreciation..................................    56,965      281,933
                                                                     --------     --------
    Net property and equipment.....................................  $453,428     $482,593
                                                                     ========     ========

     Depreciation and amortization expense was $110,417, $107,410 and $94,359 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 5. OBLIGATIONS UNDER CAPITAL LEASES:

     In September 1994, the Company entered into a master lease agreement for financing $426,432 in existing laboratory equipment, furniture and office equipment and is payable in 42 monthly installments. The loan is collateralized by the equipment and furniture. The agreement allows for the purchase of the equipment at the end of the lease term at $42,643. The Company also issued a warrant to purchase 35,536 shares of the Company's common stock at an exercise price of $4.20 per share, subject to adjustment, as part of the transaction.

     No value was assigned to the warrant because its value was de minimis. Future principal note payments under the master loan agreement total $405,083, net of interest of $116,832, as follows: $93,701 in 1995, $108,550 in 1996,
$125,752 in 1997 and $77,080 in 1998.

     Also during 1994 the Company entered into two other capital lease agreements with large leasing companies for an aggregate obligation of $75,815. The terms of these leases are 36 months and allow for the purchase of the equipment at the end of the lease term at a price not to exceed 10 percent of the purchase price at inception for one lease and fair market value for the other lease. Future payments under all capital lease obligations total $66,648, net of interest of $10,253, as follows: $24,605 in 1995, $24,605 in 1996 and
$17,438 in 1997.

NOTE 6. STOCKHOLDERS' EQUITY:

     The Company has a Stock Awards Plan -- Common Stock and a Stock Awards Plan -- Options, as amended, under which up to 1,000,000 shares of common stock and options may be awarded to the Company's employees, directors and consultants. At December 31, 1994 no shares of common stock had been awarded under the stock plan. Shares awarded generally vest immediately.

     The Company's option plan for incentive and nonqualified stock options expire on dates up to ten years after the date of the grant. Options to purchase 455,500 shares at various prices between $.25 and $2.40 per share have been granted under the plan; none have been exercised; and as of December 31, 1994, 300,000 options are exercisable.

     No dividends have been paid or declared by the Company.

     The Company is authorized to issue 1,000,000 shares of $.10 par value preferred stock, none of which is currently outstanding.

     Under the terms of the 1994 lease agreement (described in Note 5), the leasing company received a warrant to purchase 35,536 shares of common stock. The warrant remains exercisable for seven years from the date of issuance and will expire on September 19, 2001. The warrant is exercisable at $4.20 per share. The warrant may be adjusted under some conditions, as defined, for dividends, changes in stock price, reorganization, consolidation or merger and extraordinary events. No value was assigned to the warrant because its value was de minimis.

NOTE 7. INCOME TAXES:

     Deferred income tax expense results from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. Due to net losses in 1994, 1993 and 1992 there is currently no deferred income tax liability. Because the Company has a history of losses, a 100% provision against the deferred tax assets has been recorded. As a result, the adoption of the Statement of Financial Accounting Standards Number 109 -- Accounting for Income Taxes, has had no financial impact on the balance sheet or the results of operations. At December 31, 1994, the Company had $2,385,563 in federal net operating loss carryforwards and $132,376 in research and development tax credits to carryforward and offset future tax liabilities. Both the operating loss carryforwards and credits mentioned above will expire beginning in years 2005 to 2008.

NOTE 8. LEASE OBLIGATIONS:

     The Company leases office and research and development facilities under an operating lease. Rent expense for the years ended December 31, 1994, 1993 and 1992 was $50,225, $46,019 and $34,359. The minimum rental commitment on the lease as of December 31, 1994 aggregates to $107,147. Future minimum rentals required by this lease as of December 31, 1994 is for the following calendar years:

              1995 -- $58,601
              1996 -- $48,546

NOTE 9. COMMITMENTS:

     Under the terms of the "Patent Purchase Agreement" between Dr. David F. Ranney and the Company dated April 5, 1994, Dr. Ranney, Chairman and Vice President Research & Development and majority stockholder is entitled to yearly cash royalty payments as consideration for the assignment of patents to the Company and termination of a previous license agreement. Dr. Ranney received on April 5, 1994 the first payment of $7,500 and on January 31, 1995 a second payment of $15,000. Payments are scheduled each year on January 31st of $25,000, $50,000 and $75,000 for years 1996, 1997 and 1998, respectively. Payments of $150,000 each year are scheduled for years 1998 and 1999 and payments of $200,000 a year are scheduled each year after that for as long as one or more of the Patents is still in force. For calendar year 1998 and thereafter, the Company will also pay Dr. Ranney a royalty of three quarters of one percent (0.075%) of gross revenues in excess of $20 million ($26.5 million for calendar year 2000 and thereafter) in any way derived from patents and substitutions for the patents.

     Under the terms of the "Exclusive Technology License Agreement" between Dr. David F. Ranney and the Company, terminated April 5, 1994, Dr. Ranney, was entitled to royalties equal to the greater of: (i) four percent (4%) of its Net Product Revenues (as defined), or (ii) one percent (1%) of Gross Product Revenues (as defined). No payments were made under this agreement in 1994, 1993 and 1992.

EXHIBIT A

                              AMENDED AND RESTATED
                            AGREEMENT OF MERGER AND
                             PLAN OF REORGANIZATION

                                    BETWEEN

                          ACCESS PHARMACEUTICALS, INC.

                                      AND

                          CHEMEX PHARMACEUTICALS, INC.

                          DATED AS OF OCTOBER 31, 1995

                              AMENDED AND RESTATED
                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

     AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the "Agreement"), originally dated as of October 3, 1995, and amended and restated as of October 31, 1995, by and between ACCESS Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Texas ("ACCESS"), and Chemex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware ("CHEMEX").

                                    RECITALS

       I) The Board of Directors of each of ACCESS and CHEMEX, deeming it advisable for the mutual benefit of ACCESS and CHEMEX and their respective stockholders that ACCESS be merged with and into CHEMEX (the "Merger"), have approved this Agreement.

      II) The Board of Directors of each of ACCESS and CHEMEX have determined that it would also be desirable and in the best interests of their respective corporations and stockholders that, immediately prior to the Effective Time (as hereinafter defined) of the Merger, (i) CHEMEX amend its Certificate of Incorporation by filing a Certificate of Amendment substantially in the form of the attached Exhibit A (the "Charter Amendment"), such that CHEMEX's authorized capital stock will consist of 40,000,000 shares of Common Stock, $0.04 par value per share ("CHEMEX Common Stock"), and 10,000,000 shares of preferred stock, $0.01 par value per share, and (ii) CHEMEX amend its Certificate of Incorporation by filing the Charter Amendment to change its corporate name to ACCESS Pharmaceuticals, Inc. (the "Name Change").

     III) The parties intend that the Merger shall qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      IV) The parties also desire to make certain representations, warranties and agreements in connection with the Merger and also to establish certain conditions to consummation of the Merger.

     Now, therefore in consideration of the foregoing premises and mutual covenants, agreements, representations and warranties herein contained, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, ACCESS and CHEMEX hereby agree as follows:

                                   ARTICLE 1

                           MERGER AND RELATED MATTERS

     0.1. THE MERGER. Subject to the terms and conditions of Articles 6 and 7 of this Agreement, a closing (the "Closing") shall be held at the offices of Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, within five business days after the satisfaction of the conditions precedent set forth in Articles 6 and 7, or on such other date prior to the termination referred to in Article 14, and at such other place, as may be agreed to by the parties (the "Closing Date").

     1.2. EFFECT OF THE MERGER. At the Effective Time, pursuant to this Agreement and the Delaware Certificate of Merger and the Texas Articles of Merger (each as hereinafter defined):

          (a) ACCESS shall be merged with and into CHEMEX and the separate existence of ACCESS shall cease. CHEMEX, as the Surviving Corporation, shall possess all the assets, properties, rights, privileges, powers and franchises, of a public or of a private nature, and be subject to all liabilities, restrictions, disabilities and duties of ACCESS. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurances in law or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of ACCESS, the last acting officers and directors of such corporation, as the case may be, or the corresponding officers and directors of the Surviving Corporation shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement. The name of the Surviving Corporation shall be changed to ACCESS Pharmaceuticals, Inc.

          (b) CHEMEX shall continue as the Surviving Corporation organized under the laws of the State of Delaware, the authorized capital stock of which shall be as set forth in the Certificate of Incorporation of CHEMEX, as amended and in effect on the Effective Date, which shall be the Certificate of Incorporation of CHEMEX in effect on the date hereof, as amended by the Charter Amendment, and shall thereafter continue to be its Certificate of Incorporation until duly amended or repealed.

          (c) The by-laws of CHEMEX, as heretofore amended and as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation ("By-laws") and shall thereafter continue to be its By-laws until duly amended or repealed.

          (d) Each share of ACCESS's Common Stock, $0.01 par value per share ("ACCESS Stock") issued and outstanding immediately prior to the Effective Time (other than any such shares held directly or indirectly by CHEMEX or ACCESS or by the dissenting stockholders referred to in Section 2.2(d) below) shall by virtue of the Merger become and be converted into 3.7487 shares (subject to the payment of cash adjustments in lieu of the issuance of fractional shares as provided in Section 2.2(h) herein and as adjusted as described in the remainder of this sentence, the "Conversion Number") of CHEMEX Common Stock, subject to adjustment as provided in Section 2.1 below; provided, however, that if at the Effective Time the Total Cash Assets of CHEMEX is less than the Minimum Cash Assets, then, for each one dollar that the Total Cash Assets are less than the Minimum Cash Assets, each share of ACCESS Stock shall by virtue of the Merger become and be converted into an additional .0000003635 shares of CHEMEX Common Stock (subject to the payment of cash adjustments in lieu of the issuance of fractional shares as provided in Section 2.2(h) herein). As of the Effective Time, each share of ACCESS Common Stock shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

          (e) From and after the Effective Time, the respective officers and members of the Board of Directors of the Surviving Corporation will consist of those persons named as such in the Delaware Certificate of Merger, each such person to hold office, subject to the applicable provisions of the Certificate of Incorporation and the By-laws of the Surviving Corporation, until the next annual meeting of the directors or stockholders, as the case may be, of the Surviving Corporation and until his or her successor shall be duly elected or appointed and shall duly qualify.

          (f) After the Effective Time, each Warrant to purchase ACCESS Stock (an "ACCESS Warrant") that is outstanding immediately prior to the Effective Time shall be deemed to be a Warrant to purchase from the Surviving Corporation up to that whole number of shares of CHEMEX Common Stock determined by multiplying the number of shares of ACCESS Stock subject to such Warrant by the Conversion Number, at a price per share of CHEMEX Common Stock determined by dividing the purchase price per share of ACCESS Common Stock provided for in such Warrant by the Conversion Number. No scrip or fractional shares shall be issued in connection with the exercise of any ACCESS Warrant. Except for the foregoing, each such ACCESS Warrant shall remain subject after the Effective Time to the same terms and conditions as were applicable to such ACCESS Warrant immediately prior to the Effective Time. ACCESS hereby represents and warrants to CHEMEX that the aggregate number of shares of ACCESS Stock subject to outstanding ACCESS Warrants is not greater than 48,036 as of the date hereof, and agrees not to issue any additional ACCESS Warrants.

          (g) The principal place of business and operations of the Surviving Corporation will be in Dallas, Texas.

     1.3 FILING OF CERTIFICATE OF MERGER. On the Closing Date, CHEMEX and ACCESS shall execute and deliver to each other a Certificate of Merger substantially in the form of Exhibit B-1 attached hereto (the "Delaware Certificate of Merger") and Articles of Merger substantially in the form of Exhibit B-2 attached hereto (the "Texas Articles of Merger"), and shall cause the Delaware Certificate of Merger to be filed with the Delaware Secretary of State and the Recorder for the County of New Castle, Delaware, in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Delaware, and shall cause the Texas Articles of Merger to be filed with the Texas Secretary of State, in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Texas and will take such other and further actions in connection therewith as may be required by Texas or Delaware law to make the Merger effective as soon as practicable thereafter. The Merger shall become effective on the date and at the time of the later of (i) the date and time when the filing of the Delaware Certificate of Merger with the Delaware Secretary of State has occurred, and (ii) the date and time when the filing of the Texas Articles of Merger with the Texas Secretary of State has occurred (the "Effective Time"). References herein to the "Surviving Corporation" shall mean CHEMEX at and after the Effective Time. The Merger shall become effective at the time such filings are made (the "Effective Time").

                                   ARTICLE 2

                          ANTIDILUTION; PAYMENTS, ETC.

     2.1. ANTIDILUTION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of CHEMEX Common Stock or ACCESS Stock issued and outstanding as of the date of this Agreement shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes in CHEMEX's or ACCESS's capitalization, then an appropriate and proportionate adjustment shall be made to the Conversion Number so that each holder of ACCESS Stock immediately prior to the Effective Time shall receive pursuant to Section 1.2(d) hereof: (a) in the event of any such change with respect to ACCESS Stock, that number of shares of CHEMEX Common Stock (except for fractional shares) that such holder would have received if such change had never occurred, and (b) in the event of any such change with respect to CHEMEX Common Stock, that number of shares of CHEMEX Common Stock (except for fractional shares) that such holder would have received as a result of such change if such change had occurred immediately after the Effective Time (and such holders were treated for purposes of such change as holders of CHEMEX Common Stock).

     2.2. PROCEDURES; FRACTIONAL SHARES, ETC.

          (a) Certificates that represent shares of ACCESS Stock that are outstanding immediately prior to the Effective Time (each a "Certificate") and are converted into shares of CHEMEX Common Stock pursuant to Section 1.2(d) shall, after the Effective Time, be deemed to represent the shares of the

     CHEMEX Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in paragraphs
     (b) and (c) below for new certificates representing the shares of CHEMEX Common Stock into which such shares have been converted.

          (b) As promptly as practicable after the Effective Time, CHEMEX or its transfer agent for CHEMEX Common Stock shall send to each holder of record of shares of ACCESS Stock (other than any such shares held directly or indirectly by CHEMEX or ACCESS) outstanding at the Effective Time (the "ACCESS Stockholders"), transmittal materials for use in exchanging the Certificates for such shares for certificates for the shares of CHEMEX Common Stock into which such shares of ACCESS Stock have been converted pursuant to Section 1.2(d). Upon surrender of a Certificate to CHEMEX (or the transfer agent for CHEMEX Common Stock), together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of shares of CHEMEX Common Stock to which such holder is entitled, and such Certificate shall forthwith be canceled.

          (c) No dividend or other distribution payable after the Effective Time with respect to CHEMEX Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of ACCESS of shares of ACCESS Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for CHEMEX Common Stock for transfer, they shall be canceled and exchanged for the shares of CHEMEX Common Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in Section 1.2(d) and this
     Section 2.2 (or returned to the presenting Person, if the shares of ACCESS Stock formerly represented by such Certificate are held of record by a former ACCESS stockholder who has duly exercised the appraisal rights described in Section 2.2(e) below).

          (d) After the Effective Time, holders of ACCESS Stock shall cease to be, and shall have no rights as, stockholders of ACCESS, other than (i) to receive shares of CHEMEX Common Stock into which such shares have been converted pursuant to the provisions hereof and (ii) the rights afforded to any such holder who has demanded appraisal rights in compliance with all provisions of the Texas Business Corporation Act concerning the right of such holder to dissent from the Merger and demand appraisal of such shares of ACCESS Stock.

          (e) Neither CHEMEX nor ACCESS nor any other Person shall be liable to any former holder of shares of ACCESS Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

          (f) In the event that any Certificate shall have been lost, stolen, or destroyed, upon receipt of appropriate evidence as to such loss, theft, or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen, or destroyed, and the receipt by the Surviving Corporation or its transfer agent for CHEMEX Common Stock of appropriate and customary indemnification, the Surviving Corporation or such transfer agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of CHEMEX Common Stock, deliverable in respect thereof as determined in accordance with Section 1.2(d) and this
     Section 2.2.

          (g) If any certificate representing shares of CHEMEX Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly indorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including without limitation that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company or member firm of the New York Stock Exchange), and that the Person requesting such exchange shall pay to the Surviving Corporation in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of CHEMEX Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

          (h) In lieu of the issuance of fractional shares of Chemex Common Stock pursuant to Section 1.2(d), cash adjustments, without interest, will be paid to the holders of ACCESS Stock in respect of any fractional share of Chemex Common Stock that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount equal to an amount in cash determined by multiplying such holder's fractional interest by $0.75. For purposes of determining whether, and in what amounts, a particular holder of ACCESS Stock would be entitled to receive cash adjustments under this
     Section 2.2(h), shares of record held by such holder and represented by two or more certificates shall be aggregated.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Each of ACCESS and CHEMEX hereby represents and warrants to the other as follows (subject in each case to the exceptions set forth in the representing party's attached Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate):

     3.1. CORPORATE ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under, in the case of ACCESS, the laws of the State of Texas, and in the case of CHEMEX, the laws of the State of Delaware; has full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties and assets; is duly qualified or licensed to do business in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such licensing or qualification, and has heretofore delivered to the other party complete and correct copies of its certificate of incorporation and by-laws, as presently in effect.

     3.2. SUBSIDIARIES. It does not have any Subsidiaries or own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

     3.3. CAPITALIZATION. Its authorized and outstanding capital stock are as set forth in Section 3.3 of its Disclosure Schedule, and in the case of ACCESS, all such outstanding shares are owned of record and, to the best of its knowledge, beneficially, as of the date of this Agreement by the Persons and in the amounts listed in Section 3.3(a) of its Disclosure Schedule. All such issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassesable. Except as set forth in Section 3.3(b) of its Disclosure Schedule or as contemplated by this Agreement, it does not have and is not bound by any (i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or any other equity security of it, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of its common stock or any other equity security of it, or obligating it to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, or agreements. Except as set forth in Section 3.3(c) of its Disclosure Schedule, as of the date hereof it (i) does not have any outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of its capital stock, (ii) is not a party to and is not bound by, and does not have knowledge of, any agreement or instrument relating to the voting of any of its voting securities, or (iii) is not a party to and is not bound by any agreement or instrument under which any Person has the right to require it to effect, or to include any securities held by such Person in, any registration under the Securities Act of 1933, as amended (the "Securities Act").

     3.4. POWER AND AUTHORITY. It has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Its Board of Directors have taken all action required by law, its charter, its by-laws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it. It will cause a shareholder meeting to take place prior to, in the case of ACCESS, December 31, 1995, and in the case of CHEMEX, January 30, 1996 (subject to extension only for any delays caused by or associated with the review and clearance by the SEC of the Registration Statement (as herein defined) and the review and clearance by any applicable government agency or instrumentality of any applicable state with regard to the Blue Sky Filings and only for the number of days directly attributable to any such delays), to approve the transactions contemplated by this Agreement. This Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, except to the extent that: (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of the parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts.

     3.5. LAWFUL ISSUANCE. All of the outstanding shares of its capital stock were issued in compliance with (i) all applicable preemptive or similar rights of any Person and (ii) all applicable provisions of the Securities Act and the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder. No Person has a valid right to rescind any purchase of any shares of capital stock of it from, or issuance thereof by, it.

     3.6. FINANCIAL STATEMENTS. Attached as Section 3.6 of its Disclosure Schedule are copies of (a) its audited balance sheets, as of December 31 in each of the years, in the case of CHEMEX, 1992 to 1994, inclusive, and in the case of ACCESS, 1992 to 1993 inclusive (together with unaudited statements for 1994), and the related statements of income, changes in stockholders' equity, and cash flows for the fiscal years ended on such dates, respectively, accompanied by an audit report thereon of Smith, Anglin & Co., in the case of ACCESS, and KPMG Peat Marwick, in the case of CHEMEX, and (b) its unaudited balance sheet as of June 30, 1995, (the "Interim Balance Sheet" of the applicable party), and the related statements of income, changes in stockholders' equity, and cash flows for the respective periods commencing January 1, 1995 and ended on such dates (collectively, such financial statements referred to in this clause (b), the "Unaudited Financial Statements" of the applicable party). Except as noted in the following sentence, each of such financial statements was prepared in accordance with GAAP applied on a basis consistent with prior periods. The Unaudited Financial Statements were prepared in accordance with GAAP for unaudited interim statements, and thus do not contain all notes, year end adjustments and prior period comparative data that are required to be prepared in accordance with GAAP. Each of such balance sheets fairly presents its financial condition in all material respects as of the date of such balance sheet; and each of such statements of income, statements of changes in stockholders' equity, and cash flows fairly presents in all material respects the results of operations, changes in stockholders' equity, or cash flows, as the case may be, of it for the period covered thereby.

     3.7. ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.7 of its Disclosure Schedule, since the date of its Interim Balance Sheet, there has not been: (a) any material change in its assets, liabilities, or business or in its relationships with suppliers, customers, or lessors, other than changes in the ordinary course of business that have not resulted, either in any case or in the aggregate, in a Material Adverse Effect; (b) any transaction with any of its Affiliates (other than the payment of compensation and reimbursement of expenses in accordance with existing employment arrangements and usual past practices) or any acquisition or disposition by it of any material asset or property or other transaction other than in the ordinary course of business; (c) any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) any declaration, setting aside, or payment of any dividend or any other distribution in respect of any class of its capital stock; (e) any issuance of any shares of any class of its capital stock or any direct or indirect redemption, purchase, or other acquisition by it of any class of its capital stock; (f) the loss of any officer or key employee of it; (g) any increase in the compensation or other benefits payable or to become payable by it to any of its officers or employees, or any bonus payments or arrangements made to or with any of such officers or employees; (h) any forgiveness or cancellation of any debt or claim by it or any waiver by it of any right of material value, other than compromises of accounts receivable in the ordinary course of business; (i) any entry by it into any material transaction other than in the ordinary course of business; (j) any incurrence by it of any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (k) the incurrence of any mortgage, pledge, lien, lease, security interest, or other charge or encumbrance on any of its assets, tangible or intangible; (l) any change in its accounting principles, practices, or methods; or (m) any discharge or satisfaction by it of any lien or encumbrance or payment by it of any obligation or liability (fixed or contingent) other than (A) current liabilities included in its Interim Balance Sheet, (B) current liabilities incurred since the date of its Interim Balance Sheet in the ordinary course of business and (C) current liabilities incurred in connection with this transaction and set forth in Section 3.7 of its Disclosure Schedule.

     3.8. TAXES AND TAX RETURNS.

          (a) All material Taxes of any nature whatsoever due and payable by it prior to the execution hereof and all Tax Returns required to be filed prior to such date have been properly computed, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. It has paid all material Taxes which have become due pursuant to Tax Returns and has paid all installments of estimated Taxes due. All material Taxes and other assessments and levies which it is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All material Taxes not yet due and payable have been properly accrued on the financial statements of it. Subsequent to the date hereof and prior to the Closing Date hereunder, all Tax Returns shall be timely and accurately filed, and any material Tax payable as shown thereby shall be paid, as required by applicable law. It has not requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. There are no determined material tax deficiencies or proposed tax assessments (or to the best of its knowledge and belief, the prospects for the same) against it. It has not incurred any material liability for penalties, assessments or interest under any federal, state, local or foreign tax laws. It has withheld and paid all material Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (b) There are no liens for Taxes (other than current Taxes not yet due and payable) on its assets. There is no audit, action, suit, or taxing authority proceeding now in progress, pending or threatened against it or with respect to any Tax of it, and no claim has ever been made by a taxing authority in a jurisdiction where it does not pay Tax or file Tax Returns that it is or may be subject to Taxes assessed by that jurisdiction.

          (c) It has not been a member of any affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. It has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other person or entity with respect to Taxes.

          (d) It is not a party to any agreement, contract, arrangement, or plan that has resulted, or could result by reason of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (e) It has provided the other party with true and complete copies of all Tax Returns filed with respect to it for taxable periods ending after December 31, 1990, and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

     3.9. NO VIOLATIONS. Except as set forth in Section 3.9 of its Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with its charter or by-laws, (b) violate any order, writ, injunction or decree applicable to it, or (c) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon the assets of, or create any rights of termination, cancellation, or acceleration in any person under any agreement, arrangement, or commitment, or violate any provision of laws, rules or regulations or any order, writ, injunction or decree to which it is a party, or by which it or its assets or business may be bound or affected. To the best of its knowledge and belief, no employee or consultant of it is in violation of any term of any employment contract, confidentiality agreement or any other contract or agreement relating to the right of any such employee or consultant to be employed by it because of the nature of the business conducted or to be conducted by it or for any other reason, and the continued employment of such employees or consultants will not result in any violations or adversely affect the performance of any duties of such employees or consultants.

     3.10. LITIGATION. Except as set forth in Section 3.10 of its Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation pending or threatened against or involving it, or which questions or challenges the validity of this Agreement, any action taken or to be taken by it pursuant to this Agreement or in connection with the transactions contemplated hereby; and it does not know or have any reason to know of any valid basis for any such legal administrative, arbitration or other proceeding claim, investigation or action of any nature. It is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     3.11. SAFETY, ZONING AND ENVIRONMENTAL MATTERS.  Except as described in
Section 3.11 of its Disclosure Schedule:

          (a) It is not in material violation of any applicable statute, law, or regulation relating to occupational health or safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against, or received by, it alleging any failure by it to comply with any such statute, law, or regulation, nor, to the best of its knowledge, is there any reasonable basis therefor.

          (b) To the best of its knowledge, none of the real properties leased by it, nor any leasehold improvements thereto, nor any business conducted by it thereon, are or have been in material violation of any applicable land use or zoning requirements, including without limitation any building line or use or occupancy restriction, any public utility or other easement, any limitation, condition, or covenant of record, or any zoning or building law, code, or ordinance.

          (c) To the best of its knowledge:

             (1) Neither it nor any operator of its Real Properties is presently in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule, or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety, or the environment (collectively, "Environmental Laws").

             (2) It has not received any notice or request for information (an "Environmental Notice") from any third party, including without limitation any federal, state, or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. sec. 6903(5), any hazardous substances as defined by 42 U.S.C. sec. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. sec. 9601(33), or any toxic substance, methane gas, oil, or hazardous materials or other chemicals or substances regulated by any Environmental Laws (collectively, "Hazardous Substances") that it has generated, transported, or disposed of has been found at any site at which a federal, state, or local agency or other third party has conducted or has ordered that it conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or
        (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances. To the best of its knowledge, no circumstances exist that could give rise to any Environmental Notice to it or to any complaints, costs, expenses, penalties, losses, or damages of the types described above.

             (3) (i) No portion of any of its Real Properties has been used for the handling, processing, storage, or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on its Real Properties; (ii) in the course of any activities conducted by it and its operators at its Real Properties, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Substances on, upon, into, or from any of its Real Properties; (iv) to the best of its knowledge, there have been no Releases on, upon, from, or into any real property in the vicinity of any of its Real Properties that, through soil or groundwater contamination, may have come to be located on and adversely affect its Real Properties; and (v) any Hazardous Substances that have been generated by it or its operators at its Real Properties have been transported offsite only by licensed carriers having an identification number issued by the EPA, and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the best of its knowledge, have been and are operating in compliance with such permits and applicable Environmental Laws.

             (4) None of its Real Properties is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

     3.12. INTELLECTUAL PROPERTY RIGHTS. Section 3.12 of its Disclosure Schedule contains an accurate and complete list of all patents, patent applications, trademarks, tradenames, service marks, logos, copyrights, and licenses known to be used in or necessary to its business as now being conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas and techniques used in or necessary to its business, the "Intellectual Property"). It owns, or is licensed or believes to otherwise have the full unrestricted right to use, all Intellectual Property used in or necessary to its business, and no other intellectual property rights, privileges, licenses, contracts, or other instruments, or evidences of interests are believed necessary to the conduct of its business as currently conducted, with only such exceptions as have no Material Adverse Effect on its business condition (financial or otherwise), or its prospects.

     In any instance where its rights to Intellectual Property arise under a license or similar agreement, this is indicated in Section 3.12 of its Disclosure Schedule and such rights are licensed exclusively to it, except as indicated in Section 3.12 of its Disclosure Schedule. Except as indicated in
Section 3.12 of its Disclosure Schedule, it has no knowledge of any obligation to compensate any other Person for the use of any Intellectual Property. Section
3.12 of its Disclosure Schedule lists every instance in which it has granted to any other Person any license or other right to use in any manner any of the Intellectual Property, whether or not requiring the payment of royalties (other than commercial licenses of software entered into in the ordinary course of business). No other Person has an interest in or right or license to use any of its Intellectual Property. To the best of its knowledge, none of its Intellectual Property (except patent applications) is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. Except as set forth in Section 3.12 of its Disclosure Schedule, no litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to its Intellectual Property is pending, or to the best of its knowledge, threatened, nor, to the best of its knowledge, is there any basis for any such litigation or proceeding. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging it with infringement of any patent, trademark, copyright, or other proprietary right is pending, or to the best of its knowledge, threatened, nor, to the best of its knowledge, is there any basis for any such litigation or proceeding. It maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Intellectual Property as constitutes trade secrets.

     3.13. CONTRACTS AND COMMITMENTS; NO DEFAULT.  Except as set forth in
Section 3.13 of its Disclosure Schedule:

          (a) it has no (1) employment contracts, (2) consulting agreements, or
     (3) agreements providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of it;

          (b) it has no agreement for the purchase, sale, lease or license by or from it of assets, products, or services requiring total payments by or to it in excess of $100,000 in any instance or entered into other than in the ordinary course of the operation of its business;

          (c) it has not purchased or entered into a barter, currency or interest rate swap, collar, or hedge;

          (d) it has no agreement the performance of which is reasonably likely to result in a loss to it;

          (e) it has no collective bargaining or union contracts or agreements;

          (f) it is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or competing in any line of business with any Person;

          (g) it has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others except as set forth in Section 4.18 herein and in its financial statements;

          (h) it has no outstanding loan to any Person (except as set forth in Section 4.18 herein);

          (i) it has no obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

          (j) it is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (except as set forth in Section
     4.18 herein);

          (k) it is not a party to any agreement, contract, commitment or loan to which any of its officers or directors is a party (other than standard contracts relating to the performance of services or, in the case of directors, agreements regarding indemnification);

          (l) There are no outstanding sales or purchase contracts, commitments or proposals of it; and

          (m) it has not given any irrevocable power of attorney to any person, firm, corporation or other entity for any purpose whatsoever, except the appointment of agents to accept service of process.

     3.14. CONSENTS AND APPROVALS OF GOVERNMENT AUTHORITIES. Except as set forth in Section 3.14 of its Disclosure Schedule and the filing and recordation of appropriate merger documents as required by the laws of the States of Texas and Delaware and the filing of the Registration Statement (as hereinafter defined) with the SEC and the SEC's declaration of the effectiveness thereof, and the filing of the Blue Sky Filings and the action of the relevant governmental authorities in connection therewith, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated thereby.

     3.15. COMPLIANCE WITH LAW. It has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, and similar commands applicable to it and its business, (b) all unwaived terms and provisions of all contracts, agreements, and indentures to which it is a party, or to which it or any of its properties are subject, and (c) its charter documents and by-laws, each as amended to date, except, in the cases of clauses
(a) and (b), for any noncompliances that singly or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect. It has not committed, been charged with, or, to its knowledge, been under investigation with respect to, nor does there exist, any violation by it of any provision of any federal, state, or local law or administrative regulation, except for any violations that singly or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect. It has and maintains, and Section
3.15 of its Disclosure Schedule sets forth, a complete and correct list of, all such licenses, permits, and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of its business or in connection with the ownership or use of its properties (including without limitation such licenses, permits, and authorizations relating to the environment or to the protection of public health or safety from pollution or environmental contamination of any kind that are required in connection with the conduct of its business), except for any licenses, permits, and authorizations that, if not obtained, both singly and in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect, and all of which (except as expressly designated on Section 3.15 of its Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have previously been delivered to the other party hereto.

     3.16 TITLE TO PROPERTY; LEASES, ETC. Except as described in Section 3.16 of its Disclosure Schedule, it has good and marketable title to all of its properties and assets, including without limitation, all of its Intellectual Property and all of those properties and assets reflected in its Interim Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet), all free and clear of all liens, pledges, charges, security interests, mortgages, leases, encumbrances, or title retention agreements of any kind or nature. It does not own or have an option or other right to acquire any real property. It has not received any notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority. It does not have any knowledge of any public improvement that may result in special assessments against or otherwise affecting any of the real property leased by it. Section 3.16 of its Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which it is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $15,000 and total remaining rental payments of less than $30,000, have been delivered to the other party hereto. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by it or, to the best of its knowledge, the other party thereto. Its leasehold interests are subject to no lien or other claim, charge, or encumbrance, and it is in quiet possession of the properties covered by such leases. No provision of any real property lease or sublease to which it is a party restricts its ability to remove at the end of the applicable lease term any machinery and equipment and any leasehold improvements. It has established an adequate reserve, which is reflected in its Interim Balance Sheet, for the anticipated costs of any property renovation and repairs to its leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

     3.17. INDEBTEDNESS. Except as described in Section 3.17 of its Disclosure Schedule, it does not have any Indebtedness outstanding at the date hereof. It is not in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by it or the operation of its business. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of it have been furnished to the other party hereto. As used herein "Indebtedness" means (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which it is liable as lessee, (f) any liability in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e), or (f) above that is directly or indirectly guaranteed by it or that it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     3.18. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in its Interim Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet or incurred in connection with the transactions contemplated by this Agreement and described in
Section 3.18 of its Disclosure Schedule or as otherwise described in its Disclosure Schedule, it does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due.

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

     3.19. INSURANCE. Section 3.19 of its Disclosure Schedule lists the policies of theft, fire, liability (including products liability), worker's compensation, life, property and casualty, directors' and officers', and other insurance owned or held by it. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance in all material respects by it with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Section 3.19 of its Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the Merger or the other transactions contemplated hereby.

     3.20. BROKERS. Except for its arrangements with its Financial Adviser, no finder, broker, agent, or other intermediary has acted for or on behalf of it or, to its knowledge, its stockholders, in connection with the negotiation or consummation of the transactions contemplated hereby.

     3.21. DIVIDENDS. There are no dividends declared or unpaid on any of its capital stock as of the date hereof.

     3.22. COMPLAINTS. It has received no material complaints from any of its stockholders which have not been resolved without penalty to or sanction of it and, to the best of its knowledge and belief, there is no such complaint pending or threatened and no basis therefor.

     3.23. AGREEMENTS TO VOTE IN FAVOR OF THE MERGER. In the case of ACCESS only, binding written agreements to vote in favor of approving this Agreement and the Merger from stockholders of ACCESS holding at least 66 2/3% of the outstanding shares of ACCESS Stock have been delivered to CHEMEX.

     3.24. FULL DISCLOSURE. To the best of its knowledge and belief, (i) it has provided the other party hereto with full and complete disclosure and access concerning all material aspects of and information with respect to it, (ii) all written information which has been communicated by it to the other party hereto with respect to the assets, liabilities, business, operations, financial condition and business prospects of it is true, correct and complete, (iii) there exist no facts other than those set forth herein, including its Disclosure Schedule and other documents referred to herein, or which have not otherwise been disclosed to the other party hereto in writing, which would make any material facts set forth herein or otherwise disclosed to the other party hereto misleading, incomplete or incorrect, and (iv) there are no other representations or warranties which have not been made in writing and which are required in order to inform the other party hereto materially concerning the business, operations, financial condition and business prospects of it.

                                   ARTICLE 4

                CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     Each of ACCESS and CHEMEX hereby covenants and agrees as follows, from and after the date of this Agreement and until the Effective Time, except as otherwise specifically agreed to in writing by the other party:

     4.1. FULL ACCESS. It shall provide the other party and its authorized representatives full access during normal business hours to all of its properties, books, records, contracts, and documents, including without limitation the opportunity to ask questions of its officers, employees, accountants and counsel, and furnish to the other party and its authorized representatives all information with respect to its business and financial affairs that the other party may reasonably request.

     4.2. CARRY ON IN REGULAR COURSE. It shall maintain its owned and leased properties in good operating condition and repair, reasonable wear and tear excepted. It shall carry on its business in the usual and ordinary course and not make or institute any unusual method of purchase, sale, lease, management, accounting or operation. It shall preserve all of its accounting and business records, corporate records and Intellectual Property for the benefit of the Surviving Corporation.

     4.3. NO GENERAL INCREASE. It shall not grant any increases in the rates of pay to its employees, consultants or officers nor by means of any bonus, insurance, pension or stock option or other benefit plan or other contract or commitment increase in any amount the benefits or compensation of any such person.

     4.4. SEVERANCE. It shall not obligate itself to pay severance compensation to any officer or employee.

     4.5. CONTRACTS AND COMMITMENTS. It shall not enter into any contract or commitment or engage in any transaction (a) which is not in the usual and ordinary course of its business, or (b) which involves the acquisition or disposition of a material asset or any material technology license.

     4.6. SALES OF CAPITAL ASSETS. It shall not sell, lease or dispose of any capital assets.

     4.7. CAPITAL EXPENDITURES. It shall not make any material capital expenditures or capital additions or enter into any leases of capital equipment.

     4.8. BORROWING AND LIENS. It shall not create or incur any indebtedness for borrowed money, mortgage, lien, charge or encumbrance of any kind except as provided for in Section 4.18 hereof or guarantee or otherwise incur any liability with respect to the obligations of any Person.

     4.9. DIVIDENDS AND DISTRIBUTIONS. It shall not (a) declare or pay any dividends (whether in cash, shares of stock, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, (b) sell, issue, purchase, redeem, or acquire for value any shares of its capital stock, or any securities convertible into or exchangeable for, or options, warrants, or other rights to acquire, shares of its capital stock, other than the issuance of shares upon the exercise, conversion, or exchange in accordance with their respective terms of such convertible securities, options, warrants, and rights as are outstanding as of the date hereof, or (c) agree to do any of the foregoing.

     4.10. NO DEFAULT. It shall not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any material contract, commitment or obligation which would materially and adversely affect its business or financial condition.

     4.11. PRESS RELEASE. It shall provide the other party and its authorized representatives with copies of (i) in the case of CHEMEX only, the SEC filings required to be filed by CHEMEX at least twenty-four hours prior to sending such filings to the SEC, and (ii) all press releases or reports to stockholders in advance of the issuance or distribution of such press releases or reports, provided that no press release or report concerning the Merger or related matters shall be issued or distributed by it without the prior consent of the other party, such consent not to be unreasonably withheld.

     4.12. NO INVESTMENTS. It will not establish any new Subsidiary or make or commit to make any investment in any Subsidiary or other Person.

     4.13. PRESERVATION OF ORGANIZATION. It shall use its best efforts to preserve its business organization intact, to keep available to the Surviving Corporation its present key officers and employees, and to preserve for the Surviving Corporation its present relationships with suppliers and customers and others having business relations with it. Except as contemplated by this Agreement, it shall not amend its certificate of incorporation or other charter documents or by-laws. It shall not (i) merge or consolidate with any other Person, (ii) acquire any stock of any Person, (iii) acquire any capital asset with a market value in excess of $20,000, or capital assets of market value aggregating in excess of $50,000, or (iv) acquire any asset other than in the ordinary course of business, whether by purchase, lease, license, or otherwise.

     4.14. COMPLIANCE WITH LAWS. It shall duly comply in all material respects with all applicable laws, regulations, and orders.

     4.15. ADVICE OF CHANGE. It shall promptly advise the other party in writing of any development or change in circumstances (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, or (iii) have a Material Adverse Effect with respect to it.

     4.16. CONSENTS OF THIRD PARTIES. It shall employ its best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the other party and its counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of its contracts, commitments, or obligations under which such transactions would constitute a default, or would accelerate, modify, or vest any rights or obligations of it or any other party thereto, or would permit cancellation or termination by any other party of any such contract, commitment, or obligation.

     4.17. TRANSACTIONS WITH AFFILIATES. It shall not enter into any transaction with any Affiliate other than (a) transactions involving only the elimination of rights, claims, or other benefits of such Affiliate, with no adverse consequence to it, and (b) the payment of compensation and reimbursement of expenses in accordance with existing employment arrangements and usual past practices.

     4.18. LOANS FROM CHEMEX TO ACCESS. CHEMEX shall, at the request of ACCESS at any time on or prior to the Drop Dead Date, make interest-bearing loans to ACCESS in an aggregate principal amount not to exceed $250,000 upon the terms and conditions set forth in, and as shall be evidenced by, a Convertible Promissory Note substantially in the form of Exhibit E attached hereto.

                                   ARTICLE 5

                        REGISTRATION AND PROXY STATEMENT

     As promptly as practicable CHEMEX shall prepare and file with the SEC, and utilize its best efforts to cause to become effective, a registration statement and proxy statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the registration of the CHEMEX stock to be issued to the ACCESS stockholders and the meeting of the stockholders of CHEMEX to be held to consider the Board of Directors recommendation to approve the Merger. ACCESS and CHEMEX shall furnish to one another all information required for the Registration Statement and each shall indemnify the other and their respective officers, directors and agents with respect to any cost or liability incurred as a result of any untrue statement of a material fact or omission to state a material fact in such information which is required to be included therein or necessary to make such information not misleading. CHEMEX represents and warrants that the Registration Statement shall comply in all material respects with the requirements of the Securities Act and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of circumstances under which they were made, not misleading, except with respect to information furnished by ACCESS. CHEMEX shall file the Blue Sky Filings with regard to the shares of CHEMEX Stock to be issued to ACCESS stockholders, under the "blue sky" laws of each state and other jurisdiction in which such stockholders reside.

                                   ARTICLE 6

                   CONDITIONS PRECEDENT TO CHEMEX OBLIGATIONS

     Each and every obligation of CHEMEX to be performed under this Agreement shall be subject to the satisfaction of the following conditions prior to or at the Closing hereunder:

     6.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties made by ACCESS shall be true on and as of Closing hereunder as if made on that date, and ACCESS shall have delivered to CHEMEX a certificate of its President so stating.

     6.2. RESOLUTIONS. ACCESS shall have delivered to CHEMEX a certified copy of the resolutions of its Board of Directors authorizing or ratifying the execution and performance of this Agreement and approving the Merger.

     6.3. SHAREHOLDER APPROVAL. The stockholders of ACCESS shall have approved the Merger as required by the Texas Business Corporation Act, ACCESS's certificate of incorporation, by-laws, and any other instruments or agreements to which it is a party or is subject and bearing on such matters.

     6.4. COMPLIANCE WITH AGREEMENT. ACCESS shall have performed and complied with all of the obligations under this Agreement which are to be performed or complied with by it prior to or at Closing and shall have delivered to CHEMEX a certificate of its President so stating.

     6.5. OPINION OF COUNSEL FOR ACCESS. CHEMEX shall have received at Closing an opinion of Ralph L. Poucher Esq., counsel for ACCESS, dated the Closing Date, in form and substance reasonably satisfactory to CHEMEX and substantially in the form of Exhibit C-1 attached hereto.

     6.6. NO LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.7. CERTIFICATE OF GOOD STANDING. ACCESS shall have delivered to CHEMEX a certificate dated not more than ten days prior to the Closing date issued by the Secretary of State of the State of Texas evidencing the good standing of ACCESS in such jurisdiction.

     6.8. GOVERNMENTAL CONSENTS, ETC. All necessary consents, approvals, and orders shall have been obtained from such regulators and other governmental entities as are necessary in order to permit the Merger to take place as contemplated and the business of the Surviving Corporation to be continued substantially as currently conducted.

     6.9. REGISTRATION STATEMENT. The Registration Statement shall have been filed with and declared effective by the SEC and as of the Closing Date shall remain effective and shall not be subject to any stop order.

     6.10. BLUE SKY FILINGS. As of the Closing Date, all of the Blue Sky Filings shall have been made and shall be in effect and not subject to any suspension, revocation, or stop order, and all such consents and approvals shall have been obtained and shall be effective and not subject to any suspension, revocation, or stop order, as may be required in order for the issuance of CHEMEX Common Stock in the Merger to be in full compliance with all applicable state securities laws and regulations and such issuance shall be legally permitted by all such laws and regulations.

     6.11. DISSENTING SHARES. Holders of at least 90% of the issued and outstanding shares of ACCESS Stock shall have voted in favor of or consented to the Merger or shall have otherwise waived or failed to perfect any appraisal rights to which they may otherwise be entitled under the Texas Business Corporation Act, and the President and Secretary of ACCESS shall have delivered to CHEMEX a certificate dated as of the Closing Date to the foregoing effect.

     6.12. DELIVERY OF CERTIFICATES OF MERGER. ACCESS shall have duly executed and delivered the Delaware Certificate of Merger and the Texas Articles of Merger.

     6.13. NO MATERIAL CHANGE. Since the date of this Agreement there shall not have been any material damage to or loss or destruction of any of the properties or assets owned or leased by ACCESS (whether or not covered by insurance) or any Material Adverse Effect with respect to ACCESS, or the imposition of any laws, rules, or regulations that could reasonably be expected to have a Material Adverse Effect with respect to ACCESS.

     6.14. FAIRNESS OPINION. On or before the date the Registration Statement is declared effective by the SEC, CHEMEX shall have received a written opinion from its Financial Adviser substantially to the effect that the terms of the Merger are fair to its stockholders, from a financial point of view; and on or as of the Closing Date, it shall have received from its Financial Adviser written confirmation of such opinion dated as of the Closing Date.

     6.15. NO PAYMENTS OR SEVERANCE BENEFITS TO EMPLOYEES. The transactions contemplated hereby shall not have triggered, and shall have no remaining potential to trigger, any contractual obligation on the part of the other party to make any compensation or other payments to its officers or employees; and the other party shall have no contractual obligation to provide any severance benefits to any of its employees in connection with any termination of their employment.

     6.16. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all certificates and documents delivered to it by or on behalf of the other party pursuant to this Agreement shall be reasonably satisfactory to it and its counsel.

     6.17. INCOME TAX MATTERS. CHEMEX shall have received the opinion of its tax counsel, Bingham, Dana & Gould, dated the Closing Date, in form reasonably satisfactory to it and substantially in the form of Exhibit C-3 attached hereto.

     6.18. TAX MATTERS CERTIFICATE. CHEMEX shall have received from ACCESS an executed original of a certificate substantially in the form attached as an exhibit to the tax matters opinion of its tax counsel referred to in Section
6.17 hereof.

     6.19. STOCKHOLDERS AGREEMENT. Dr. David F. Ranney, the principal shareholder of ACCESS, shall have executed and delivered to CHEMEX a Stockholders Agreement substantially in the form of Exhibit D attached hereto.

     6.20. FINANCIAL STATEMENTS. ACCESS shall have delivered to CHEMEX copies of its audited balance sheet as of December 31, 1994 and the related statements of income, changes in stockholders' equity and cash flows for the year ended on such date, accompanied by an audit report thereon of Smith, Anglin & Co., which balance sheet and financial statements shall be reasonably satisfactory to CHEMEX.

                                   ARTICLE 7

                   CONDITIONS PRECEDENT TO ACCESS OBLIGATIONS

     Each and every obligation of ACCESS to be performed under this Agreement shall be subject to the satisfaction of the following conditions prior to or at the Closing hereunder:

     7.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties made by CHEMEX shall be true on and as of Closing hereunder as if made on that date, and CHEMEX shall have delivered to ACCESS a certificate of its President or a Vice-President so stating.

     7.2 AUTHORIZED STOCK. CHEMEX shall have taken all necessary actions and completed all appropriate filings, including without limitation the filing of the Charter Amendment with the Secretary of State of the State of Delaware, to increase its authorized common stock to 40,000,000 shares and it authorized preferred stock to 10,000,000 shares.

     7.3. RESOLUTIONS. CHEMEX shall have delivered to ACCESS a certified copy of the resolutions of its Board of Directors authorizing or ratifying the execution and performance of this Agreement and approving the Merger.

     7.4. SHAREHOLDER APPROVAL. The stockholders of CHEMEX shall have approved the Merger as required by the Delaware General Corporation Law, CHEMEX's certificate of incorporation, By-laws, and any other instruments or agreements to which it is a party or is subject and bearing on such matters.

     7.5. COMPLIANCE WITH AGREEMENT. CHEMEX shall have performed and complied with all of the obligations under this Agreement which are to be performed or complied with by it prior to or at Closing and shall have delivered to ACCESS a certificate of its President or a Vice-President so stating.

     7.6. OPINION OF COUNSEL FOR CHEMEX. ACCESS shall have received at Closing an opinion of Bingham, Dana & Gould, counsel for CHEMEX, dated the Closing Date, in form and substance reasonably satisfactory to ACCESS and substantially in the form of Exhibit C-2 attached hereto.

     7.7. NO LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.8. CERTIFICATE OF GOOD STANDING. CHEMEX shall have delivered to ACCESS a certificate dated not more than ten days prior to the Closing Date issued by the Secretary of State of the State of Delaware evidencing the good standing of CHEMEX in such jurisdiction.

     7.9. GOVERNMENTAL CONSENTS, ETC. All necessary consents, approvals, and orders shall have been obtained from such regulators and other governmental entities as are necessary in order to permit the Merger to take place as contemplated and the business of the Surviving Corporation to be continued substantially as currently conducted.

     7.10. REGISTRATION STATEMENT. The Registration Statement shall have been filed with and declared effective by the SEC and, as of the Closing Date, shall remain effective and shall not be subject to any stop order.

     7.11. BLUE SKY FILINGS. As of the Closing Date, all of the Blue Sky Filings shall have been made and shall be in effect and not subject to any suspension, revocation, or stop order, and all such consents and approvals shall have been obtained and shall be effective and not subject to any suspension, revocation, or stop order, as may be required in order for the issuance of CHEMEX Common Stock in the Merger to be in full compliance with all applicable state securities laws and regulations and such issuance shall be legally permitted by all such laws and regulations.

     7.12. DELIVERY OF CERTIFICATES OF MERGER. CHEMEX shall have duly executed and delivered the Delaware Certificate of Merger and the Texas Articles of Merger.

     7.13. NO MATERIAL CHANGE. Since the date of this Agreement there shall not have been any material damage to or loss or destruction of any of the properties or assets owned or leased by CHEMEX (whether or not covered by insurance) or any Material Adverse Effect with respect to CHEMEX, or the imposition of any laws, rules, or regulations that could reasonably be expected to have a Material Adverse Effect with respect to CHEMEX.

     7.14. NO PAYMENTS OR SEVERANCE BENEFITS TO EMPLOYEES. The transactions contemplated hereby shall not have triggered, and shall have no remaining potential to trigger, any contractual obligation on the part of CHEMEX to make any compensation or other payments to its officers or employees; and CHEMEX shall have no contractual obligation to provide any severance benefits to any of its employees in connection with any termination of their employment.

     7.15. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all certificates and documents delivered to it by or on behalf of the other party pursuant to this Agreement shall be reasonably satisfactory to it and its counsel.

     7.16. OPINION OF TAX COUNSEL. ACCESS shall have received an opinion of its tax counsel, Robert McGuinness, Esq., dated the Closing Date, in form reasonably satisfactory to it and substantially in the form attached as Exhibit C-4 hereto.

     7.17. TAX MATTERS CERTIFICATE. ACCESS shall have received from CHEMEX an executed original of a certificate substantially in the form attached as an exhibit to the tax matters opinion of its tax counsel referred to in Section
7.16 hereof.

     7.18. DISSENTING SHARES. Holders of at least 90% of the issued and outstanding shares of ACCESS Stock shall have voted in favor of or consented to the Merger or shall have otherwise waived or failed to perfect any appraisal rights to which they may otherwise be entitled under Texas Business Corporation Act.

     7.19. TOTAL CASH ASSETS OF CHEMEX. At the Effective Time CHEMEX shall have cash and cash equivalents of at least One Million Six Hundred Thousand Dollars ($1,600,000) minus (i) any and all prepaid premium payments made in the ordinary course of business for continuing insurance coverage, and (ii) the then outstanding principal amounts of any loans from CHEMEX to ACCESS.

                                   ARTICLE 8

                       COVENANTS OF SURVIVING CORPORATION

     8.1. BOARD OF DIRECTORS. The directors of the Surviving Corporation on the Closing shall be as set forth on the Delaware Certificate of Merger as filed with the Secretary of State of Delaware who shall be Herbert H. McDade, Jr., two additional members to be appointed by CHEMEX, Dr. David F. Ranney, Kerry P. Gray, and one additional member appointed by ACCESS and one member to be jointly appointed by ACCESS and CHEMEX for a total of seven members. Each of such directors shall hold office after the Closing until his or her successor is duly elected or appointed and qualified in the manner provided in the Certificate and Bylaws of the Surviving Corporation, or as otherwise provided by law. All directors of the Surviving Corporation shall be entitled to indemnification agreements with the Surviving Corporation in a form substantially the same as the indemnification agreements between CHEMEX and its directors in effect at the Effective Time. The Chairman of the Board of the Surviving Corporation on the Closing shall be Herbert H. McDade, Jr. The current directors of CHEMEX shall take all such actions as may be necessary to effect the provisions of this
Section 8.1.

     8.2. OFFICERS. The officers of the Surviving Corporation on the Closing shall be as follows:

            Kerry P. Gray                                 President and CEO.
            Dr. David F. Ranney                           Executive Vice President
            Herbert H. McDade, Jr.                        Secretary
            Stephen B. Thompson                           Assistant Secretary
            Justin P. Morreale                            Assistant Secretary

     Such officers shall hold office after the Closing for the terms to which they were elected, subject to the provisions set forth in the Bylaws of the Surviving Corporation. The directors of CHEMEX shall take all such actions as may be necessary to effect the provisions of this Section 8.2.

     8.3. ISSUANCE OF WARRANTS. Upon the achievement of the provisions outlined below the Surviving Corporation will issue up to 750,000 warrants, each exercisable for the purchase of one share of CHEMEX Common Stock with a 5 year expiration from the date of issue at an exercise price of $0.75 per share. Warrants issuable under this provision will be issued on a pro rata basis to stockholders of record of ACCESS Stock at the Effective Time. The provisions for the issuance of such warrants are as follows:

          a) 350,000 warrants will be issuable upon the Surviving Corporation signing a binding MRI contrast agent development agreement which provides for guaranteed minimum payments of $3,000,000 during the initial 2 year period of the Agreement; or

          b) 400,000 warrants will be issuable upon the Surviving Corporation signing a binding small molecule oncology development agreement which provides for guaranteed minimum payments of $4,000,000 during the initial 2 year period of the Agreement.

          c) To qualify for the issuance of warrants under this Section 8.3 either of such development agreements must be signed within 12 months of the Closing.

                                   ARTICLE 9

                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations, warranties, obligations, agreements, and promises of the parties contained in this Agreement and in any schedule, certificate, or letter delivered pursuant to this Agreement, other than those that by their terms apply to the Surviving Corporation after the Effective Time of the Merger, shall terminate as of, and shall not survive, the Effective Time of the Merger.

                                   ARTICLE 10

                        TAX CONSEQUENCES TO THE PARTIES

     The parties understand and agree that neither of them is making any representation or warranty as to the tax consequences of this Agreement, the Merger, or the events and actions contemplated hereby. Nonetheless, the parties intend the transactions contemplated hereby to constitute a tax-free reorganization under sec. 368(a) of the Code, and agree to report these transactions as such on their respective tax returns.

                                   ARTICLE 11

                                 BREAK UP FEES

     11.1. ACCESS FEE. In consideration for the efforts to be made by ACCESS for the accomplishment of the Merger and to induce it to carry out this Agreement, if on or before the Drop Dead Date there is announced the acquisition or merger of CHEMEX by or with any other entity or the execution and delivery by CHEMEX, without the consent of ACCESS, of any legally binding agreement relating to such a merger or acquisition, there shall be paid to ACCESS in immediately negotiable good federal funds within 30 days of the announcement of such other transaction a fee of $600,000. Such fee shall not be payable in the event of any uncured breach by ACCESS of its obligations under this Agreement.

     11.2. CHEMEX FEE. In consideration for the efforts to be made by CHEMEX for the accomplishment of the Merger and to induce it to carry out this Agreement, if on or before the Drop Dead Date there is announced the acquisition or merger of ACCESS by or with any other entity or the entering into, without the prior written consent of CHEMEX of any other arrangement for the financing of the technology development of ACCESS or the execution and delivery by ACCESS, without the consent of CHEMEX of any legally binding agreement relating to such a merger or acquisition or for the financing of the technology development of ACCESS there shall be paid to CHEMEX in immediately negotiable good federal funds upon the consummation of such other transaction a fee of $600,000. Such fee shall not be payable in the event of any uncured breach by CHEMEX of its obligations under this Agreement.

                                   ARTICLE 12

                                    EXPENSES

     Except as specifically provided in this Agreement, each of the parties hereto shall bear all of its expenses incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby. All amounts, if any, payable to the Financial Adviser of either party in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of such party if the Merger is not consummated; but all such amounts, if any, shall be the responsibility of the Surviving Corporation if the Merger is consummated.

                                   ARTICLE 13

                                CONFIDENTIALITY

     Any and all non-public information disclosed by or on behalf of either party to the other party or its representatives in connection with the negotiations and/or due diligence investigations leading to the execution of this Agreement, or in furtherance hereof, shall remain subject to the terms of the Confidentiality Agreements by and between the parties dated as of July 11, 1995 (the "Confidentiality Agreement").

                                   ARTICLE 14

                          TERMINATION AND ABANDONMENT

     14.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of either party:

          a) by mutual consent of the Board of Directors of ACCESS and the Board of Directors of CHEMEX.

          b) by either party upon written notice to the other, if all of the conditions precedent to the Closing set forth in Articles 6 and 7 of this Agreement have not been satisfied or waived on or before the Drop Dead Date.

          c) By ACCESS if there has been a material breach of any covenant or agreement on the part of CHEMEX set forth in this Agreement which remains uncured for a period of 30 calendar days; and by CHEMEX, if there has been a material breach of any covenant or agreement on the part of ACCESS set forth in this Agreement which remains uncured for a period of 30 calendar days.

          d) By either party if (i) any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall at any time be in effect for a period of more than ten consecutive business days, or shall be in effect as of the Drop Dead Date, or (ii) any petition or request for any such injunction or other order shall be pending on or after the Drop Dead Date.

     14.2. PROCEDURE AND EFFECT OF TERMINATION.  Except for the provisions of
Article 11 ("Break Up Fees") herein, if the Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement unless such termination is the result of a material breach of this Agreement by a party to this Agreement, including without limitation any material inaccuracy of any representation or warranty contained herein. The Confidentiality Agreement and the provisions of Article 12 ("Expenses") and Section 15.10 ("Public Statements or Releases") hereof shall survive any termination of this Agreement.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1. ASSIGNMENTS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

     15.2. NOTICES. All notices, requests and demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, courier, facsimile or certified or registered mail with postage prepaid:

         I) If to ACCESS, to:
            Kerry P. Gray
            President and CEO
            2600 N. Stemmons Frwy.
            Suite 210
            Dallas, TX 75207
            FAX: 214/905-5101
            with a copy to:
            Ralph Poucher, Esq.
            7600 E. Orchard Road
            Suite 230 South
            Englewood, CO 80111

        II) If to CHEMEX, to:
            Herbert H. McDade, Jr.
            Fort Lee Executive Park One
            One Executive Drive
            Fort Lee, NJ 07024
            FAX: 201/944-9474

            with a copy to:
            Justin P. Morreale, Esq.
            Bingham, Dana & Gould
            150 Federal Street
            Boston, MA 02110

or to such other person or address as either party may furnish to the other party in writing.

     15.3. GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and interpreted and construed in accordance with laws of the State of Delaware (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).

     15.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.5. HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.6. ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedules and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     15.7. REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by an investigation made by the other party hereto.

     15.8. WAIVER OF COMPLIANCE. Any failure of ACCESS, on the one hand, or CHEMEX, on the other, to comply with any obligation, agreement or condition herein may be expressly waived in writing by ACCESS or CHEMEX, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     15.9. PUBLIC STATEMENTS OR RELEASES.  Neither party to this Agreement shall
(a) make, issue, or release any announcement, whether to the public generally, or to employees, suppliers, or customers, with respect to this Agreement or the transactions provided for herein, or (b) prior to the filing of the Registration Statement, make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other party, provided, that nothing contained in this
Section 15.10 shall prevent either party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations, but to the extent not inconsistent with such legal and contractual obligations, each party shall provide the other party with an opportunity to review and comment on any proposed public announcement before it is made.

                                   ARTICLE 16

                              CERTAIN DEFINITIONS

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Affiliated Group" means, with respect to any Person, any affiliated group (as defined in Section 1504 of the Code) of which such Person or any Subsidiary of such person is or ever has been a member (or any analogous combined, consolidated, aggregate, or unitary group defined under state, local, or foreign income Tax law).

     "Affiliated Tax" means, with respect to any Person, any Tax of any Affiliated Group for which it or any Subsidiary of it is or may be liable, whether jointly or severally or otherwise.

     "Blue Sky Filings" means all filings with the appropriate state securities administrators of the Registration Statement and/or such other documents as may be required under applicable blue sky laws to register or qualify the CHEMEX Common Stock to be offered and sold to ACCESS stockholders pursuant to the Merger in such states as are necessary to consummate the Merger.

     "Drop Dead Date" means February 28, 1996.

     "Financial Adviser," means, with regard to CHEMEX, Advisory Capital
Partners.

     "GAAP" means generally accepted accounting principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (b) applied on a basis consistent with prior periods, and (c) such that, insofar as the use of accounting principles is pertinent, a certified public accountant would be in a position to deliver an unmodified opinion as to financial statements in which such principles have been properly applied.

     "Material Adverse Effect" means, with respect to either party, a material adverse effect on the condition (financial or otherwise), operations, business, assets, or its prospects, or on its ability to consummate the transactions contemplated hereby.

     "Minimum Cash Assets" means $2,000,000 in cash and cash equivalents minus
(i) the transaction costs associated with this Agreement and the transactions contemplated herein including but not limited to the Merger, the preparation and filing of the Registration Statement and the Blue Sky Filings, which amount shall not exceed $100,000, (ii) any and all prepaid premium payments made in the ordinary course of business for continuing insurance coverage, and (iii) the outstanding principal amounts of any loans from CHEMEX to ACCESS.

     "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof, or a governmental agency.

     "Release" has the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec.sec. 9601 et seq.

     "SEC" means the United States Securities and Exchange Commission or other federal agency administering the Securities Act as of the relevant time of reference.

     "Subsidiary" means, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

     "Total Cash Assets" means the total amount of cash and cash equivalents of CHEMEX.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed by their authorized representatives as of the day and year first above written.

ATTEST                                        Chemex Pharmaceuticals, Inc.

                                              by: /s/  HERBERT H. MCDADE, JR.
------------------------------------             ---------------------------------
                                                 Herbert H. McDade, Jr., President
[seal]
ATTEST                                        ACCESS Pharmaceuticals, Inc.

                                              by: /s/  KERRY P. GRAY
------------------------------------             ---------------------------------
                                                 Kerry P. Gray, President
[seal]

                                                                       EXHIBIT B

                        ADVISORY CAPITAL PARTNERS, INC.
                         176 Federal Street, 5th Floor
                          Boston, Massachusetts 02110
                    Tel: (617) 261-7682 Fax: (617) 261-1529

                                                                 October 3, 1995

Board of Directors
Chemex Pharmaceuticals, Inc.
One Executive Drive
Fort Lee, New Jersey 07024

Gentlemen:

     As described in the Merger Agreement and Plan of Reorganization dated October 3, 1995 (the "Merger Agreement") by and between Chemex Pharmaceuticals, Inc. ("Chemex") and Access Pharmaceuticals, Inc. ("Access"), Chemex and Access have proposed to merge Access with and into Chemex by converting each share of Access common stock into 3.7744 shares of Chemex common stock (the "Proposed Transaction"). The number of Chemex shares that will be issued to Access common stockholders will be 13,750,000, subject to adjustment in certain circumstances. The terms and conditions of the Proposed Transactions are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock of Chemex (the "Stockholders") of the Proposed Transaction.

     In connection with our opinion, we have, among other things, reviewed the Merger Agreement, certain financial and other information of Chemex and Access, including certain filings with the Securities and Exchange Commission, internal analyses, reports, forecasts and other information. We have held discussions with senior management of Chemex and Access concerning current operations, financial condition and prospects of each of Chemex and Access and the companies on a combined basis. We have visited Chemex's facility in Fort Lee, New Jersey, and Access' facility in Dallas, Texas. In addition, we have conducted such other studies, analyses, inquiries and investigations, and reviewed such other factors as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all information received by us for purposes of this opinion. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available information and judgments of the future financial performance of Chemex and Access. We have not made any independent valuation or appraisal of the assets or liabilities of Chemex. We have assumed that the Proposed Transactions will be treated as a tax free reorganization.

     Our opinion is necessarily based upon financial, economic, market and other conditions as they exist on, and information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Furthermore, we express no opinion as to the price or trading range at which the Chemex stock will trade subsequent to the date of our opinion. Payment of Advisory Capital Partners' fee is not contingent upon the conclusion reported.

     Based upon the foregoing, it is our opinion as investment bankers that the Proposed Transaction is fair, from a financial point of view, to the Stockholders of Chemex.

Board of Directors
Chemex Pharmaceuticals, Inc.
October 3, 1995
Page 2


     This letter is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction, and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Proposed Transactions.


                                          Sincerely yours,

                                          ADVISORY CAPITAL PARTNERS, INC.

                                          By: /s/ Frank W. Haydu III

                                            ------------------------------------
                                            Frank W. Haydu III
                                            Managing Director

                                                                       EXHIBIT C

            CERTAIN PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT

5.11 Rights of Dissenting Shareholders in the Event of Certain Corporate
Actions.

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

5.12 Procedure for Dissent by Shareholders as to Said Corporate Actions.

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
        (20) day period shall be bound by the action.

          (2) Within twenty (20) days after the receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon the receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days, after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exception to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

5.13 Provisions Affecting Remedies of Dissenting Shareholders.

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Article 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                       EXHIBIT D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

             (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec.251 of this title.

             (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights to the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the date of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compounded, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT E

                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          CHEMEX PHARMACEUTICALS, INC.

     CHEMEX PHARMACEUTICALS, INC., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

     FIRST: That by written consent of all of the directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring such proposed amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That it is advisable that Article V, Sections A and B of the Company's Certificate of Incorporation be amended to read in their entirety as follows; and that such Article V, Sections A and B of the Company's Certificate of Incorporation be amended to read in their entirety as follows:

          A. The aggregate number of shares of common stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares with a par value of four cents ($0.04) per share.

          B. The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares with a par value of one cent ($0.01) per share in one or more series. Each series of preferred stock shall be designated by the board of directors so as to distinguish the shares thereof and the shares of all other series and classes. The board of directors may, by resolution, from time to time divide shares of the preferred stock into series and fix and determine the number of shares and the relative rights and preferences of any series so established, which relative rights and preferences may be greater or lesser than those granted to the common stock as provided herein. Notwithstanding the foregoing, all shares of preferred stock shall be identical, except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely, the rate of dividends (including the date from which dividends shall be cumulative), the price at, and the terms and conditions on which, shares may be redeemed, the amounts payable on shares in the event of voluntary or involuntary liquidation or dissolution, sinking fund provisions for the redemption or purchase of shares in the event shares of any series or issue with sinking fund provisions, and the terms and conditions on which shares of any series may be converted in the event shares of any series are issued a privilege of conversion. Each share of any series of preferred stock shall be identical with all the shares of such series. The consideration for the issuance of shares may be paid in whole or in part in money and other property, tangible or intangible, or in labor or in services actually performed for the Corporation. When payment of the consideration for which shares are to be issued has been received or, when payment of the capital consideration has been received and the Corporation has received a binding obligation from the purchaser to pay the balance of the purchase price; such shares shall be deemed to be fully paid and not liable for any further call or assessment thereon.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware voted in favor of the amendment.

     THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     FIFTH: That the effective date of this amendment shall be             ,
199 .

     IN WITNESS WHEREOF, Chemex Pharmaceuticals, Inc. has caused this Certificate to be executed by Herbert H. McDade, Jr., its Chief Executive
Officer, this      day of           , 1996.

                                          By:

                                            ------------------------------------
                                                   Herbert H. McDade, Jr.
                                                  Chief Executive Officer

ATTEST:

        ------------------------------
              Justin P. Morreale
             Assistant Secretary

                             CERTIFICATE OF MERGER
                                       OF
                          ACCESS PHARMACEUTICALS, INC.
                                 WITH AND INTO
                          CHEMEX PHARMACEUTICALS, INC.

     The undersigned hereby certify as follows:

     (1) That the respective names and states of incorporation of each of the constituent corporations to the merger hereby effected (the "Merger") are Chemex Pharmaceuticals, Inc., a Delaware corporation, and ACCESS Pharmaceuticals, Inc., a Texas corporation.

     (2) An Agreement of Merger and Plan of Reorganization, dated as of October , 1995 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations to the Merger in accordance with Title 8, Chapter 1, Section 252 of the Delaware Code.

     (3) The name of the surviving corporation of the merger is Chemex Pharmaceuticals, Inc.

     (4) The Certificate of Incorporation and By-laws, respectively, of Chemex Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, as amended and in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation and By-laws, respectively, of the surviving corporation, except that Article I of the Certificate of Incorporation is hereby amended to change the name of the surviving corporation to ACCESS Pharmaceuticals, Inc.

     (5) A copy of the executed Merger Agreement is on file at the principal place of business of the surviving corporation and its address is:

     2600 North Stemmons Freeway
     Suite 210
     Dallas, Texas 75207

     (6) A copy of the Merger Agreement will be furnished on request and without cost to any stockholder of either of the constituent corporations.

     (7) The respective officers and directors of the surviving corporation shall be as follows:

Officers:
President and Chief Executive Officer         Kerry P. Gray
Executive Vice President                      Dr. David F. Ranney
Secretary                                     Herbert H. McDade, Jr.
Assistant Secretary                           Stephen B. Thompson
Assistant Secretary                           Justin P. Morreale

     Directors:

     Class 1

---------------------------------------

---------------------------------------

     Class 2
     Dr. David F. Ranney
     Elizabeth M. Greetham

     Class 3

     Kerry P. Gray
     Herbert H. McDade, Jr.
     J. Michael Flinn

     Each to hold office until his or her successor is duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and By-laws of the surviving corporation.

     (8) The authorized capital stock of ACCESS Pharmaceuticals, Inc., a corporation organized under the laws of the State of Texas, consists of 10,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, par value $0.10 per share.

     (9) This Certificate of Merger shall become effective upon the later of (i) the filing thereof with the Secretary of State of the State of Delaware or (ii) the filing of Articles of Merger with the Secretary of State of the State of Texas.

Executed on               , 1996.
Chemex Pharmaceuticals, Inc.                     Access Pharmaceuticals, Inc.
By:                                              By:
---------------------------------------------    ---------------------------------------------
Name: Herbert H. McDade, Jr.                     Name: Kerry P. Gray
Title:  Chief Executive Officer                  Title:  President

ATTEST:                                          ATTEST:
By:                                              By:
---------------------------------------------    ---------------------------------------------
Name:                                            Name:
Title:                                           Title:

                                                                       EXHIBIT F

                          CHEMEX PHARMACEUTICALS, INC.

                             1995 STOCK OPTION PLAN

     1. DEFINITIONS. As used in this 1995 Stock Option Plan of Chemex Pharmaceuticals, Inc., the following terms shall have the following meanings:

     Award means the grant or sale pursuant to the Plan of any Option or SAR.

     Code means the Internal Revenue Code of 1986, as amended.

     Committee means a committee comprised of two or more Directors of the Company, appointed by the Board of Directors of the Company, responsible for the administration of the Plan, as provided in Section 4.

     Company means Chemex Pharmaceuticals, Inc., a Delaware corporation.

     Grant Date means the date on which an Option or SAR is granted, as specified in Section 7 or Section 10.

     Incentive Option means an Option that satisfies the requirements of Section 422 of the Code.

     Market Value means the closing bid price, if available, or otherwise the mean between the high and low sale prices of Common Stock on the stock exchange or market on which Common Stock is primarily traded on the date as of which such value is being determined or, if there shall be no bid or sale on that date, the fair market value for a share of the Stock on such date shall be as determined by the Committee.

     Nonstatutory Option means an Option that will not be treated as an Incentive Option.

     Option means an option to purchase shares of the Stock granted under the Plan, which shall be either an Incentive Option, Nonstatutory Option or Stock Appreciation Right.

     Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

     Optionee means a person eligible to receive an Option, as provided in
Section 6 or Section 10, to whom an Option shall have been granted under the Plan.

     Participant means any person to whom an Award shall have been granted.

     Person means any individual, corporation, partnership or other person or entity, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).

     Plan means this 1995 Stock Option Plan of the Company, as amended.

     Stock means the Common Stock, $.04 par value per share, of the Company.

     Stock Appreciation Right means the right, pursuant to an Award granted under Section 11 below, to surrender to the Company all (or a portion) of an Option in exchange for an amount equal to the difference between (i) the Market Value, as of the date such Option (or such portion thereof) is surrendered, of the shares of Stock covered by such Option (or such portion thereof) and (ii) the aggregate exercise price of such Option (or such portion thereof).

     2. PURPOSE. The Plan is intended to encourage ownership of the Stock by employees, consultants and directors of the Company and its subsidiaries and is intended to provide additional incentive for them to promote the success of the Company's business. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Options granted hereunder are required to be or to remain Incentive Options.

     3. TERM OF THE PLAN. Options under the Plan may be granted on or after September 14, 1995 but not later than September 14, 2005.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. No member of the Committee shall have received an Option during service on the Committee or during the one-year period preceding such service, other than an Option received pursuant to Section 10. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make the following determinations with respect to each Option to be granted by the Company to any employee of the Company or a subsidiary: (a) whether the Option will be an Incentive Option, Nonstatutory Option or Stock Appreciation Right;
(b) the person to receive the Option; (c) the time of granting the Option; (d) the number of shares subject to the Option; (e) the option price; (f) the vesting period (if any) applicable to, and the term of, any Option; (g) the restrictions (if any) to be imposed upon transfer of shares of the Stock purchased by the Optionee upon the exercise of the Option; and (h) whether and under what circumstances an Option may be settled in cash or Stock. The Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determination on the matters referred to in this Section 4 shall be conclusive.

     5. STOCK SUBJECT TO THE PLAN. The Plan covers 2,000,000 shares of Stock, subject, however, to the provisions of Section 17. The number of shares purchased pursuant to the exercise of Options granted under the Plan and the number of shares subject to outstanding Options granted under the Plan shall be charged against the shares covered by the Plan; but shares subject to Options which terminated without being exercised shall not be so charged. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

     6. ELIGIBILITY. An Incentive Option may be granted only to an employee of the Company or one or more of its subsidiaries. A Nonstatutory Option or Stock Appreciation Right may be granted to any person designated by the Committee. Any person who, within the meaning of Section 422(b)(6) of the Code, is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of a parent or subsidiary corporation thereof) shall be eligible to receive an Incentive Option only if the option price of such Incentive Option is at least 110% of the Market Value as of the Grant Date and the term of such Incentive Option is not more than five years.

     7. TIME OF GRANTING OPTIONS. Subject to the provisions of the Plan, the granting of Options shall take place at the time specified by the Committee.

     8. OPTION PRICE. Subject to the provisions of the Plan, the option price shall be determined by the Committee, but the option price for each Incentive Option shall be the Market Value on the Grant Date.

     9. MAXIMUM SIZE OF OPTIONS. The aggregate Market Value of Stock for which Incentive Options become exercisable by an Optionee for the first time in any calendar year shall not exceed $100,000. To the extent that such aggregate Market Value exceeds $100,000, those Options intended to be Incentive Options shall be treated as Nonstatutory Options. For purposes of this Section 9, all Incentive Options granted to an Optionee by the Company shall be considered in the order in which they were granted, and the Market Value shall be determined as of each Grant Date. The maximum number of Options which may be granted in any fiscal year to any one individual is 500,000.

     10. FORMULA AWARDS.

          10.1. AUTOMATIC GRANTS. On each date that a Non-Employee Director (as defined below) is reelected to the Board of Directors by the stockholders of the Company, such Non-Employee Director shall receive a Nonstatutory Option for the purchase of 20,000 shares of Stock. On the date that a Non-Employee Director is initially elected or appointed by the Board of Directors such Non-Employee Director shall receive a Nonstatutory Option to purchase 30,000 shares of Stock.

          10.2. TERM AND VESTING. Each Option granted under Section 10.1 shall expire at the earlier of (i) 90 days after such Non-Employee Director no longer serves as a director of the Company or (ii) the end of ten years and one day after the Grant Date. Each Option shall be fully exercisable six (6) months after the Grant Date.

          10.3. NON-EMPLOYEE DIRECTOR. For purposes of the grant of Options hereunder upon appointment, election or reelection to the Board of Directors, "Non-Employee Director" shall mean a member of the Board of Directors who is not an employee of the Company on the date of such election or reelection, as applicable.

     11. STOCK APPRECIATION RIGHTS.

          11.1. PROVISION FOR GRANT. Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan. In the case of a Nonstatutory Option, such rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Option, such rights may be granted only at the time of the grant of such Option.

          11.2. TERMINATION. A Stock Appreciation right or applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise determined by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Option shall not be reduced until the number of shares covered by an exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right.

          11.3. MANNER AND EFFECT OF EXERCISE. A stock Appreciation Right may be exercised by an Optionee, in accordance with Section 11.4, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in Section 11.4. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

          11.4. OTHER TERMS AND CONDITIONS. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem appropriate:

             (a) EXERCISABILITY. Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate, if any, shall be exercisable in accordance with the provision of the Plan; provided, however, that a Stock Appreciation Right granted subsequent to the grant of the related Option shall not be exercisable during the first six months of its term; and provided, further, however, that a Stock Appreciation Right granted in connection with an Incentive Option may be exercised only if and when the market price of the Stock subject to the Incentive Option exceeds the exercise price of such Stock Option.

             (b) AMOUNT PAYABLE. Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Market Value of one share of Stock over the option price per share specified in the related Option, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. The Committee shall determine the form of payment.

             (c) TRANSFERABILITY. Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Option would be transferable under the Plan.

     12. EXERCISE OF OPTION. In order to exercise an Option, the Optionee shall give written notice of exercise to the Chief Financial Officer of the Company. The Optionee shall enclose a personal check equal to the option price or shares of Stock with a Market Value on the purchase date at least equal to the option price. The Company shall deliver or cause to be delivered to the Optionee a certificate for the number of shares then being purchased by him. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or the Optionee to take any action in connection with shares being purchased upon exercise of the Option, exercise of the Option and delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action. Each outstanding Option shall be reduced by one share for each share of the Stock purchased upon exercise of the option.

     13. PURCHASE FOR INVESTMENT. Unless the shares to be issued upon exercise of an Option have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Company shall be under no obligation to issue any shares covered by any Option unless the person who exercises the Option, in whole or in part, shall give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Each certificate representing a share of Stock issued pursuant to the exercise of an Option may bear a reference to any investment representation made in accordance with this Section 13 and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to that Stock.

     14. WITHHOLDING; NOTICE OF DISPOSITION OF STOCK PRIOR TO EXPIRATION OF SPECIFIED HOLDING PERIOD.

          14.1. Whenever shares are to be issued upon exercise of an Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements (whether so required to secure for the Company an otherwise available tax deduction or otherwise) if and to the extent required by law prior to the delivery of any certificate or certificates for such shares.

          14.2. The Company may require as a condition to the issuance of shares covered by any Incentive Option that the person exercising the Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she will report to the Company any disposition of those shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that the disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the person making the disposition remit to the Company an amount sufficient to satisfy those requirements.

     15. TRANSFERABILITY OF OPTIONS. Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee; provided, however, the Committee may grant Options that are transferable, without payment of consideration, to immediate family members of the Optionee or to trusts or partnerships for such family members. The Committee may also amend outstanding Options to provide for such transferability.

     16. REORGANIZATION OF THE COMPANY. Notwithstanding any provisions of this Plan to the contrary, including those with respect to vesting contained herein, Options herein granted may be exercised (in the manner set forth herein) for the full number of shares covered upon the occurrence of any of the following events subsequent to the effective date of this Plan (other than pursuant to the currently contemplated merger of the Company and Access Pharmaceuticals, Inc.):

          (a) any Person or Persons acting as a group, become(s) after the date of this Agreement the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting shares (or shares convertible into voting shares) representing 25% or more of the Company's then outstanding voting shares (or shares convertible into voting shares); or

          (b) there shall be a sale of all, or substantially all, of the Company's assets, or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in this transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of Directors) of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction;

provided, however, the provisions of this Section which would otherwise be applicable, shall not apply to a merger or consolidation which does not change any voting securityholder's percentage ownership of the outstanding voting stock in any successor to the Company from the percentage of such stock beneficially owned by such holder in the Company prior to such merger or consolidation, and shall not apply to a transfer of all or substantially all of the assets of the Company to a wholly-owned subsidiary of the Company.

     17. ADJUSTMENT OF NUMBER OF SHARES. In the event of any stock dividend payable in the Stock or any split-up or contraction in the number of shares of the Stock occurring after the date of the agreement and prior to the exercise in full of the Option, the number of shares for which the Option may thereafter be exercised shall be proportionately adjusted. In case of any reclassification or change of outstanding shares of the Stock, shares of stock or other securities equivalent in kind and value to those shares which a holder would have received if he or she had held the full number of shares of the Stock subject to the Option immediately prior to such reclassification or change and had continued to hold those shares (together with all other shares, stock and securities thereafter issued in respect thereof) to the time of exercise of the Option shall thereupon be subject to the Option. Subject to the provisions of Section 16, in case of any consolidation or merger of the Company with or into another company or in case of any sale or conveyance to another company or entity of the property of the Company as a whole, the Option shall terminate and, to the extent that the value of the shares of stock, other securities or cash which a stockholder is entitled to receive for one share of Stock in connection with such transaction exceeds the option price of the Option, the Optionee shall be entitled to receive either cash or shares of stock or other securities equivalent in kind to the cash or those shares which a holder would have received if he or she had exercised the Option in full (to the extent then exercisable) and held the total number of shares of the Stock subject to such Option immediately prior to such consolidation, merger, sale or conveyance and with a value equal to such excess amount multiplied by the number of shares he or she would have received if he or she so exercised the Option at such time. Subject to the provisions of Section 16, upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time in the employ of the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the full extent not theretofore exercised. No fraction of a share shall be purchasable or deliverable, but in the event any adjustment of the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares. In the event of changes in the outstanding Common Stock by reason of any stock dividend, split-up, contraction, reclassification, or change of outstanding shares of the Stock of the nature contemplated by this Section 17, the number of shares of the Stock available for the purpose of the Plan as stated in Section 5 shall be correspondingly adjusted.

     18. LIMITATION OF RIGHTS IN OPTION STOCK. The Optionee shall have no rights as a stockholder in respect of shares as to which his or her Option shall not have been exercised, certificates issued and delivered and payment as herein provided made in full, and shall have no rights with respect to such shares not expressly conferred by this Plan.

     19. STOCK RESERVED. The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all other fees and expenses necessarily incurred by the Company in connection therewith.

     20. PURCHASE FOR INVESTMENT. The Optionee shall make such representations with respect to investment intent and the method of disposal of optioned shares as the Board of Directors of the Company may deem advisable in order to assure compliance with applicable securities laws.

     21. TERMINATION AND AMENDMENT OF PLAN. The Board of Directors of the Company may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable, provided, however, that, if required by applicable law with respect to a certain modification, the Board shall seek the approval of such modification by the holders of a majority of the outstanding Stock present or represented and entitled to vote at a meeting of the stockholders of the Company, and further provided, that the Board of Directors of the Company may not amend the Plan more than once in any six (6) month period so as to modify Section 10, except that the Board of Directors may make an amendment to Section 10 to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations under either such statute. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of that Optionee under that Option.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, Bylaws and indemnification agreements.

     Article X of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents of the Registrant to the fullest extent currently permitted under the DGCL.

     In addition, Article X of the Registrant's Certificate of Incorporation, provides that neither the Registrant nor its stockholders may recover monetary damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless such breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transactions for which the director derived an improper personal benefit. The By-Laws of the Registrant provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

     The Registrant has entered into indemnification agreements with certain of its directors and executive officers. These agreements provide rights of indemnification to the full extent allowed and provided for by Section 145 of the DGCL and the Certificate of Incorporation and Bylaws of Chemex.

ITEM 21. EXHIBITS

a. Financial Statements and Exhibits.

     1. FINANCIAL STATEMENTS. The following financial statements are submitted as part of this report with respect to both the Registrant and ACCESS Pharmaceuticals, Inc.:

        Independent Auditors' Report


        Balance Sheets -- September 30, 1995 and December 31, 1994 and 1993



        Statements of Operations -- Years Ended December 31, 1994, 1993 and 1992 and the nine month periods ended September 30, 1995 and September 30, 1994


        Statements of Stockholders' Equity -- Years Ended December 31, 1994, 1993 and 1992


        Statements of Cash Flows -- Years Ended December 31, 1994, 1993 and 1992 and the nine month periods ended September 30, 1995 and September 30, 1994


        Notes to Financial Statements

     2. FINANCIAL STATEMENT SCHEDULE. All schedules have been omitted as they are not required.

     3. EXHIBITS


EXHIBIT
NUMBER
------
 +2.0        Agreement of Merger and Plan of Reorganization between the Registrant and ACCESS
             Pharmaceuticals, Inc. (Included as Exhibit A to Proxy Statement/Prospectus)
  3.0        Certificate of Incorporation and Bylaws:
  3.1        Certificate of Incorporation (Incorporated by reference to Exhibit 3(a) of the
             Chemex Form 8-B dated July 12, 1989, Commission File Number 0-9134)
  3.2        Bylaws (Incorporated by referenced to Exhibit 3(b) of the Chemex Form 8-B dated
             July 12, 1989, Commission File Number 0-9314)
 +5.0        Opinion of Bingham, Dana & Gould with respect to the legality of the shares being registered including Consent
  8.0        Form of Opinion of Bingham, Dana & Gould regarding tax matters including
             Consent.
 10.0        Material contracts:
*10.1        Employee Stock Ownership Plan (Incorporated by reference to Exhibit 10 of the
             Chemex Form 10-K for the year ended December 31, 1986, Commission File Number
             0-9314)
*10.2        Employee Stock Ownership Trust (Incorporated by reference to Exhibit 10 of the
             Chemex Form 10-K for the year ended December 31, 1986, Commission File Number
             0-9314)
*10.3 (a)    Employment Agreement of Mr. Herbert H. McDade, Jr. (Incorporated by reference to
             Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1988,
             Commission File Number 0-9314)
*10.3 (b)    First Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated July
             31, 1989 (Incorporated by reference to Exhibit 10.5(b) of the Chemex Form S-I dated November 7, 1989, Commission File Number 33-306S5)
*10.3 (c)    Second Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated
             December 13, 1989 (Incorporated by reference to Exhibit 10.3(a) of the Chemex
             Form 10-K for the year ended December 31, 1990)
*10.3 (d)    Third Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated July
             11, 1990 (Incorporated by reference to Exhibit 10.3(a) of the Chemex Form 10-K for the year ended December 31, 1990)

EXHIBIT
NUMBER
------
*10.3 (e)    Fourth Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated
             June 25, 1991 (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1991)
*10.3 (f)    Fifth Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated
             December 31, 1991 (Incorporated by reference to Exhibit 10.6 of the Chemex Form
             10-Q for the quarter ended June 30, 1994)
*10.3 (g)    Sixth Amendment to Employment Agreement of Mr. Herbert H. McDade, Jr. dated
             April 29, 1994 (Incorporated by reference to Exhibit 10.6 of the Chemex Form
             10-Q for the quarter ended June 30, 1994)
*10.4        Consultants Agreement with Dr. Charles G. Smith for scientific and business advice dated October 4. 1991 (Incorporated by reference to Exhibit 10 of the
             Chemex Form 10-K for the year ended December 31,1991)
 10.5        Joint Venture and General Partnership Agreement between Block Drug Company and
             Chemex Pharmaceuticals, Inc., dated June 20, 1990, (Incorporated by reference to
             Exhibit 28.1 of the Chemex Form 5-3 dated August 5, 1991, Commission File Number
             33-42052)
 10.6        Products Development Agreement between Block/Chemex, G.P. and Chemex
             Pharmaceuticals, Inc. dated June 20, 1991, (incorporated by reference to Exhibit
             28.2 of the Chemex Form S-3 dated August 5, 1991, Commission File Number
             33-42052)
 10.7        Patent Purchase Agreement between Block Drug Company, Inc. and Chemex
             Pharmaceuticals, Inc. dated June 20, 1992, (Incorporated by reference to Exhibit
             28.2 of the Chemex Form S-3 dated August 5 1991, Commission File Number
             33-42052)
 10.8        Irrevocable Assignment of Proprietary Information with Dr. Charles G. Smith
             (Incorporated by reference to Exhibit 10.6 of the Chemex Form 10-K for the year ended December 31, 1991)
 10.9        Lease Agreement with DAL Associates dated August 31, 1991 (Incorporated by reference to Exhibit 10.13 of the Chemex Form 10-K for the year ended December
             31, 1991)
*10.10       Option Agreement with Mr. Vernon Taylor III dated September 25, 1990
             (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1990)
 10.11       Loan and Security Agreement with Sentinel Charitable Remainder Trust dated May
             18, 1990 (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1990)
 10.12       Conversion Agreement with Sentinel Charitable Remainder Trust dated June 18,
             1990 (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1990)
 10.13       Advisory Agreement with D. Blech & Company, Inc. dated November 8, 1990
             (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1990)
 10.14       Asset Purchase Agreement with Block Drug Company dated June 29, 1990
             (Incorporated by reference to Exhibit 10 of the Chemex Form 10-K for the year ended December 31, 1990)
 10.15       Assignment by Block Drug to Joint Venture of Block/Penederm, Inc. Agreement
             dated March 24, 1993 (Incorporated by reference to Exhibit 10 of the Chemex Form
             10-K for the year ended December 31,1993)
 10.16       Sale of 10% interest in the Block/Chemex Joint Venture by Chemex
             Pharmaceuticals, Inc. to the Block Drug Company, Inc. (Incorporated by reference to Exhibit 6 of the Chemex Form 10-Q for the quarter ended June 30, 1994)

EXHIBIT
NUMBER
------
 10.17       Asset Distribution Agreement among Block Drug Company, Inc., Chemex
             Pharmaceuticals, Inc. and Block/Chemex, G.P. dated December 31, 1994
             (Incorporated by reference to Exhibit 10.22 of the Chemex Form 10-Q for the quarter ended March 31, 1995)
 10.18       Assignment Agreement -- Amlexanox, dated December 31, 1994 by and among
             Block/Chemex, G.P., Chemex Pharmaceuticals, Inc. and Block Drug Company, Inc.
             (incorporated by reference to Exhibit 10.23 of the Chemex Form 10-Q for the quarter ended March 31, 1995)
 10.19       Takeda Chemical Industries, Ltd. Consent and Agreement, dated March 17, 1995
             (Incorporated by reference to Exhibit 10.24 of the Chemex Form 10-Q for the quarter ended March 31, 1995)
 10.20       Assignment Agreement -- Penederm Agreements dated December 31, 1994
             (Incorporated by reference to Exhibit 10.25 of the Chemex Form 10-Q for the quarter ended March 31, 1995)
 10.21       Letter dated March 17, 1995 from Block Drug Company, Inc. to Chemex as to Chemex option to assign Chemex share of Amlexanox ownership to Block for non-refundable upfront royalty payment and future royalties (Incorporated by reference to
             Exhibit 10.26 of the Chemex Form 10-Q for the quarter ended March 31, 1995)
 10.22       Agreement between Block and Chemex regarding the purchase of bulk Amlexanox from
             Takeda dated May 4, 1995 (Incorporated by reference to Exhibit 10.27 of the
             Chemex Form 10-Q for the quarter ended June 30, 1995)
 10.23       Asset Purchase and Royalty Agreement between Block and Chemex dated June 7, 1995
             (Incorporated by reference to Exhibit 10.24 of the Chemex Form 10-Q for the quarter ended June 30, 1995)
 23.0        Consents of experts and counsel:
 23.1        Consent of KPMG Peat Marwick LLP, independent auditors
 23.2        Consent of Smith, Anglin & Co., independent auditors
 23.3        Consent of Advisory Capital Partners
 23.4        Consent of Bingham, Dana & Gould, counsel to the Registrant (included in Exhibit
             5)
 23.5        Consent of Bingham, Dana & Gould, counsel to Registrant regarding opinion on tax matters (included in Exhibit 8)
 24          Power of Attorney (included on signature page)
+99          Form of Proxy Cards.


---------------
* Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 14(c) of this report


+ Previously filed.


ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on December 14, 1995.


                                          CHEMEX PHARMACEUTICALS, INC.

                                          By: /s/  Herbert H. McDade, Jr.

                                            ------------------------------------
                                            Name: Herbert H. McDade, Jr.
                                            Title: Chairman of the Board, Chief
                                                Executive Officer, President
                                                and Treasurer

                        POWER OF ATTORNEY AND SIGNATURES

     Each person whose signature appears below constitutes and appoints Herbert
H. McDade, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in or him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of Chemex Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 14, 1995.



                    SIGNATURE                                            TITLE
--------------------------------------------------        -----------------------------------
           /s/  HERBERT H. MCDADE, JR.                    Chairman of the Board Chief
--------------------------------------------------        Executive Officer, President and
              Herbert H. McDade, Jr.                      Treasurer
                        *                                 Director
--------------------------------------------------
                Vernon Taylor III
                        *                                 Director
--------------------------------------------------
                 J. Michael Flinn
                        *                                 Director
--------------------------------------------------
                 Charles G. Smith

                    SIGNATURE                                            TITLE
--------------------------------------------------        -----------------------------------
                        *                                 Director
--------------------------------------------------
              Elizabeth M. Greetham
                        *                                 Director
--------------------------------------------------
                 Paul P. Woolard
                        *                                 Director
--------------------------------------------------
                 Sanford D. Smith

     *By:  /s/  Herbert H. McDade, Jr.
         -----------------------------------------
              Herbert H. McDade, Jr.
                 Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                  DESCRIPTION                                 PAGE NO.
-----------   -------------------------------------------------------------------------  --------
     8.0      Form of Opinion of Bingham, Dana & Gould with respect to tax matters
              including Consent........................................................     11-9
    23.1      Consent of KPMG Peat Marwick LLP, independent auditors...................    11-11
    23.2      Consent of Smith, Anglin & Co., independent auditors.....................    11-12
    23.3      Consent of Advisory Capital Partners.....................................    11-13
    23.4      Consent of Bingham, Dana & Gould, counsel to the Registrant (included in
              Exhibit 5)...............................................................        -
    23.5      Consent of Bingham, Dana & Gould, counsel to the Registrant regarding tax
              matters (included in Exhibit 8)..........................................        -